Exhibit 10.19

Execution Version

AUNA S.A.A.

U.S.$300,000,000

6.500% SENIOR NOTES DUE 2025

INDENTURE

Dated as of November 20, 2020

AUNA S.A.A., as Issuer

The GUARANTORS Party Hereto,

and

CITIBANK, N.A.,

as Trustee, Paying Agent, Registrar and Transfer Agent

List of Schedules:

Schedule 1	List of Guarantors

List of Exhibits:

Exhibit A	Form of Note

Exhibit B	Form of Certificate for Exchange or Transfer of Restricted Global Note

Exhibit C	Form of Certificate for Exchange or Transfer of Regulation S Global Note

INDENTURE, dated as of November 20, 2020, among AUNA S.A.A., an openly held corporation (sociedad anónima abierta) incorporated under the laws of Peru (the “Issuer”), the GUARANTORS listed in Schedule 1 hereto (each individually, together with its successors, a “Guarantor”, and collectively, the “Guarantors”) and Citibank, N.A., a national banking association duly organized and existing under the laws of the United States, as trustee (in such capacity, the “Trustee”), paying agent (in such capacity, the “Paying Agent”), registrar (in such capacity, the “Registrar”) and transfer agent.

WITNESSETH

WHEREAS, the Issuer has duly authorized the execution and delivery of this Indenture to provide for the issuance of the Issuer’s 6.500% Senior Notes due 2025 (the “Notes”); and

WHEREAS, all things necessary to make this Indenture a valid, legal and binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms, have been done.

NOW, THEREFORE, to set forth or to provide for the establishment of the terms and conditions upon which the Notes are to be authenticated, issued and delivered, and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed as follows, for the equal and proportionate benefit of all Holders of the Notes:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The following terms, as used herein, shall have the following meanings:

“Acceptable Commitment” has the meaning specified in Section 4.1(e).

“Actual Knowledge” means, with respect to any Person, actual knowledge of any officer (or similar agent) of such Person responsible for the administration of the transactions effected by this Indenture and the Notes or such officer (or similar agent) as shall have been designated by such Person in this Indenture and the Notes to receive written communications in connection therewith.

“Additional Amounts” has the meaning specified in Section 2.12(a).

“Additional Assets” means:

(1) any property, plant, equipment or other asset (excluding working capital or current assets) to be used by the Issuer or a Restricted Subsidiary in a Similar Business;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Issuer or a Restricted Subsidiary; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in a Similar Business.

“Additional Notes” has the meaning specified in Section 2.11.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) when used with respect to any Person means possession, directly or indirectly, of the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Affiliate Transaction” has the meaning specified in Section 4.1(i).

“Applicable Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Applicable Procedures” has the meaning specified in Section 2.6(b).

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance, or other disposition (including a Sale/Leaseback Transaction), or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Issuer or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1) a disposition of assets by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Restricted Subsidiary;

(2) the disposition of cash or Cash Equivalents in the ordinary course of business;

(3) the disposition by the Issuer or any Restricted Subsidiary in the ordinary course of business of (i) cash management investments, (ii) inventory and other assets acquired and held for resale, (iii) damaged, worn out or obsolete assets, (iv) rights granted to others pursuant to leases or licenses, (v) any property, rights or assets upon expiration in accordance with the terms of any concession or (vi) property, plant or equipment that is no longer used or useful in the business of the Issuer or a Restricted Subsidiary;

(4) the sale or discount of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

(5) the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to Section 4.3 or any disposition that constitutes a Change of Control pursuant to this Indenture;

(6) an issuance of Capital Stock by a Restricted Subsidiary to the Issuer or to a Wholly-Owned Subsidiary;

(7) for purposes of Section 4.1(e) only, the making of a Permitted Investment (other than a Permitted Investment to the extent such transaction results in the receipt of cash or Cash Equivalents by the Issuer or its Restricted Subsidiaries) or a disposition subject to Section 4.1(f);

(8) dispositions of assets in a single transaction or a series of related transactions with an aggregate Fair Market Value in any fiscal year of less than U.S.$15.0 million (or the equivalent in other currencies);

(9) the creation of a Permitted Lien and dispositions in connection with Permitted Liens;

(10) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy, liquidation, dissolution or similar proceedings and exclusive of factoring or similar arrangements;

(11) the issuance of Disqualified or Preferred Stock pursuant to Section 4.1(d);

(12) (i) the licensing or sublicensing of intellectual property or other general intangibles in the ordinary course of business and (ii) the abandonment or other disposition of intellectual property that is, in the reasonable judgment of management of the Issuer or the relevant Restricted Subsidiary, no longer economically convenient to maintain or useful in the conduct of conduct of the business of the Issuer or the relevant Restricted Subsidiaries;

(13) the lease, assignment, licensing or sub lease or sub licensing of any real or personal property in the ordinary course of business;

(14) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims; and

(15) any sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary.

“Asset Disposition Offer” has the meaning specified in Section 4.1(e).

“Asset Disposition Offer Amount” has the meaning specified in Section 4.1(e)(ii).

“Asset Disposition Purchase Date” has the meaning specified in Section 4.1(e).

“Asset Swap” means an exchange (or concurrent purchase and sale) of property, plant, equipment or other assets (excluding working capital or current assets) of the Issuer or any of its Restricted Subsidiaries for Additional Assets of another Person.

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the Sale/Leaseback Transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with IFRS; provided that if such Sale/Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”

“Authentication Order” has the meaning specified in Section 2.2.

“Authorized Agent” means the collective reference to the Paying Agent(s), Registrar, any other co-security registrar appointed hereunder, and any Transfer Agent(s).

“Authorized Officer” means, (1) in the case of the Issuer, the individual(s) (who may include directors of the Issuer) whose signatures and incumbency shall have been certified by the Issuer in an Officers’ Certificate delivered to the Trustee which are legally entitled to represent the Issuer or (2) in the case of any other Person, the chairman of the board, chief executive officer, chief financial officer or accounting officer, any vice president or any corporate officer of such Person responsible for the administration of the transactions effected by this Indenture and the Notes.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act.

“Board of Directors” means with respect to any Person, the board of directors or similar governing body of such Person serving a similar function or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in Lima, Peru or New York City, United States are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, certificates of participation, participations or other equivalents of or interests in (however designated and whether or not having voting rights) equity of such Person, including each class of Common Stock, Preferred Stock and limited liability interests or partnership interests (whether general or limited), but excluding any debt securities convertible or exchangeable into such equity.

“Capitalized Lease Obligation” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with IFRS, except for any lease that would have been considered an operating lease under IFRS as in effect immediately prior to the adoption of IFRS 16 (Leases). The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with IFRS, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1) U.S. dollars, Peruvian soles, Colombian pesos or other currencies held by the Issuer or any Restricted Subsidiary from time to time in the ordinary course of business;

(2) securities issued or directly and fully Guaranteed or insured by the United States government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(3) marketable obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of “A” or better from either S&P or Moody’s or carrying an equivalent rating by an internationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments;

(4) marketable general obligations issued by, or unconditionally Guaranteed by, the government or any political subdivision or public instrumentality of any jurisdiction in which the Issuer and its Restricted Subsidiaries have substantial operations or issued by any agency thereof and backed by the full faith and credit of such government, in each case so long as such obligations have an Investment Grade Rating by at least two Rating Agencies, and maturing within one year from the date of acquisition thereof;

(5) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by (i) any U.S. commercial bank the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by S&P, or “A” or the equivalent thereof by Moody’s or carrying an equivalent rating by an internationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments, and having combined capital and surplus in excess of U.S.$500.0 million, or (ii) with respect to any such deposits or instruments in a non U.S. jurisdiction, any commercial bank in such jurisdiction having one of the four highest international or local ratings obtainable from S&P, Fitch or Moody’s (or their respective local affiliates), or carrying an equivalent rating by a Rating Agency, if any of such named Rating Agencies cease publishing ratings of investments;

(6) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3), (4) and (5) entered into with any bank meeting the qualifications specified in clause (5) above;

(7) commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s or carrying an equivalent rating by an internationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and

(8) interests in any investment company or money market fund which invests 90% or more of its assets in instruments of the type specified in clauses (1) through (7) above.

“Change of Control” means the occurrence of one or more of the following events:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries taken as a whole to any Person (including any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d) of the Exchange Act or any successor provisions to other of the foregoing)) other than to one or more Permitted Holders;

(2) the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a Permitted Holder) becomes the “beneficial owner” (as such term is used in Section 13(d) and 14(d) of the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Issuer, measured by voting power rather than number of shares; or

(3) the adoption of a plan relating to the liquidation or dissolution of the Issuer.

“Change of Control Event” means the occurrence of both a Change of Control and a Ratings Decline in respect thereof.

“Change of Control Offer” has the meaning specified in Section 4.4(a).

“Change of Control Payment” has the meaning specified in Section 4.4.

“Change of Control Payment Date” has the meaning specified in Section 4.4.

“Clearstream” means Clearstream Banking Luxembourg, a division of Clearstream International, société anonyme, and its successors.

“Code” has the meaning specified in Section 2.12.

“Colombia” means the Republic of Colombia.

“Commodity Agreement” means any commodity futures contract, commodity swap, commodity option or other similar agreement or arrangement entered into by the Issuer or any Restricted Subsidiary designed to protect the Issuer or any of its Restricted Subsidiaries against fluctuations in the price of commodities actually used in the ordinary course of business of the Issuer and its Restricted Subsidiaries.

“Common Stock” means with respect to any Person, any and all shares, interests, certificates of participation or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock, whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity of November 20, 2023.

“Comparable Treasury Price” means, with respect to any redemption date (1) the average calculated by the Independent Investment Banker of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotation obtained by the Independent Investment Banker or (2) if fewer than four such Reference Treasury Dealer Quotations are obtained, the average of all such quotations.

“Consolidated Adjusted EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1) increased (without duplication) by the following items to the extent deducted in calculating such Consolidated Net Income:

(a) Consolidated Interest Expense; plus

(b) Consolidated Income Taxes; plus

(c) consolidated depreciation and amortization expense; plus

(d) any net loss resulting in such period from currency translation gains or losses; plus

(e) all fees, costs and expenses incurred in connection with the offering of the Notes as disclosed under “Use of Proceeds” in the Offering Memorandum; plus

(f) other non-cash charges reducing Consolidated Net Income, including any write-offs or write-downs (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was capitalized at the time of payment) and non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors or employees; plus

(g) pre-operating expenses for projects under construction and business development expenses for new projects; plus

(h) change in fair value of assets held for sale and loss on sale of investments in associates; and

(2) decreased (without duplication) by non-cash items increasing Consolidated Net Income of such Person for such period (including any net gain resulting in such period from currency translation gains or losses, and excluding any items which represent the reversal of any accrual of, or reserve for, anticipated cash charges that reduced Consolidated Adjusted EBITDA for Consolidated Interest Expense in any prior period).

Notwithstanding the foregoing, clause (1)(b) through (h) relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated Adjusted EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (1)(b) through (h) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be distributed as a dividend or distribution to the Issuer by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Income Taxes” means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are calculated by reference to the income or profits or capital of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period).

“Consolidated Interest Expense” means, with respect to any Person for any period, the total interest expense (net of any interest income) of such Person and its Restricted Subsidiaries determined on a consolidated basis, whether paid or accrued, plus, to the extent not included in such interest expense:

(1) interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with IFRS, and the interest component of any deferred payment obligations;

(2) amortization of debt discount (including the amortization of original issue discount resulting from the issuance of Indebtedness at less than par) and debt issuance costs;

(3) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(4) the interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries;

(5) the net costs under Hedging Obligations (including amortization of fees) in respect of Indebtedness or that are otherwise treated as interest expense or equivalent under IFRS; provided that if Hedging Obligations result in net benefits rather than costs, such benefits will be credited to reduce Consolidated Interest Expense unless, pursuant to IFRS, such net benefits are otherwise reflected as a cash gain in Consolidated Net Income;

(6) interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period or is otherwise non-cash interest expense;

(7) all dividends paid or payable, in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of such Person or on Preferred Stock of its Non-Guarantor Subsidiaries payable to a party other than the Issuer or a Wholly- Owned Subsidiary; and

(8) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Issuer and its Restricted Subsidiaries) in connection with Indebtedness Incurred by such plan or trust.

For purposes of the foregoing, total interest expense will be determined (i) after giving effect to any net payments made or received by the Issuer and its Subsidiaries with respect to Interest Rate Agreements and (ii) exclusive of amounts classified as other comprehensive income in the balance sheet of the Issuer. Notwithstanding anything to the contrary contained herein, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction pursuant to which the Issuer or its Restricted Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Interest Expense.

“Consolidated Net Income” means, for any period, the net income (loss) of the Issuer and its Restricted Subsidiaries determined on a consolidated basis, in accordance with IFRS; provided that there will not be included in such Consolidated Net Income on an after tax basis:

(1) any net income (loss) of any Person if such Person is not a Restricted Subsidiary or that is accounted for by the equity method of accounting, except that:

(a) subject to the limitations contained in clauses (3) through (6) below, the Issuer’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Issuer or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

(b) the Issuer’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Issuer or a Restricted Subsidiary;

(2) solely for the purpose of determining the amount available for Restricted Payments under clause (C)(i) of the first paragraph of Section 4.1(f), any net income (but not loss) of any Restricted Subsidiary (other than a Guarantor) if such Restricted Subsidiary is subject to prior government approval or other restrictions due to the operation of its charter or any agreement, instrument, judgment, decree, order, statute, rule or government regulation (which have not been waived), directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Issuer, except that:

(a) subject to the limitations contained in clauses (3) through (6) below, the Issuer’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Issuer or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

(b) the Issuer’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(3) any gain or loss (less all fees and expenses relating thereto) realized upon sales or other dispositions of any assets of the Issuer or such Restricted Subsidiary, other than in the ordinary course of business, as determined in good faith by the Board of Directors of the Issuer;

(4) any income or loss from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments;

(5) any extraordinary gain or loss; and

(6) the cumulative effect of a change in accounting principles.

“Corporate Trust Office” will be at the address of the Trustee specified in Section 10.5 hereof or such other address as to which the Trustee may give notice to the Issuer.

“Covenant Defeasance” has the meaning specified in Section 6.4(d).

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary designed solely to hedge foreign currency risk of such Person.

“Debt Facility” means one or more debt facilities or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (and whether or not with the original administrative agent, lenders or trustee or another administrative agent or agents, other lenders or trustee and whether provided under any credit or other agreement).

“Default” means any event or condition that is, or after notice or passage of time or both would be, an Event of Default.

“Definitive Notes” has the meaning specified in Section 2.3(a).

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof) or upon the happening of any event:

(1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2) is convertible into or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Issuer or a Restricted Subsidiary (it being understood that upon such conversion or exchange it shall be an Incurrence of such Indebtedness or Disqualified Stock)); or

(3) is redeemable at the option of the holder of the Capital Stock in whole or in part,

in each case on or prior to the date that is 91 days after the earlier of the final Maturity Date of the Notes or the date the Notes are no longer outstanding; provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Issuer or its Restricted Subsidiaries to repurchase such Capital Stock upon the occurrence of a Change of Control or Asset Disposition shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or exchangeable or for which it is redeemable) provide that the Issuer or its Restricted Subsidiaries, as applicable, are not required to repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or exchangeable or for which it is redeemable) pursuant to such provision prior to compliance by the Issuer with Section 4.1(e) and Section 4.4 and such repurchase or redemption complies with Section 4.1(f).

“Dollars” or “U.S.$” means the lawful currency for the time being in the United States of America.

“DTC” means The Depository Trust Company, a New York Corporation.

“DTC Participants” has the meaning specified in Section 2.3(b).

“Email Recipient” has the meaning specified in Section 8.2(u).

“Equity Offering” means the primary issuance and sale for cash by the Issuer or any direct or indirect parent of the Issuer, as applicable, of its Qualified Capital Stock (in the case of an offering by any direct or indirect parent of the Issuer, to the extent such cash proceeds are contributed to the Issuer) to any Person other than an Affiliate of the Issuer.

“Euroclear” means the Euroclear Bank, S.A./N.V., as operator of the Euroclear System, and its successors.

“Event of Default” has the meaning specified in Section 5.1(a).

“Excess Proceeds” has the meaning specified in Section 4.1(e).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Excluded Subsidiary” means (a) each Restricted Subsidiary that is not a Wholly-Owned Subsidiary, (b) each Restricted Subsidiary that is prohibited from guaranteeing the Notes by any requirement of law or that would require consent, approval, license or authorization of a governmental authority to Guarantee the Notes as determined in good faith by the Board of Directors of the Issuer whose determination will be conclusive and evidenced by a Board Resolution, and such consent, approval, license or authorization has not been obtained, (c) each Restricted Subsidiary that is prohibited by any applicable contractual requirement from guaranteeing the Notes on the Issue Date or at the time such Restricted Subsidiary becomes a Restricted Subsidiary (to the extent such contractual requirement arises from a contract entered into in the ordinary course of business and, in the case of acquisitions of a Restricted Subsidiary, such requirement is not incurred in contemplation of the Restricted Subsidiary being acquired, in each case for so long as such restriction or any replacement or renewal thereof is in effect); and (d) any Unrestricted Subsidiary.

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction, as determined by Senior Management of the Issuer acting in good faith; provided that the Fair Market Value of any such asset or assets, if greater than U.S.$5.0 million, will be determined conclusively by the Board of Directors of the Issuer acting in good faith, and will be evidenced by a Board Resolution.

“Fitch” means Fitch Ratings Inc., and any successor to its rating agency business.

“Global Notes” has the meaning specified in Section 2.1(d).

“Governmental Authority” means any nation or government, any state, province or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to a government and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly Guaranteeing any Indebtedness of any other Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take or pay, or to maintain financial statement conditions or otherwise); or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means each Initial Guarantor and any other Restricted Subsidiary that provides a Note Guarantee; provided that upon release or discharge of such Restricted Subsidiary from its Note Guarantee in accordance with this Indenture, such Restricted Subsidiary ceases to be a Guarantor.

“Guarantor Subordinated Obligation” means, with respect to a Guarantor, any Indebtedness of such Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Guarantor under its Note Guarantee pursuant to a written agreement.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“Holder” means a Person in whose name a Note is registered on the Registrar’s books pursuant to the terms of this Indenture.

“IFRS” means International Financial Reporting Standards, as issued by the International Accounting Standards Board, (i) for purposes of any reporting obligations under this Indenture, as in effect from time to time and (ii) for purposes of performing any calculation or assessment to determine compliance with all other terms of this Indenture, as in effect on the Issue Date.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of Incurrence);

(4) all obligations of such Person issued or assumed as the deferred purchase price of property (including earn-out obligations), all conditional sale obligations and all obligations under any title retention agreement (but excluding (i) trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and (ii) any earn-out obligation until the amount of such obligation becomes a liability on the balance sheet of such Person in accordance with IFRS);

(5) Capitalized Lease Obligations and all Attributable Indebtedness of such Person (whether or not such items would appear on the balance sheet of the guarantor or obligor);

(6) the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Non-Guarantor Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7) all Indebtedness of other Persons secured by a Lien on any asset of the Person that is the subject of this definition, whether or not such Indebtedness is assumed by the Person that is the subject of this definition; provided, that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

(8) the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person (whether or not such items would appear on the balance sheet of the guarantor or obligor);

(9) all liabilities recorded on the balance sheet of such Person in connection with a sale or other disposition of accounts receivables and related assets (excluding any factoring, discounting or similar transactions in the ordinary course of business and without recourse to any of the assets of such Person); and

(10) to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such Obligation that would be payable by such Person at such time).

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting firm, appraisal firm, investment banking firm or consultant of internationally recognized standing that is, in the judgment of the Issuer’s Board of Directors, qualified to perform the task for which it has been engaged and which is independent in connection with the relevant transaction.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Issuer.

“Initial Notes” means the Notes issued on the Issue Date and any Notes issued in replacement thereof.

“Initial Guarantors” means Auna Salud S.A.C., Clínica Bellavista S.A.C., Clínica Miraflores S.A., Clínica Vallesur S.A., GSP Inversiones S.A.C., GSP Servicios Comerciales S.A.C., GSP Servicios Generales S.A.C., GSP Trujillo S.A.C., Laboratorio Clínico Inmunológico Cantella S.A.C., Medicser S.A.C., Oncocenter Perú S.A.C., Oncosalud S.A.C., RyR Patólogos Asociados S.A.C., Servimédicos S.A.C., Auna Colombia S.A.S., Clínica del Sur S.A.S., Instituto de Cancerología S.A.S., Promotora Médica Las Américas S.A., Laboratorio Médico Las Américas S.A.S. and Las Américas Farma Store S.A.S.

“Interest Coverage Ratio” means with respect to any specified Person and its Restricted Subsidiaries, the ratio of the Consolidated Adjusted EBITDA of such Person and its Restricted Subsidiaries for the period of the most recent four fiscal quarters ending prior to the determination for which financial statements are in existence to the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such four fiscal quarters. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness or issues, repurchases or redeems Preferred Stock subsequent to the commencement of the period for which the Interest Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Interest Coverage Ratio is made (the “Calculation Date”), then the Interest Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Preferred Stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four fiscal quarters, the amount of Consolidated Interest Expense shall be computed based upon the actual outstanding amount of such Indebtedness over the applicable four fiscal quarters.

In addition, for purposes of calculating the Interest Coverage Ratio:

(1) acquisitions or dispositions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases or decreases in ownership of Restricted Subsidiaries, during the four fiscal quarters or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four fiscal quarters; provided that any pro forma calculation will only include amounts that are factually supportable and are expected to have a continuing impact on the Issuer and its Restricted Subsidiaries as determined in good faith by the chief financial officer of the Issuer;

(2) the Consolidated Adjusted EBITDA attributable to discontinued operations, as determined in accordance with IFRS, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with IFRS, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date or that becomes a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four fiscal quarters;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date or would cease to be a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four fiscal quarters; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary designed solely to hedge interest rate risk of such Person.

“Investment” means, with respect to any Person, any (i) direct or indirect loan, advance or other extension of credit (including, without limitation, a Guarantee) or performance guarantee to any other Person (other than advances or extensions of credit to customers in the ordinary course of business); (ii) capital contribution (including any commitment to make such capital contribution) (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to any other Person; (iii) purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person; and (iv) other items that are or would be classified as investments on a balance sheet prepared in accordance with IFRS.

For purposes of Section 4.1(f),

(1) “Investment” will include the portion (proportionate to the Issuer’s equity interest in a Restricted Subsidiary that is to be designated an Unrestricted Subsidiary) of the Fair Market Value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Issuer’s aggregate “Investment” in such Subsidiary as of the time of such redesignation less (b) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary;

(2) any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer; and

(3) if the Issuer or any Restricted Subsidiary sells or otherwise disposes of any Voting Stock of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of the Issuer, the Issuer shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Capital Stock of such Subsidiary not sold or disposed of.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by Fitch, and BBB- (or the equivalent) by S&P, or any equivalent rating by any Rating Agency, in each case, with a stable or better outlook.

“Issue Date” means November 20, 2020.

“Issuer” means Auna S.A.A. or any of its permitted successors hereunder.

“Latest Available Consolidated Financial Statements” has the meaning set forth in the definition of Latest Completed Quarter.

“Latest Completed Quarter” means the most recently ended fiscal quarter of the Issuer for which consolidated financial statements of the Issuer prepared in accordance with IFRS are available (the “Latest Available Consolidated Financial Statements”).

“Legal Defeasance” has the meaning specified in Section 6.4.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), trust deed, deed of trust, pledge, hypothecation, charge, security interest, preference, assignment for security purposes, deposit, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Maturity Date” means November 20, 2025.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities or other assets received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1) reasonable out-of-pocket expenses and fees relating to such Asset Disposition (including, without limitation, legal, accounting and investment banking fees and sales commissions);

(2) taxes paid or payable in respect of such Asset Disposition after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

(3) repayment of Indebtedness secured by a Lien permitted under this Indenture that is required to be repaid in connection with such Asset Disposition;

(4) all distributions and other payments required to be made to non-controlling interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(5) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with IFRS, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Issuer or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale, net of out-of-pocket attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Net Leverage Ratio”, as of any date of determination, means the ratio of (x)(i) the sum of the aggregate outstanding Indebtedness of the Issuer and its Restricted Subsidiaries as of the end of the Latest Completed Quarter (the “balance sheet date”) minus (ii) the amount of Unrestricted Cash held by the Issuer and its Restricted Subsidiaries as of the balance sheet date, to (y) the Consolidated Adjusted EBITDA of the Issuer and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending on the last day of the Latest Completed Quarter; provided that:

(1) if the Issuer or any Restricted Subsidiary has:

(a) Incurred any Indebtedness since the balance sheet date that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Net Leverage Ratio is an Incurrence of Indebtedness, Indebtedness at the balance sheet date will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the balance sheet date and the discharge of any other Indebtedness repaid, repurchased, redeemed, retired, defeased or otherwise discharged with the proceeds of such new Indebtedness will be calculated as if such discharge had occurred on the balance sheet date; or

(b) repaid, repurchased, redeemed, retired, defeased or otherwise discharged any Indebtedness since the beginning of such period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Net Leverage Ratio includes a discharge of Indebtedness (in each case, other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated and not replaced), Indebtedness as of the balance sheet date will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the balance sheet date;

(2) if since the beginning of such period the Issuer or any Restricted Subsidiary will have made any Asset Disposition or disposed of or discontinued any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Net Leverage Ratio includes such an Asset Disposition:

(a) the Consolidated Adjusted EBITDA for such period will be reduced by an amount equal to the Consolidated Adjusted EBITDA (if positive) directly attributable to the assets that are the subject of such disposition or discontinuation for such period or increased by an amount equal to the Consolidated Adjusted EBITDA (if negative) directly attributable thereto for such period; and

(b) if such transaction occurred after the date of the Latest Available Consolidated Financial Statements, Indebtedness at the end of such period will be reduced by an amount equal to the Indebtedness repaid, repurchased, redeemed, retired, defeased or otherwise discharged with the Net Available Cash of such Asset Disposition and the assumption of Indebtedness by the transferee;

(3) if since the beginning of such period the Issuer or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary or is merged with or into the Issuer or a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business or group of related assets or line of business, Consolidated Adjusted EBITDA for such period and if such transaction occurred after the date of such Latest Available Consolidated Financial Statements, Indebtedness as of such balance sheet date will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period) will have Incurred any Indebtedness or discharged any Indebtedness or made any disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (1), (2) or (3) above if made by the Issuer or a Restricted Subsidiary during such period, Consolidated Adjusted EBITDA for such period and, if such transaction occurred after the balance sheet date, Indebtedness as of the balance sheet date will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period or as of the balance sheet date, as applicable.

For purposes of (4) above, whenever pro forma effect is to be given to any calculation, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Issuer. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Issuer, the interest rate shall be calculated by applying such optional rate chosen by the Issuer.

“Non-Guarantor Subsidiary” means any Restricted Subsidiary that is not a Guarantor.

“Non-Recourse Debt” means Indebtedness of a Person:

(1) as to which neither the Issuer nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Issuer or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(3) the explicit terms of which provide there is no recourse against any of the assets of the Issuer or its Restricted Subsidiaries.

“Note Guarantee” means any Guarantee of payment of the Notes and the Issuer’s other Obligations under this Indenture by a Restricted Subsidiary pursuant to the terms of this Indenture and any supplemental indenture thereto.

“Notes” has the meaning specified in the recitals hereto and shall also include any Additional Notes issued in accordance with Section 2.11.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in, or initiation of any bankruptcy, liquidation, dissolution, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), other monetary obligations, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and Guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the offering memorandum, dated November 17, 2020, relating to the sale of the Notes.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, any Executive Vice President or Vice President, the Treasurer or the Secretary, as applicable, of the Issuer or any Guarantor, as applicable.

“Officers’ Certificate” means a certificate signed by an Officer of the Issuer or any Guarantor, as applicable.

“Opinion of Counsel” means a written opinion from legal counsel, which opinion is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or any Guarantor.

“Pari Passu Indebtedness” means Indebtedness that ranks equally in right of payment to the Notes, in the case of the Issuer, or the Note Guarantees, in the case of any Guarantor (without giving effect to collateral arrangements).

“Paying Agent” means the party named as such in the introductory paragraph of this Indenture until such party resigns or is removed by the Issuer from such role; provided that, if such party is replaced by a successor in accordance with the terms of this Indenture, “Paying Agent” shall thereafter mean such successor.

“Payment Date” means May 20 and November 20 of each year; provided that, if such date is not a Business Day, then the Payment Date shall be the following Business Day after such date.

“Permitted Holders” means (i) Enfoca Investments Ltd., Enfoca Sociedad Administradora de Fondos de Inversión S.A. and Enfoca Discovery 2, L.P. and any of their affiliates and funds managed by such entities or their affiliates or (ii) a Person in which the foregoing Persons hold more than 50% of the Voting Stock.

“Permitted Investment” means an Investment by the Issuer or any Restricted Subsidiary in:

(1) a Restricted Subsidiary;

(2) any Investment by the Issuer or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(3) cash and Cash Equivalents;

(4) receivables owing to the Issuer or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) loans or advances to employees, officers or directors of the Issuer or any Restricted Subsidiary in the ordinary course of business consistent with past practices in an aggregate amount not in excess of U.S.$2.0 million with respect to all loans or advances made since the Issue Date (without giving effect to the forgiveness of any such loan);

(7) any Investment acquired by the Issuer or any of its Restricted Subsidiaries:

(a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, liquidation, dissolution, workout, reorganization or recapitalization of the Issuer of such other Investment or accounts receivable; or

(b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Investments received as a result of the bankruptcy or reorganization of any Person or taken in settlement of or other resolution of claims or disputes, and, in each case, extensions, modifications and renewals thereof;

(9) Investments made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with Section 4.1(e) or any other disposition of assets not constituting an Asset Disposition;

(10) Investments in existence on, or made pursuant to legally binding commitments in existence on, the Issue Date, and any extension, modification or renewal of any Investments existing as of the Issue Date (but not Investments involving additional advances, contributions or other investments of cash or property or other increases thereof, other than as a result of the accrual or accretion of interest or original issue discount or payment-in-kind securities, in each case pursuant to the terms of such Investment as of the Issue Date);

(11) Investments in the form of Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 4.1(d).

(12) Guarantees issued in accordance with Section 4.1(d).

(13) extensions of short-term credit to suppliers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business in accordance with customary trade terms in the Issuer’s or such Restricted Subsidiary’s industry;

(14) deposits or other similar advances with respect to leases of the Issuer or its Restricted Subsidiaries in the ordinary course of business;

(15) any Investment to the extent the consideration therefor consists of Capital Stock (other than Disqualified Stock) of the Issuer;

(16) Permitted Joint Venture Investments by the parent of the Issuer or any of its Restricted Subsidiaries in an aggregate amount at the time of such Investment not to exceed the greater of U.S.$50.0 million or 10.0% of Total Assets at any time outstanding; and

(17) Investments by the Issuer or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (17), in an aggregate amount at the time of such Investment not to exceed the greater of U.S.$50.0 million or 10.0% of Total Assets (with the Fair Market Value of such Investment being measured at the time made and without giving effect to subsequent changes in value).

“Permitted Joint Venture Investment” means with respect to an Investment by any Person, an Investment by such Person in any other Person engaged in a Similar Business of which less than 50.0% of the outstanding Capital Stock is at the time owned directly or indirectly by the specified Person.

“Permitted Jurisdiction” means Peru, Colombia, Mexico, Brazil, Chile, the United States or any state or territory thereof, the United Kingdom or any member state of the European Union.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, including carriers’, warehousemen’s, mechanics’, materialmen’s and repairmen’s Liens, Incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as required by IFRS have been made in respect thereof;

(3) Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or that are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to IFRS have been made in respect thereof;

(4) Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances or similar obligations issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided that such letters of credit do not constitute Indebtedness;

(5) encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes) to the extent that such Hedging Obligations are secured by (a) the same Permitted Lien securing the Indebtedness being so hedged, if any, and/or (b) a Lien consisting of customary cash margin;

(7) leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) that do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

(8) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(9) Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations, mortgage financings, purchase money obligations or other Indebtedness Incurred to finance assets or property acquired, constructed, improved or leased; provided that:

(a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Indenture and does not exceed the cost of the assets or property so acquired, constructed or improved; and

(b) such Liens are created within 180 days of construction, acquisition or improvement of such assets or property and do not encumber any other assets or property of the Issuer or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto and any revenues generated by such assets or property;

(10) Liens existing on the Issue Date;

(11) Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided, further, that any such Lien may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

(12) Liens on property at the time the Issuer or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Issuer or any Restricted Subsidiary; provided that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided, further, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

(13) Liens securing the Notes and the Note Guarantees;

(14) Liens securing Refinancing Indebtedness Incurred to refinance, refund, replace, amend, extend or modify, as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (9), (10), (11), (12), (13) and (14) of this definition; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(15) Liens in favor of the Issuer or any Restricted Subsidiary; and

(16) Liens securing Indebtedness (other than Subordinated Obligations and Guarantor Subordinated Obligations) in an aggregate principal amount outstanding at any one time not to exceed the greater of U.S.$50.0 million or 10.0% of Total Assets.

“Person” means any individual, corporation, limited partnership, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

“Peru” means the Republic of Peru.

“Peruvian Companies Law” means the Ley General de Sociedades of Peru.

“Preferred Stock,” as applied to the Capital Stock of any corporation, means with respect to any Person, any Capital Stock of any class or classes (however designated) of such Person that has preferred rights over any other Capital Stock of such Person with respect to the payment of dividends, distributions or redemptions or upon liquidation, dissolution or winding up.

“Property” of any Person means any property, rights or revenues, or interest therein, of such Person.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Stock and any warrants, rights or options to purchase or acquire Capital Stock that is not Disqualified Stock or that are not convertible into or exchangeable into Disqualified Stock.

“Rating Agency” means each of S&P, Fitch and Moody’s or, if S&P, Fitch or Moody’s or the three of them shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer (as certified by a resolution of the Board of Directors) which shall be substituted for S&P, Fitch or Moody’s or the three of them, as the case may be.

“Rating Date” means in connection with a Change of Control Event, the date that is ninety (90) days prior to the earlier of (i) the occurrence of a Change of Control or (ii) public notice of the occurrence of a Change of Control or of the intention of the Issuer or any other Person or Persons to effect a Change of Control.

“Ratings Decline” means in connection with a Change of Control Event, the occurrence, on or within ninety (90) days (which period will be (i) extended for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change as a result of a Change of Control or (ii) reduced in the event of a Rating Reaffirmation to the date on which the Rating Reaffirmation has been obtained) after the earlier to occur of public notice of (i) the occurrence of a Change of Control and (ii) the intention by the Issuer or any other Person or Persons to effect a Change of Control, of any of the events listed below, in each case expressly as a result of such Change of Control:

(a) in the event the Notes have an Investment Grade Rating by any two or more Rating Agencies on the Rating Date, the rating of the Notes by any such Rating Agency will be changed to below an Investment Grade Rating;

(b) in the event the Notes have an Investment Grade Rating by any, but not two or more, of the Rating Agencies on the Rating Date, the rating of the Notes by such Rating Agency will be changed to below an Investment Grade Rating; or

(c) in the event the Notes are rated below an Investment Grade Rating by any two or more Rating Agencies on the Rating Date, the rating of the Notes by any such Rating Agency will be decreased by one or more gradations (including gradations within rating categories as well as between rating categories).

“Rating Reaffirmation” means, in connection with a Change of Control, a written reaffirmation from each Rating Agency then rating the Notes stating that the credit rating on the Notes, which was in effect immediately prior to a public notice of such Change of Control or of the intention of the Issuer or any Person to effect such Change of Control, will not be decreased as a result of such Change of Control.

“Reference Treasury Dealer” means Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, Santander Investment Securities Inc. and Scotia Capital (USA) Inc. or their respective affiliates which are primary United States government securities dealers in New York City (each, a “Primary Treasury Dealer”), and not less than two other leading Primary Treasury Dealers reasonably designated by the Issuer; provided that if any of the foregoing cease to be a Primary Treasury Dealer, the Issuer will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by an Independent Investment Banker, of the bid and asked price for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m. (New York City time) on the third Business Day preceding such redemption date.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, defease, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance,” “refinances” and “refinanced” shall each have a correlative meaning) any Indebtedness, in whole or in part, existing on the Issue Date or Incurred in compliance with this Indenture (including Indebtedness of the Issuer that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided that:

(1) (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes;

(2) the Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced;

(3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then-outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and fees Incurred in connection therewith);

(4) if the Indebtedness being refinanced is subordinated in right of payment to the Notes or the Note Guarantees, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Note Guarantees on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced; and

(5) Refinancing Indebtedness shall not include Indebtedness of a Non-Guarantor Subsidiary that refinances Indebtedness of the Issuer or a Guarantor.

“Register” has the meaning specified in Section 2.15(a).

“Registrar” means the party named as such in the introductory paragraph of this Indenture until such party resigns or is removed by the Issuer from such role; provided that, if such party is replaced by a successor in accordance with the terms of this Indenture, “Registrar” shall thereafter mean such successor.

“Regulation S Global Notes” has the meaning specified in Section 2.1(d).

“Reinstatement Date” has the meaning specified in Section 4.2(b).

“Related Proceeding” has the meaning specified in Section 10.9(a).

“Required Holders” means Holders of a majority of the aggregate principal amount of outstanding Notes.

“Responsible Officer” means, with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant secretary, senior associate, associate, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Global Notes” has the meaning specified in Section 2.1(d).

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Payments” has the meaning specified in Section 4.1(f)(i).

“Restricted Subsidiary” means any Subsidiary of the Issuer which at the time of determination is not an Unrestricted Subsidiary.

“S&P” means S&P Global Ratings, and any successor to its rating agency business.

“Sale/Leaseback Transaction” means any direct or indirect arrangement relating to property (whether real, personal or mixed) now owned or hereafter acquired whereby the Issuer or a Restricted Subsidiary transfers such property to a Person (other than the Issuer or any of its Restricted Subsidiaries) and the Issuer or a Restricted Subsidiary leases it from such Person.

“SEC” means the United States Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Senior Management” means the chief executive officer and the chief financial officer of the Issuer.

“Significant Subsidiary” means a Restricted Subsidiary of the Issuer that would constitute a “Significant Subsidiary” of the Issuer in accordance with Rule 1-02 under Regulation S-X under the Securities Act in effect on the Issue Date.

“Similar Business” means any business or businesses conducted by the Issuer and its Restricted Subsidiaries on the Issue Date and any business that is similar, reasonably related, incidental or ancillary thereto or is an extension or development of any thereof.

“Singapore Stock Exchange” means the Singapore Exchange Securities Trading Limited.

“Stated Maturity” means, with respect to any security, the date specified in the agreement governing or certificate relating to such Indebtedness as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but not including any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of the Issuer (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary Voting Shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (b) any partnership, joint venture, limited liability company, trust or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Issuer.

“Successor Guarantor” has the meaning specified in Section 4.3(c)(1).

“Successor Issuer” has the meaning specified in Section 4.3(a)(1).

“Suspended Covenants” has the meaning specified in Section 4.2(a).

“Suspension Date” has the meaning specified in Section 4.2(a).

“Suspension Period” has the meaning specified in Section 4.2.

“Taxes” means, with respect to payments on the Notes, all taxes, withholdings, duties, assessments or governmental charges in the nature of a tax (including all related penalties, interest, liabilities and additions thereto) imposed or levied by or on behalf of Peru, Colombia or any jurisdiction in which the Issuer, any present or future Guarantor or any present or future Paying Agent (or, in each case, any successor thereto) is or becomes organized or otherwise resident for tax purposes or through which payments are made in respect of the Notes or, in each case, any political subdivision thereof or any authority or agency therein or thereof having power to tax (each, a “Taxing Jurisdiction”).

“Taxing Jurisdiction” has the meaning set forth in the definition of “Taxes.”

“Transfer Agent” has the meaning specified in Section 2.15(a).

“Total Assets” means the consolidated total assets of the Issuer and its Restricted Subsidiaries in accordance with IFRS as shown on the most recent consolidated balance sheet of the Issuer, determined on a pro forma basis in a manner consistent with the pro forma adjustments contained in the definition of Net Leverage Ratio.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Trustee” means the party named as such in the introductory paragraph of this Indenture until a successor replaces it in accordance with the terms of this Indenture and, thereafter, means the successor.

“United States” or “U.S.” means the United States of America, its fifty states, its territories and the District of Columbia.

“Unrestricted Cash” means consolidated cash and cash equivalents of the Issuer and its Restricted Subsidiaries, other than restricted cash, each as determined in accordance with IFRS.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Issuer which at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Issuer in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Issuer may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

(1) such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(2) all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt;

(3) such designation and the Investment of the Issuer in such Subsidiary complies with Section 4.1(f);

(4) such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Issuer and its Subsidiaries;

(5) such Subsidiary is a Person with respect to which neither the Issuer nor any of its Restricted Subsidiaries has any direct or indirect obligation:

(a)	to subscribe for additional Capital Stock of such Person; or

(b)	to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(6) on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary with terms substantially less favorable to the Issuer than those that might have been obtained from Persons who are not Affiliates of the Issuer.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by providing to the Trustee a resolution of the Board of Directors of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture, and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date, provided, that the Trustee shall be entitled to fully rely on the above Officer’s Certificate with no liability therefor until such time as a Responsible Officer of it obtains Actual Knowledge such designation is no longer valid. As of the Issue Date, Consorcio Trecca S.A.C. will be an Unrestricted Subsidiary.

The Board of Directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Issuer could Incur at least U.S.$1.00 of additional Indebtedness pursuant to Section 4.1(d)(i) on a pro forma basis taking into account such designation.

“U.S. Government Securities” means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the Issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Securities or a specific payment of principal of or interest on any such U.S. Government Securities held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Securities or the specific payment of principal of or interest on the U.S. Government Securities evidenced by such depositary receipt.

“Voting Stock” of a Person means securities of all classes of Capital Stock of such Person then-outstanding and normally entitled to vote in the election of members of the Board of Directors (or equivalent governing body), managers or trustees, as applicable, of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” means, for any Person, any Subsidiary (Restricted Subsidiary in the case of the Issuer) of which all the outstanding Capital Stock (other than directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) is owned by such Person or any other Person that satisfies this definition in respect of such Person.

Section 1.2 Rules of Construction. Unless the context otherwise requires:

(a) the meanings of defined terms are equally applicable to the singular and plural forms of the defined terms;

(b) the words “hereof,” “herein,” “hereunder” and similar words refer to this Indenture as a whole and not to any particular provisions of this Indenture and any subsection, Section, Article and Exhibit references are to this Indenture unless otherwise specified;

(c) the term “documents” includes any and all documents, instruments, agreements, certificates, indentures, notices and other writings, however evidenced (including electronically);

(d) the term “including” is not limiting and (except to the extent specifically provided otherwise) shall mean “including (without limitation)”;

(e) unless otherwise specified, in the computation of periods of time from a specified date to a later specified date, the word “from” shall mean “from and including,” the words “to” and “until” each shall mean “to but excluding,” and the word “through” shall mean “to and including”;

(f) the words “may” and “might” and similar terms used with respect to the taking of an action by any Person shall reflect that such action is optional and not required to be taken by such Person;

(g) unless otherwise expressly provided herein: (i) references to agreements (including this Indenture) and other documents shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent that such amendments and other modifications are not prohibited by this Indenture, the Notes or any other transaction document and (ii) references to any Applicable Law are to be construed as including all statutory and regulatory provisions or rules consolidating, amending, replacing, supplementing, interpreting or implementing such Applicable Law;

(h) the term “will” shall be construed to have the same meaning and effect as the word “shall”; and

(i) the term “or” is not exclusive.

ARTICLE II

ISSUE, EXECUTION AND AUTHENTICATION OF NOTES;

RESTRICTIONS ON TRANSFER

Section 2.1 Creation and Designation. (a) There is hereby created a series of Notes to be issued pursuant to this Indenture and to be known as the “6.500% Senior Notes due 2025”. The Notes shall be issued in fully registered form, without interest coupons, with such applicable legends as are set forth in Section 2.7 and with such omissions, variations and insertions as are permitted by this Indenture. Each Note shall be substantially in the form attached hereto as Exhibit A. The Notes may have such letters, numbers or other marks of identification and such legends or endorsements printed or typewritten thereon as may be required to comply with any Applicable Law or to conform to general usage.

(b) The aggregate principal amount of the Notes that may be authenticated and delivered under this Indenture is unlimited.

(c) If any term or provision contained in the Notes shall conflict with or be inconsistent with any term or provision contained in this Indenture, then the terms and provisions of this Indenture shall govern with respect to the Notes.

(d) Restricted Notes initially will be represented by one or more Notes in registered, global form without interest coupons (collectively, the “Restricted Global Notes”). Regulation S Notes initially will be represented by one or more Notes in registered, global form without interest coupons (collectively, the “Regulation S Global Notes” and, together with the Restricted Global Notes, the “Global Notes”).

(e) The Notes will be issued in minimum denominations of U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof.

Section 2.2 Execution and Authentication of Notes. Upon the written order of the Issuer signed by an Authorized Officer (an “Authentication Order”) directing the Trustee to authenticate and deliver the Notes and delivery by the Issuer of sufficient executed Notes, the Trustee shall duly authenticate and deliver the Notes in authorized denominations. Such Authentication Order shall specify the amount of the Notes to be authenticated and the date on which the Notes are to be authenticated.

Section 2.3 Initial Form of Notes. (a) The Notes, upon original issuance, shall be issued in the form of typewritten or printed Global Notes registered in the name of DTC or its nominee, and (other than DTC or its nominee) no Holder investing in the Notes shall receive a definitive Note representing such Holder’s interest in the Notes except to the extent that definitive, fully registered, non-global Notes (“Definitive Notes”) have been issued in accordance with Section 2.8. Unless and until Definitive Notes are so issued in exchange for such Global Notes, DTC will make book entry transfers among the DTC Participants and receive and transmit distributions of principal and interest on such Global Notes to the DTC Participants.

(b) Neither any members of, nor participants in, DTC (the “DTC Participants”) nor any other Persons on whose behalf DTC Participants may act (including Euroclear and Clearstream and accountholders and participants therein) shall have any rights under this Indenture with respect to any Global Note, and DTC or its nominee, as the case may be, may be treated by the Issuer, the Trustee and any agent thereof (including any Authorized Agent) as the absolute owner and Holder of such Global Note for all purposes whatsoever. Unless and until Definitive Notes are issued in exchange for such Global Notes pursuant to Section 2.8: (i) the Issuer, the Trustee and any agent thereof (including any Authorized Agent) may deal with DTC and its nominee for all purposes (including the making of distributions on the Global Notes) as the authorized representatives of the Persons holding beneficial interests in such Global Notes and (ii) the rights of such Beneficial Owners shall be exercised only through DTC and its nominee and shall be limited to those established by Applicable Law and agreements among such DTC Participants, DTC and such nominee. Notwithstanding the foregoing, nothing herein shall prevent the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by DTC or such nominee or impair, as between DTC, the DTC Participants and any other Persons on whose behalf a DTC Participant may act, the operation of the customary practices of such Persons governing the exercise of the rights of a Holder.

(c) The aggregate principal balance of the Regulation S Global Note may from time to time be increased or decreased by adjustments made on the records of the Registrar, as custodian for DTC, in connection with a corresponding decrease or increase in the aggregate principal balance of the Restricted Global Note, as provided in Section 2.6.

(d) The aggregate principal balance of the Restricted Global Note may from time to time be increased or decreased by adjustments made on the records of the Registrar, as custodian for DTC, in connection with a corresponding decrease or increase in the aggregate principal balance of the Regulation S Global Note, as provided in Section 2.6.

(e) Neither the Trustee nor any agent of the Issuer or the Trustee (including any Authorized Agent) shall have any responsibility or obligation to any DTC Participant or any other Person with respect to the accuracy of the records of DTC (or its nominee) or of any DTC Participant or any other Person, with respect to any ownership interest in the Notes or with respect to the delivery of any notice (including any notice of redemption) or the payment of any amount or delivery of any Notes (or other security or Property) under or with respect to the Notes. Neither the Trustee nor any agent shall have any responsibility or liability for any action taken or failed to be taken by DTC. The Trustee and any agent of the Issuer or the Trustee (including any Authorized Agent) may rely conclusively (and shall be fully protected in relying) upon information furnished by DTC with respect to the DTC Participants and any Beneficial Owners of the Notes. All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes shall be given or made only to or upon the order of the registered Holders (which shall be DTC or its nominee in the case of a Global Note). The rights of Beneficial Owners in any Global Note shall be exercised only through DTC subject to the applicable rules and procedures of DTC.

Section 2.4 Execution of Notes. Each Note shall be executed on behalf of the Issuer by one of its Authorized Officer(s). Such signature may be the manual or facsimile signature of such Authorized Officer(s). With the delivery of this Indenture, the Issuer is furnishing, and from time to time hereafter may (and, at the request of the Trustee, shall) furnish, an Officers’ Certificate identifying and certifying the incumbency and specimen signatures of its Authorized Officers. Until the Trustee receives a subsequent Officers’ Certificate updating such list, the Trustee shall be entitled to rely conclusively upon the last such Officers’ Certificate delivered to it for purposes of determining the Issuer’s Authorized Officers. Typographical and other minor errors or defects in any signature shall not affect the validity or enforceability of any Note that has been duly executed by the Issuer and authenticated and delivered by the Trustee.

In case any Authorized Officer of the Issuer who shall have signed any Note shall cease to be an Authorized Officer of the Issuer before the Note so signed shall be authenticated and delivered by the Trustee or disposed of by or on behalf of the Issuer, such Note nevertheless may be authenticated and delivered or disposed of as if the Person who signed such Note on behalf of the Issuer had not ceased to be such Authorized Officer. Any Note signed on behalf of the Issuer by a Person who, as at the actual date of his/her execution of such Note, is an Authorized Officer of the Issuer, shall be a valid and binding obligation of the Issuer notwithstanding that at the date hereof any such Person is not an Authorized Officer of the Issuer.

Section 2.5 Certificate of Authentication. The form of the Trustee’s certificate of authentication to be borne by the Notes shall be substantially as follows:

FORM OF TRUSTEE’S CERTIFICATE OF AUTHENTICATION

Dated: _____ , _____

This is one of the Notes referred to in the within-mentioned Indenture

CITIBANK, N.A., as Trustee

By:
Authorized Signatory

Only such Notes as shall bear the Trustee’s certificate of authentication and are executed by the Trustee by manual signature of one or more of its authorized signatories shall be entitled to the benefits of this Indenture or be valid or obligatory for any purpose. Such certification by the Trustee upon any Note executed by or on behalf of the Issuer shall be conclusive evidence that such Note has been duly authenticated and delivered hereunder. Each Note shall be dated the date of its authentication.

Section 2.6 Restrictions on Transfer of Global Notes. Notwithstanding any other provisions hereof to the contrary:

(a) Except as provided in Section 2.8, a Global Note may not be transferred, in whole or in part, to any Person other than DTC or a nominee thereof, and no such transfer to any such other Person may be registered (any such transfer being null and void ab initio); provided that this Section 2.6(a) shall not prohibit any transfer of a beneficial interest in a Global Note effected in accordance with the other provisions of this Section. Any transfer of a Global Note (or beneficial interests therein) shall be in the authorized denominations set forth in Section 2.1(e).

(b) If the owner of a beneficial interest in the Restricted Global Note wishes at any time to exchange its beneficial interest therein for a beneficial interest in the Regulation S Global Note, or to transfer such beneficial interest to a Person who wishes to take delivery thereof in the form of a beneficial interest in the Regulation S Global Note, then such exchange or transfer may be effected, subject to the applicable rules and procedures of DTC, Euroclear and Clearstream (the “Applicable Procedures”) and minimum denomination requirements, only in accordance with this Section 2.6(b). Upon receipt by the Registrar at its Corporate Trust Office of: (i) written instructions given in accordance with the Applicable Procedures from a DTC Participant directing the Registrar to credit or cause to be credited to a specified DTC Participant’s account a beneficial interest in the Regulation S Global Note in a principal balance equal to that of the beneficial interest in the Restricted Global Note to be so exchanged or transferred, (ii) a written order given in accordance with the Applicable Procedures containing information regarding the account of the DTC Participant (and the Euroclear or Clearstream account, as the case may be) to be credited with, and the account of the DTC Participant to be debited for, such beneficial interest and (iii) a certificate in substantially the form of Exhibit B given by the holder of such beneficial interest in the Restricted Global Note, the Registrar shall instruct DTC to reduce the balance of the Restricted Global Note, and to increase the balance of the Regulation S Global Note, by the amount of the beneficial interest in the Restricted Global Note to be so exchanged or transferred, and to credit or cause to be credited to the account of the DTC Participant (which may be the DTC Participant for Euroclear or Clearstream or both, as the case may be) for the benefit of such Person specified in such instructions a beneficial interest in the Regulation S Global Note having a principal balance equal to the amount by which the balance of the Restricted Global Note was reduced upon such exchange or transfer.

(c) If the owner of a beneficial interest in the Regulation S Global Note wishes at any time to exchange its beneficial interest therein for a beneficial interest in the Restricted Global Note, or to transfer such beneficial interest to a Person who wishes to take delivery thereof in the form of a beneficial interest in the Restricted Global Note, then such exchange or transfer may be effected, subject to the Applicable Procedures and minimum denomination requirement, only in accordance with this Section 2.6(c). Upon receipt by the Registrar at its Corporate Trust Office of: (i) written instructions given in accordance with the Applicable Procedures from a DTC Participant directing the Registrar to credit or cause to be credited to a specified DTC Participant’s account a beneficial interest in the Restricted Global Note in a principal balance equal to that of the beneficial interest in the Regulation S Global Note to be so exchanged or transferred, (ii) a written order given in accordance with the Applicable Procedures containing information regarding the account of the DTC Participant (and, if applicable, the Euroclear or Clearstream account, as the case may be) to be debited with, and the account of the DTC Participant to be credited for, such beneficial interest and (iii) a certificate in substantially the form set forth in Exhibit C given by the holder of such beneficial interest in the Regulation S Global Note, the Registrar shall instruct DTC to reduce the balance of the Regulation S Global Note and to increase the balance of the Restricted Global Note, by the principal balance of the beneficial interest in the Regulation S Global Note to be so exchanged or transferred, and to credit or cause to be credited to the account of the DTC Participant for the benefit of such Person specified in such instructions a beneficial interest in the Restricted Global Note having a principal balance equal to the amount by which the balance of the Regulation S Global Note was reduced upon such exchange or transfer.

(d) If a Global Note or any portion thereof (or beneficial interest therein) is exchanged for a Definitive Note pursuant to Section 2.8, then such Definitive Note may in turn be exchanged (upon transfer or otherwise) for other Definitive Notes only in accordance with such procedures, which shall be substantially consistent with the provisions of this Section 2.6 (including any certification requirement intended to ensure that transfers and exchanges of Definitive Notes comply with Rule 144A or Regulation S, as the case may be) and any Applicable Laws, as may be adopted from time to time by the Issuer.

(e) So long as the Notes are listed on the Singapore Stock Exchange and the rules of such exchange so require, transfers or exchange of Definitive Notes may be made by presenting and surrendering such Notes at, and obtaining new Definitive Notes from, the office of the paying agent in Singapore, to be appointed by the Issuer. Such Singapore paying agent will have the same duties and rights conferred to a Paying Agent. With respect to a partial transfer of a Definitive Note, a new Definitive Note in respect of the balance of the principal amount of the Definitive Note that was not transferred will be delivered at the office of such Singapore paying agent. In the event that the Global Notes are exchanged for Definitive Notes, announcement of such exchange shall be made through the Singapore Stock Exchange and such announcement shall include all material information with respect to the delivery of the Definitive Notes.

Section 2.7 Restrictive Legends. (a) Global Notes shall bear restrictive legends in substantially the form set forth in Exhibit A hereof. Definitive Notes shall be in substantially the form set forth in Exhibit A hereof excluding the Global Notes Legend set forth thereon.

(b) The required legends set forth on Exhibit A may be removed from a Global Note as provided in such legends or if there is delivered to the Issuer and the Trustee such evidence satisfactory to the Issuer, which shall include an Opinion of Counsel, as may reasonably be required by the Issuer that neither such legend nor the restrictions on transfer set forth therein are required to ensure that transfers of such Note (or beneficial interests therein) will not violate the registration requirements of the Securities Act. Upon provision of such evidence satisfactory to the Issuer, the Trustee, upon receipt of written direction of the Issuer and an Officers’ Certificate, shall authenticate and deliver in exchange for such Note a Note (or Notes) having an equal aggregate principal balance that does not bear such legend. If such a legend required for a Note has been removed as provided above, then no other Note issued in exchange for all or any part of such Note shall bear such legend unless the Issuer has reasonable cause to believe that such other Note is a “restricted security” within the meaning of Rule 144 under the Securities Act and instructs the Trustee to cause a legend to appear thereon.

(c) The Trustee and the Transfer Agent shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or Applicable Law with respect to any transfer or exchange of any interest in any Note (including any transfers between or among the Holders, DTC Participants or owners of beneficial interests in any Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof. Neither the Trustee nor any of the Authorized Agents shall have any responsibility for any actions taken or not taken by DTC.

Section 2.8 Issuance of Definitive Notes. If (a) DTC notifies the Trustee in writing that it is unwilling or unable to continue as the depositary for a Global Note, or that it ceases to be a “clearing agency” registered under the Exchange Act at a time when DTC is required to be so registered in order to act as depository, and in each case the Issuer fails to appoint a successor depositary within 90 days of such notice, or (b) there shall have occurred and be continuing an Event of Default with respect to the Notes and a majority of the Holders of the Notes so request, then the Trustee shall notify all applicable Holders, through DTC, of the occurrence of any such event and of the availability of Definitive Notes to Beneficial Owners. Upon the giving of such notice and the surrender of the Global Notes by DTC, accompanied by registration instructions, the Trustee shall deliver Definitive Notes (which shall be in definitive, fully registered, non-global form without interest coupons) for the Global Notes. If Definitive Notes are to be issued in accordance with this Section 2.8, then the Issuer shall promptly make available to the Trustee a reasonable supply of Definitive Notes. Unless counsel to the Issuer determines otherwise in accordance with Applicable Law and the procedures set forth in Section 2.7(b), any such Definitive Notes shall bear the appropriate transfer-restriction legends.

Until Definitive Notes are ready for delivery, the Issuer may prepare and, upon receipt of an Authentication Order and an Officers’ Certificate, and subject to the conditions in Section 10.10, the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes. Without unreasonable delay, the Issuer shall prepare and, upon receipt of written instructions by the Issuer and an Officers’ Certificate, the Trustee shall authenticate Definitive Notes and deliver them in exchange for temporary Notes. Until so exchanged, the Holders of temporary Notes shall have all of the rights and obligations under this Indenture as Holders of Definitive Notes.

Section 2.9 Persons Deemed Owners. Before due presentation of a Note for registration of transfer, the Trustee and any Authorized Agent or other agent of the Issuer or the Trustee shall treat the Person in whose name any Note is registered on the Register on the applicable record date as the owner of such Note for the purpose of receiving distributions and for all other purposes whatsoever, and neither the Trustee nor any Authorized Agent or other such agent of the Issuer or the Trustee shall be affected by any notice to the contrary.

Section 2.10 Payment of Notes. (a) On or prior to 11:00 a.m., New York City time, on the Business Day prior to any Payment Date and/or Maturity Date the Issuer will deposit or cause to be deposited with the Paying Agent, in immediately available funds, a sum in Dollars sufficient to pay the principal, premium (if any) or interest due on each Note on such Payment Date and/or Maturity Date; provided, however, any funds received after 11:00 a.m. New York time shall be deemed to be have been received and deposited on the Business Day following receipt by the Paying Agent.

(b) Principal, premium (if any) or interest on the Notes will be considered paid on the date due if the Paying Agent holds, as of 11:00 a.m., New York City time on the due date, money deposited by or on behalf of the Issuer in immediately available funds in Dollars and designated for and sufficient to pay all principal, premium (if any) or interest on the Notes then due. The Paying Agent will return to the Issuer upon written request therefore from the Issuer, no later than two Business Days following the date of receipt of such written request, the amount of any payment in excess of the total amount required to be paid on all of the outstanding Notes.

(c) Except as specified in Section 2.10(d), payments of all amounts that become due and payable in respect of any Note shall be made by the Paying Agent without surrender or presentation of such Note to the Paying Agent. The Paying Agent shall have no responsibility regarding notations of payment on a Note and shall be responsible only for maintaining its records in accordance with this Indenture. Absent manifest error, the records of the Paying Agent shall be controlling as to payments in respect of the Notes.

(d) Notwithstanding Section 2.10(b), payment of principal of any Note shall be made only against surrender of such Note at the Corporate Trust Office of the Paying Agent (or such other location as the Paying Agent shall notify the applicable Holder).

(e) Payments to Holders shall be by electronic funds transfer in immediately available funds to an account maintained by such Holder with a bank having electronic funds transfer capability upon written application to the Paying Agent (received by the Paying Agent not later than the relevant record date) by a Holder holding Notes or, if not, by check sent by first-class mail to the address of such Holder appearing on the Register as of the relevant record date; provided, however, that the final payment in respect of any Note shall be made only as provided in Section 2.10(d). Unless such designation for payment by electronic funds transfer is revoked in writing, any such designation made by such Holder shall remain in effect with respect to any future payments to such Holder.

(f) So long as the Notes are listed on the Singapore Stock Exchange and the rules of such exchange so require, payments of principal on Definitive Notes may be made by presenting and surrendering such Notes at the office of a Singapore paying agent to be appointed by the Issuer, such Singapore paying agent to have the same duties and rights conferred to a Paying Agent.

Section 2.11 Additional Notes. The Issuer may from time to time, without notice or consent of the Holders of the Notes, create and issue an unlimited principal amount of additional Notes (the “Additional Notes”) under this Indenture. Any issuance of Additional Notes is subject to all of the covenants and conditions in this Indenture, including the covenant described in Section 4.1(d) and the conditions in Section 10.10. Any Additional Notes will have the same terms and conditions as the Notes (including the benefit of the Note Guarantees) in all respects (other than the issue date, issue price and date from which interest will accrue and, to the extent necessary, certain temporary securities law transfer restrictions) so that such Additional Notes will be part of the same series as the Initial Notes and will vote on all matters that require a vote, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided that any Additional Notes shall be issued under a separate CUSIP or ISIN number unless the Additional Notes are issued pursuant to a “qualified reopening” of, or are otherwise fungible with, the Notes for U.S. federal income tax purposes.

Section 2.12 Additional Amounts.

(a) All payments in respect of the Notes (including any payments made pursuant to a Note Guarantee) shall be made free and clear of and without any withholding or deduction for or on account of any present or future Taxes, unless the withholding or deduction of such Taxes is required by law or by the administration thereof. If the applicable withholding agent is so required by any law of any Taxing Jurisdiction to withhold or deduct any Taxes from or in respect of any sum payable in respect of the Notes, the Issuer or the applicable Guarantor, as the case may be, will (1) pay such additional amounts (“Additional Amounts”) as may be necessary in order that the net amounts receivable by Holders (or beneficial owners) of any Notes after such withholding or deduction (including any withholding or deduction in respect of such payment of Additional Amounts) equals the respective amounts which would have been receivable by such Holders (or beneficial owners) in the absence of such withholding or deduction, (2) make such withholding or deduction, and (3) pay the full amount withheld or deducted to the relevant tax or other authority in accordance with applicable law, except that no such Additional Amounts will be payable in respect of any Note:

(i) to the extent that such Taxes are imposed or levied by reason of such Holder (or the beneficial owner) having some connection with the Taxing Jurisdiction other than the mere holding (or beneficial ownership) of such Note or receiving payments in respect of the Note (including any payments made pursuant to a Note Guarantee) or enforcing its rights thereunder (including, but not limited to: citizenship, nationality, residence, domicile, or existence of a business, permanent establishment, a dependent agent, a place of business or a place of management present or deemed present in the Taxing Jurisdiction);

(ii) to the extent that any Tax is imposed other than by deduction or withholding from payments in respect of the Notes (including any payments made pursuant to a Note Guarantee);

(iii) in respect of any Taxes that would not have been so deducted or withheld but for the failure by the Holder (or beneficial owner) to comply with any certification, identification or other reporting requirement concerning such Holder’s (or beneficial owner’s) nationality, residence, identity or connection with the Taxing Jurisdiction if (1) compliance is required by applicable law, regulation, administrative practice or treaty as a precondition to exemption from all or part of the Taxes, (2) the Holder (or beneficial owner) is able to comply with these requirements without undue hardship and (3) the Issuer has given the Holders (or beneficial owners) at least 30 calendar days prior notice that they will be required to comply with such requirement;

(iv) in the event that the Holder fails to surrender (where surrender is required) its Note for payment within 30 days after the Issuer has made available a payment of principal or interest; provided that the Issuer shall pay Additional Amounts to which a Holder (or beneficial owner) would have been entitled had the Note been surrendered on the last day of such 30-day period;

(v) to the extent that such Taxes are estate, inheritance, gift, personal property, excise, transfer, use or sales or any similar Taxes;

(vi) where such Taxes are imposed on or in respect of any Note pursuant to sections 1471 to 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any successor law or regulation implementing or complying with, or introduced in order to conform to, such sections (to the extent each successor law or regulation is not materially more onerous than such sections as enacted on such date) or any intergovernmental agreement or any agreement entered into pursuant to section 1471(b)(1) of the Code;

(vii) to the extent that such Taxes are imposed or withheld in connection with the presentation of any note for payment by or on behalf of a holder or beneficial owner of such notes who would have been able to avoid such Taxes by presenting the relevant note to, or accepting payment from, another Paying Agent; or

(viii) any combination of items (i) through (vii) above;

(b) No Additional Amounts will be paid to a Holder that is a fiduciary or a partnership or not the sole beneficial owner of such payment to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such partnership or such beneficial owner would not have been entitled to receive the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the Holder.

(c) All references in this Indenture to principal, premium, if any, and interest on the Notes shall include any Additional Amounts payable by the Issuer or the Guarantors, as the case may be, in respect of such principal, premium, if any, and interest.

(d) The Issuer shall promptly provide the Trustee with a copy of the official acknowledgment of the relevant Taxing Jurisdiction (or, if such acknowledgment is not available, other reasonable documentation) evidencing the payment of any Taxes withheld or deducted from a payment in respect of the Notes by or on behalf of the Issuer or a Guarantor. Copies of such documentation will be made available to the Holders (or beneficial owners) of the Notes or the Paying Agent, as applicable, upon written request therefor.

(e) The Issuer shall pay any stamp, issue, registration, documentary or other similar taxes and duties, including interest and penalties, imposed by a Taxing Jurisdiction in respect of the creation, issue, delivery, registration and offering of the Notes or the execution of the Notes, the Note Guarantees, this Indenture or any other related document or instrument. The Issuer shall also pay and indemnify the Trustee, the Holders and beneficial owners, and the Paying Agent from and against all court taxes or other taxes and duties, including interest and penalties, paid by any of them in any jurisdiction in connection with any action permitted to be taken by the Trustee, the Holders and beneficial owners, or the Paying Agent to enforce the Issuer’s obligations under the Notes.

Section 2.13 Mutilated, Destroyed, Lost or Stolen Notes. In case any Note shall become mutilated, defaced, destroyed, lost or stolen, the Issuer will execute and the Trustee will, upon receipt of an Authentication Order, authenticate, register and deliver a new Note of like tenor (including the same date of issuance) and equal principal amount registered in the same manner, dated the date of its authentication and bearing interest from the date to which interest has been paid on such Note, in exchange and substitution for such Note (upon surrender and cancellation thereof in the case of mutilated or defaced Notes) or in lieu of and in substitution for such Note. In case a Note is destroyed, lost or stolen, the applicant for a substitute Note shall furnish the Issuer and the Trustee (a) such security and/or indemnity as may be required by them to save each of them harmless and (b) satisfactory evidence of the destruction, loss or theft of such Note and of the ownership thereof. Upon the issuance of any substituted Note, the Trustee may require the payment by the registered Holder thereof of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any fees and expenses (including those of the Trustee) connected therewith. With respect to mutilated, defaced, destroyed, lost or stolen Definitive Notes, a Holder thereof may obtain new Definitive Notes from the office of the Transfer Agent.

Notwithstanding any statement herein, the Issuer reserves its right to impose such transfer, certificate, exchange or other requirements, and to require such restrictive legends on Notes, as it may determine are necessary to ensure compliance with the securities laws of the United States and the states therein and any other applicable laws.

Section 2.14 Cancellation. (a) All Notes surrendered for payment, exchange or redemption, or deemed lost or stolen, shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee by such Person and shall be promptly canceled by the Trustee (or, if lost or stolen and not yet replaced pursuant to Section 2.13, delivered to the applicable Holder). No Note shall be authenticated in lieu of or in exchange for any Note canceled as provided in this Section except as expressly permitted by this Indenture. All canceled Notes held by the Trustee shall be disposed of or held by it in accordance with its standard retention policy.

(b) Any Note(s) (or beneficial interests therein) that are acquired by the Issuer may be canceled upon the election of the Issuer to do so, provided, however, that no cancellation may be made between a record date and the next Payment Date. In order to effect such cancellation, the Issuer shall send to the Trustee a written notice that it owns such Note(s) (or beneficial interest(s)) and wishes to have the indicated principal amount thereof cancelled (which ownership the Issuer shall evidence to the satisfaction of the Trustee). Upon receipt of any such notice and satisfactory evidence, the Issuer hereby instructs the Trustee promptly to cause such principal amount to be cancelled (including, if applicable, to notify any applicable securities depositary). Upon any such cancellation, the remaining unpaid principal amount of the Notes shall be reduced to take into effect such cancellation and the calculation of interest (and other calculations under this Indenture) shall take into effect such cancellation.

Section 2.15 Registration of Transfer and Exchange of Notes. (a) The Issuer hereby initially appoints the Registrar as transfer agent for the Notes. The Registrar shall register Notes and transfers and exchanges thereof as provided herein. The Registrar and each transfer agent and co-security registrar (if any) appointed with respect to the Notes shall be referred to collectively as the “Transfer Agent.” The Registrar shall cause to be kept at the office or agency to be maintained by it in accordance with Section 8.12 a register (the “Register”) in which, subject to restrictions on transfer set forth herein, and such other reasonable regulations as it may prescribe, the Registrar shall provide for: (i) the registration of the Notes and (ii) the registration of transfers and exchanges of the Notes as provided herein. The Trustee shall preserve, in as current a form as is reasonably practicable, the names and addresses of Holders received by the Trustee.

(b) Upon surrender for registration of transfer of any Note at the Corporate Trust Office or such other office or agency maintained by the Trustee in accordance with Section 8.12, the Trustee shall, upon receipt of an Authentication Order, authenticate and deliver, in the name of the designated transferee (and, if the transfer is for less than all of the applicable Note, the transferor), one or more new Note(s) executed by the Issuer in authorized denominations of a like aggregate principal balance and deliver such new Note(s) to the applicable Holder(s).

(c) Every Note presented or surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Trustee (or the applicable Transfer Agent) duly executed by the applicable Holder or its attorney duly authorized in writing.

(d) No service charge shall be charged to a Holder for any registration of transfer or exchange of Notes, but the Trustee may require payment of a sum sufficient to cover any Tax or other governmental charge payable in connection therewith and any other expenses (including fees and expenses of the Trustee) that may be imposed in connection with any registration of transfer or exchange of the Notes, other than exchanges pursuant to Section 2.13 hereof not involving any transfer.

(e) All Notes surrendered for registration of transfer or exchange shall be canceled and subsequently destroyed or retained by the Trustee in accordance with its standard retention policy.

In addition to the other provisions herein, the Issuer reserves the right to impose such transfer, certificate, exchange or other requirements, and to require such restrictive legends on a Note, as it may determine are necessary to ensure compliance with the securities laws of the United States and the states thereof and any other Applicable Laws.

ARTICLE III

REDEMPTION OF NOTES

Section 3.1 Applicability of Article. Notes that are redeemable before the Maturity Date shall be redeemable in accordance with their terms and in accordance with this ARTICLE III.

Section 3.2 Election to Redeem. The election of the Issuer to redeem any Notes shall be authorized by a Board of Directors’ resolution of the Issuer and evidenced by an Officers’ Certificate. In the case of any redemption of Notes prior to the expiration of any restriction on such redemption provided in the terms of such Notes or elsewhere in this Indenture, or pursuant to an election by the Issuer which is subject to a condition specified in the terms of such Notes or elsewhere in this Indenture, the Issuer shall furnish the Trustee and the Registrar with an Officers’ Certificate evidencing compliance with such restriction or condition.

Section 3.3 Optional Redemption.

(a) At any time, or from time to time, on or prior to November 20, 2023, the Issuer may, at its option, redeem up to 35% of the outstanding aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) with the Net Cash Proceeds of one or more Equity Offerings at a redemption price equal to 106.500% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the applicable redemption date; provided that:

(i) at least 65% of the aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) remains outstanding after each such redemption; and

(ii) such redemption occurs within ninety (90) days after the closing of such Equity Offering.

(b) At any time, or from time to time, prior to November 20, 2023, the Issuer may, at its option, upon not less than ten (10) nor more than sixty (60) days’ prior notice delivered to each Holder’s registered address, redeem the Notes, in whole or in part, at a redemption price equal to the greater of (1) 100% of the principal amount of such Notes to be redeemed and (2) the sum of the present value at such redemption date of (i) the redemption price of the Notes on November 20, 2023 (such redemption price being set forth in the table below under clause (c) of this Section 3.3) plus (ii) all required interest payments thereon through November 20, 2023 (excluding accrued but unpaid interest to, but excluding, the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, in each case plus accrued and unpaid interest and Additional Amounts, if any, thereon to the redemption date, as calculated by the Independent Investment Banker.

(c) At any time, or from time to time, on and after November 20, 2023, the Issuer may, at its option, upon not less than ten (10) nor more than sixty (60) days’ prior notice delivered to each Holder’s registered address, redeem the Notes, in whole or in part, at the following redemption prices (expressed as a percentage of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest on the Notes redeemed, if any, to, but excluding, the applicable redemption date, if redeemed during the twelve-month period beginning on November 20 of each of the years indicated below, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.

Year	Percentage
2023	103.250%
2024	101.625%

Section 3.4 Optional Redemption Upon Tax Event. The Issuer may redeem the Notes, in whole but not in part, at 100.0% of their outstanding principal amount plus accrued and unpaid interest to, but excluding, the applicable redemption date and any Additional Amounts payable with respect thereto, only if:

(1) on the next interest payment date the Issuer or applicable Guarantor would be obligated to pay Additional Amounts in respect of interest on the Notes or Note Guarantee in excess of the Additional Amounts that it would pay if interest payments in respect of the Notes or Note Guarantee were subject to deduction or withholding at a rate of 4.99% generally (determined without regard to any interest, fees, penalties or other additions to tax), as a result of any change in, or amendment to, the laws or regulations of any Taxing Jurisdiction, or any change in, or a pronouncement by competent authorities of the relevant Taxing Jurisdiction with respect to, the official application or official interpretation of such laws or regulations, which change, amendment or pronouncement occurs after the Issue Date (or, in the case of any withholding taxes imposed by a jurisdiction that becomes a Taxing Jurisdiction after the Issue Date, after the date such jurisdiction becomes a Taxing Jurisdiction); and

(2) such obligation cannot be avoided by the Issuer or applicable Guarantor taking reasonable measures available to it; provided that for this purpose reasonable measures shall not include any change in the Issuer’s jurisdiction of organization or location of its principal executive office. For the avoidance of doubt, reasonable measures may include a change in the jurisdiction of a Paying Agent; provided that such change shall not require the Issuer to incur material additional costs or legal or regulatory burdens.

No notice of redemption pursuant to this Section 3.4 will be given earlier than sixty (60) days prior to the earliest date on which the Issuer or applicable Guarantor would be obligated to pay such Additional Amounts if a payment in respect of the Notes or Note Guarantee were then due. Prior to the giving of any notice of redemption of the Notes pursuant to this Section 3.4, the Issuer shall deliver to the Trustee an Officer’s Certificate confirming that it is entitled to exercise such right of redemption. The Issuer will also deliver to the Trustee an Opinion of Counsel external to the Issuer, stating that it (or an applicable Guarantor) would be obligated to pay such Additional Amounts due to the changes in tax laws or regulations or changes in, or pronouncements with respect to, the official application or official interpretation of such laws or regulations. The Trustee shall accept such Officer’s Certificate and Opinion of Counsel as sufficient evidence of the satisfaction of the conditions precedent set forth in clauses (1) and (2) above, in which event it shall be conclusive and binding on the Holders.

Section 3.5 Selection by the Trustee of Notes to be Redeemed and Notice of Redemption.

(a) If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption by lot, subject to applicable DTC procedures unless otherwise required by law or applicable stock exchange requirements. If less than all of the Notes of any series are to be redeemed at any time, the Trustee shall select the Notes to be redeemed or purchased (1) in compliance with the requirements of the Singapore Stock Exchange, for so long as the Notes are listed on the Singapore Stock Exchange, (2) if the Notes are not so listed but are in global form, then by lot or otherwise in accordance with the procedures of DTC or the applicable depositary or (3) if the Notes are not so listed and are not in global form, then on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem fair and appropriate.

(b) No Notes of U.S.$200,000 or less can be redeemed in part. Notices of redemption with respect to Global Notes will be delivered in accordance with DTC procedures at least ten (10) but not more than sixty (60) days before the redemption date to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture.

(c) If any Note is to be redeemed in part only, the notice of redemption that relates to such Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the applicable Holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption, unless payment is not made on that date. Any redemption and notice thereof pursuant to this Indenture may, in the Issuer’s discretion, be subject to the satisfaction of any condition precedent specified therein.

(d) The redemption notice shall identify the Notes or portions thereof to be redeemed (including the CUSIP number, if any) and shall state:

(i) the redemption date;

(ii) the redemption price;

(iii) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued;

(iv) the name and address of the Paying Agent;

(v) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price and, unless the redemption date is after a record date and or before the succeeding interest payment date, accrued interest thereon to the redemption date;

(vi) that, unless the Issuer defaults in making the redemption payment, interest and any Additional Amounts on Notes called for redemption will cease to accrue on and after the redemption date, and the only remaining right of the Holders of such Notes is to receive payment of the redemption price, any Additional Amounts and, unless the redemption date is after a record date and on or before the succeeding interest payment date, accrued interest thereon to the redemption date upon surrender to the Paying Agent of the Notes redeemed;

(vii) if fewer than all the Notes are to be redeemed, the identification of the particular Notes (or portions thereof) to be redeemed, as well as the aggregate principal amount of the Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption;

(viii) the section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(ix) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes and that reliance may be placed only on the other identification numbers printed on the Notes; and

(x) any condition precedent to the redemption specified by the Issuer (which, if not satisfied, will result in the revocation of the notice), or if no condition is specified, that the notice is irrevocable.

(e) At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at its expense; provided that the Issuer shall deliver to the Trustee, at least 45 days prior to the redemption date (unless the Trustee shall have agreed to a shorter period), an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.6 Deposit of Redemption Price. By 11:00 a.m., New York City time, at least one Business Day prior to any redemption date, the Issuer shall deposit with the Trustee or with a Paying Agent an amount of money in immediately available funds in Dollars sufficient to pay the redemption price of the Notes; provided, however, any funds received after 11:00 a.m. New York time shall be deemed to be have been received and deposited on the Business Day following receipt by the Trustee or the Paying Agent.

Section 3.7 Notes Payable on Redemption Date. Notice of redemption having been given as set forth in Section 3.5, the Notes shall, on the redemption date, become due and payable at the redemption price therein specified, and from and after such date (unless the Issuer shall default in the payment of the redemption price) the Notes shall cease to bear interest. Upon surrender of any Note for redemption in accordance with said notice, such Note shall be paid by the Issuer at the redemption price, together with accrued and unpaid interest to the redemption date.

If any Note called for redemption shall not be so paid upon surrender thereof for redemption, the principal thereof (and premium, if any) and accrued and unpaid interest thereon, as applicable, shall, until paid, bear interest from the redemption date at the rate prescribed therefor in the Note. For the avoidance of doubt, the Issuer shall calculate the premium, if any, that is due and neither the Trustee nor any Authorized Agent shall have any duty to confirm and/or verify such calculation.

Section 3.8 Open Market Purchases. The Issuer may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with all Applicable Laws, so long as such acquisition does not otherwise violate the terms of this Indenture. Any Note so purchased by the Issuer may be surrendered to the Trustee for cancellation.

ARTICLE IV

COVENANTS

Section 4.1 Covenants of the Issuer and the Guarantors. The Issuer and each of the Guarantors agree that so long as any amount payable by them under this Indenture or the Notes remains unpaid (unless under a Suspension Period in the case of Suspended Covenants), they shall, and shall cause their Restricted Subsidiaries, as applicable, to, comply with the terms of the following covenants:

(a) Rule 144A Information. For so long as the Notes remain outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, but only to the extent the same shall not have been made publicly available by filing with the SEC, the Issuer shall furnish, upon the request of any Holder, such information as is specified in Rule 144A(d)(4) under the Securities Act: (i) to such Holder, (ii) to a prospective purchaser of such Note (or beneficial interests therein) who is a QIB designated by such Holder and (iii) to the Trustee for delivery to any applicable Holder upon written request therefore by such Holder, in each case in order to permit compliance by such Holder with Rule 144A in connection with the resale of such Note (or beneficial interest therein) in reliance upon Rule 144A. All such information shall be in the English language. Delivery of such reports, Officers’ Certificates and documents to the Trustee is for informational purposes only, and the Trustee’s receipt of such shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s, any Guarantor’s or any other Person’s compliance with any of its covenants hereunder or under the Notes (as to which the Trustee is entitled to conclusively rely exclusively on the annual statement of compliance described in Section 4.1(b)(ii)).

(b) Notice of Default; Compliance Certificate.

(i) The Issuer will furnish to the Trustee, not later than five (5) Business Days after the occurrence thereof, written notice of any events which would constitute a Default or Event of Default, their status and what action the Issuer is taking or proposing to take in respect thereof. In the absence of any such notice, the Trustee shall not be deemed to have notice or be charged with knowledge of any Default or Event of Default.

(ii) Within 120 days after the end of each fiscal year of the Issuer ending after the date hereof (which fiscal year ends December 31), the Issuer shall deliver to the Trustee a certificate which need not comply with Section 10.11, executed by the principal executive officer, the principal financial officer or the principal accounting officer of the Issuer and one other Authorized Officer of the Issuer, as to such officers’ knowledge of the Issuer’s compliance with all conditions and covenants under this Indenture, such compliance to be determined (solely for the purpose of this Section 4.1(b)(ii)) without regard to any period of grace or requirement of notice under this Indenture.

(c) Singapore Listing.

(i) The Issuer will apply to list the Notes on the Singapore Stock Exchange. In the event that the Notes are listed for trading on the Singapore Stock Exchange, the Issuer will use its best efforts to maintain such listing; provided that if the admission of the Notes on the Singapore Stock Exchange would, in the future, require the Issuer to publish financial information either more regularly than it would otherwise be required to, or requires the Issuer or the Guarantors to publish separate financial information, or if the listing, in the judgment of the Issuer, is unduly burdensome, the Issuer may seek an alternative admission to listing, trading and/or quotation for the Notes by another listing authority, stock exchange and/or quotation system. If such alternative admission to listing, trading and/or quotation of the Notes is not available to the Issuer or is, in the Issuer’s commercially reasonable judgment, unduly burdensome, an alternative admission to listing, trading and/or quotation of the Notes may not be obtained.

(ii) For so long as the Notes are listed on the Singapore Stock Exchange and the rules of the Singapore Stock Exchange so require, the Issuer will maintain a paying agent in Singapore. where the Notes may be presented or surrendered for payment or redemption, in the event that the Global Note is exchanged for individual Definitive Notes. In addition, in the event that the Global Notes are exchanged for Definitive Notes, announcement of such exchange shall be made through the Singapore Stock Exchange and such announcement will include all material information with respect to the delivery of the Definitive Notes, including details of the paying agent in Singapore.

(d) Limitation on Indebtedness.

(i) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness; provided that the Issuer and its Restricted Subsidiaries may Incur Indebtedness if, on the date thereof and immediately after giving effect on a pro forma basis to the Incurrence of such Indebtedness and any other Indebtedness Incurred since the end of the Latest Completed Quarter and the application of the net proceeds therefrom,

(1) the Net Leverage Ratio for the Issuer and its Restricted Subsidiaries on a consolidated basis is less than (i) 5:00 to 1:00, if such Incurrence of Indebtedness occurs before the first anniversary of the Issue Date; (ii) 4:50 to 1:00, if such Incurrence of Indebtedness occurs on or after the first anniversary of the Issue Date but before the second anniversary of the Issue Date; (iii) 4:25 to 1:00, if such Incurrence of Indebtedness occurs on or after the second anniversary of the Issue Date but before the third anniversary of the Issue Date; and (iv) 3:75 to 1:00, if such Incurrence of Indebtedness occurs on or after the third anniversary of the Issue Date;

(2) the Interest Coverage Ratio for the Issuer and its Restricted Subsidiaries on a consolidated basis is at least 2:25 to 1:00; and

(3) no Default or Event of Default will have occurred or be continuing or would occur as a consequence of Incurring the Indebtedness or entering into the transactions relating to such Incurrence.

(ii) Section 4.1(d)(i) will not prohibit the Incurrence of the following Indebtedness:

(1) Indebtedness represented by the Notes (including any Note Guarantee) (other than any Additional Notes);

(2) Indebtedness of the Issuer and its Restricted Subsidiaries in existence on the Issue Date;

(3) Guarantees by the Issuer or Guarantors of Indebtedness permitted to be Incurred by the Issuer or a Guarantor in accordance with the provisions of this Indenture; provided that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation or a Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Notes or the Note Guarantee, as the case may be;

(4) Indebtedness of the Issuer owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Issuer or any other Restricted Subsidiary; provided that:

(A) if the Issuer is the obligor on Indebtedness owing to a Non-Guarantor Subsidiary, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;

(B) if a Guarantor is the obligor on such Indebtedness and a Non-Guarantor Subsidiary is the obligee, such Indebtedness is expressly subordinated in right of payment to the Note Guarantee of such Guarantor; and

(C) (i) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Issuer or a Restricted Subsidiary of the Issuer; and

(ii) any sale or other transfer of any such Indebtedness to a Person other than the Issuer or a Restricted Subsidiary of the Issuer shall be deemed, in each case under this clause (4)(C), to constitute an Incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be;

(5) (a) Indebtedness of Persons Incurred and outstanding on the date on which such Person became a Restricted Subsidiary or was acquired by, or merged into, the Issuer or any Restricted Subsidiary or (b) Indebtedness Incurred by the Issuer or a Restricted Subsidiary in connection with any such acquisition or merger; provided that, in either case, (i) the Issuer would have been able to Incur at least U.S.$1.00 of additional Indebtedness pursuant to Section 4.1(d)(i) after giving effect to the Incurrence of such Indebtedness pursuant to this clause (5), or (ii) after giving effect to the Incurrence of such Indebtedness pursuant to this clause (5), the Net Leverage Ratio of the Issuer and its Restricted Subsidiaries is lower than such ratio immediately prior to such acquisition or merger;

(6) Indebtedness Incurred by the Issuer or its Restricted Subsidiaries in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance, self-insurance obligations, performance, bid, surety and similar bonds and completion Guarantees (not for borrowed money) provided in the ordinary course of business;

(7) Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business or assets of the Issuer or any business, assets or Capital Stock of a Restricted Subsidiary, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that:

(A) the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to subsequent changes in value) actually received by the Issuer and its Restricted Subsidiaries in connection with such disposition; and

(B) such Indebtedness is not reflected on the balance sheet of the Issuer or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (7));

(8) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (including daylight overdrafts paid in full by the close of business on the day such overdraft was Incurred) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five (5) Business Days of Incurrence;

(9) Indebtedness of the Issuer or any of its Restricted Subsidiaries to the extent the net proceeds thereof are promptly used to redeem the Notes in full or deposited to defease or discharge the Notes, in each case in accordance with this Indenture;

(10) Indebtedness under Hedging Obligations that are Incurred for hedging purposes in the ordinary course of business (and not for speculative purposes);

(11) the Incurrence or issuance by the Issuer or any Restricted Subsidiary of Refinancing Indebtedness that serves to refund or refinance any Indebtedness Incurred as permitted under Section 4.1(d)(i) or clauses (1), (2), (5) or (11) of this Section 4.1(d)(ii), or any Indebtedness issued to so refund or refinance such Indebtedness, including additional Indebtedness Incurred to pay premiums (including reasonable, as determined in good faith by the Issuer, tender premiums), defeasance costs, accrued interest and fees and expenses in connection therewith;

(12) Indebtedness (including Capitalized Lease Obligations) of the Issuer or a Restricted Subsidiary Incurred to finance the purchase, lease, construction or improvement of any property, plant or equipment used or to be used in the business of the Issuer or such Restricted Subsidiary through the direct purchase of such property, plant or equipment, and any Indebtedness of a Restricted Subsidiary which serves to refund or refinance any Indebtedness Incurred pursuant to this clause (12), in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (12) and then outstanding, will not exceed the greater of U.S.$25.0 million or 5.0% of Total Assets at any time outstanding;

(13) short-term Indebtedness of the Issuer or any Restricted Subsidiary Incurred under a Debt Facility in the ordinary course of business, for working capital purposes and in an aggregate amount not to exceed U.S.$25.0 million or 5.0% of Total Assets at any time outstanding; and

(14) in addition to the items referred to in clauses (1) through (13) of this Section 4.1(d)(ii), Indebtedness of the Issuer and the Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (14) and then-outstanding, will not exceed the greater of U.S.$50.0 million or 10.0% of Total Assets at any time outstanding.

(iii) The Issuer will not Incur any Indebtedness under Section 4.1(d)(ii) if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Obligations of the Issuer unless such Indebtedness will be subordinated to the Notes to at least the same extent as such Subordinated Obligations. No Guarantor will Incur any Indebtedness under Section 4.1(d)(ii) if the proceeds thereof are used, directly or indirectly, to refinance any Guarantor Subordinated Obligations of such Guarantor unless such Indebtedness will be subordinated to the obligations of such Guarantor under its Note Guarantee to at least the same extent as such Guarantor Subordinated Obligations. No Restricted Subsidiary (other than a Guarantor) may Incur any Indebtedness if the proceeds are used to refinance Indebtedness of the Issuer or a Guarantor.

(iv) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 4.1(d):

(1)	the outstanding principal amount of any item of Indebtedness will be counted only once;

(2)

in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in Section 4.1(d)(ii), the Issuer, in its sole discretion, will classify such item of Indebtedness on the date of Incurrence and may later reclassify such item of Indebtedness in any manner that complies with Section 4.1(d)(ii) and will be entitled to divide the amount and type of such Indebtedness among more than one of such clauses under Section 4.1(d)(ii);

(3)	Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(4)

the principal amount of any Disqualified Stock of the Issuer or a Restricted Subsidiary, or Preferred Stock of a Non-Guarantor Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof; and

(5)

Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness.

(v) Accrual of interest, accrual of dividends, the accretion of accreted value, the amortization of debt discount, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 4.1(d) The amount of any Indebtedness outstanding as of any date shall be (i) the aggregate principal amount outstanding, in the case of Indebtedness issued with interest payable in-kind and any Indebtedness issued with original issue discount, and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness, in all cases as determined in accordance with IFRS.

(vi) In addition, the Issuer will not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness or issue any Disqualified Stock, other than Non-Recourse Debt. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 4.1(d), the Issuer shall be in Default of this Section 4.1(d)).

(vii) For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar equivalent principal amount of Indebtedness denominated in Peruvian Soles or Colombian pesos or any other foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that, if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Issuer and its Restricted Subsidiaries may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

(e) Limitation on Asset Dispositions.

(i) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, cause or make any Asset Disposition unless:

(1) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the Fair Market Value (such Fair Market Value to be determined on the date of contractually agreeing to such Asset Disposition) of the assets or Capital Stock subject to such Asset Disposition;

(2) at least 75% of the consideration from such Asset Disposition received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of (A) cash or Cash Equivalents at the time of such Asset Disposition, (B) Additional Assets transferred in an Asset Swap or (C) a combination of (A) and (B); and:

(3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Issuer or such Restricted Subsidiary, as the case may be, within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash, as follows:

(A) to permanently reduce (and permanently reduce commitments with respect thereto) Secured Indebtedness of the Issuer (other than any Disqualified Stock or Subordinated Obligations) or Secured Indebtedness of a Restricted Subsidiary (other than any Disqualified Stock or Guarantor Subordinated Obligations), in each case other than Indebtedness owed to the Issuer or an Affiliate of the Issuer;

(B) to permanently reduce Pari Passu Indebtedness (other than Indebtedness owed to the Issuer or an Affiliate of the Issuer);

(C) to invest in Additional Assets; or

(D) any combination of the foregoing;

provided that pending the final application of any such Net Available Cash in accordance with clause (A), (B), (C) or (D) above, the Issuer and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by this Indenture; and provided, further, that in the case of clause (C), a binding, written commitment to invest in Additional Assets shall be treated as a permitted application of the Net Available Cash from the date of such commitment so long as the Issuer or a Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Available Cash will be applied to satisfy such commitment within 12 months of such commitment (an “Acceptable Commitment”) and such Net Available Cash is actually applied in such manner within 12 months from the date of the Acceptable Commitment, it being understood that if the Acceptable Commitment is later cancelled or terminated for any reason before such Net Available Cash is applied, then such Net Available Cash not so applied shall constitute Excess Proceeds.

For the purposes of clause (2) of this Section 4.1(e)(i) and for no other purpose, the following will be deemed to be cash:

(1) any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet) of the Issuer or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or the Note Guarantees) that are assumed by the transferee of any such assets and from which the Issuer and all Restricted Subsidiaries have been validly released by all creditors in writing; and

(2) any securities, notes or other obligations received by the Issuer or any Restricted Subsidiary from the transferee that are converted by the Issuer or such Restricted Subsidiary into cash (to the extent of the cash received) within 90 days following the closing of such Asset Disposition.

Any Net Available Cash from Asset Dispositions that is not applied or invested as provided in clause (3) of this Section 4.1(e)(i) shall be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds U.S.$25.0 million, the Issuer will be required to, within 30 days thereafter, make an offer (an “Asset Disposition Offer”) to all Holders and, to the extent required by the terms of any outstanding Pari Passu Indebtedness, to all holders of such Pari Passu Indebtedness, to purchase the maximum aggregate principal amount of Notes and any such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (subject to the right of Holders of the Notes of record on a record date to receive interest on the relevant interest payment date), in accordance with the procedures set forth in this Indenture or the agreements governing the Pari Passu Indebtedness, as applicable, in each case in denominations of U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof. The Issuer shall commence an Asset Disposition Offer with respect to Excess Proceeds by mailing (or otherwise communicating in accordance with the Applicable Procedures) the notice required by this Section 4.1(e), with a copy to the Trustee.

To the extent that the aggregate amount of Notes and Pari Passu Indebtedness validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes in any manner not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes surrendered by Holders thereof and other Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Issuer shall select the Notes and Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate accreted value or principal amount of tendered Notes and Pari Passu Indebtedness. Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

(ii) No later than five Business Days after the termination of the Asset Disposition Offer (the “Asset Disposition Purchase Date”), the Issuer will apply all Excess Proceeds to the purchase of the aggregate principal amount of Notes and, if applicable, Pari Passu Indebtedness (on a pro rata basis, if applicable) required to be purchased pursuant to this Section 4.1(e) (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount of Notes (and, if applicable, Pari Passu Indebtedness) has been so validly tendered, all Notes and Pari Passu Indebtedness validly tendered in response to the Asset Disposition Offer. Payment for any Notes so purchased will be made in the same manner as principal and interest payments are made.

(iii) If the Asset Disposition Purchase Date is on or after an applicable record date and on or before the related interest payment date, any accrued and unpaid interest to, but excluding, the Asset Disposition Purchase Date will be paid on the Asset Disposition Purchase Date to the Person in whose name a Note is registered at the close of business on such record date.

(iv) Upon the commencement of an Asset Disposition Offer, the Issuer shall give a notice to each of the Holders or otherwise deliver such notice in accordance with the Applicable Procedures, with a copy to the Trustee, the Transfer Agent, the Registrar and the Paying Agent. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Disposition Offer. The Asset Disposition Offer shall be made to all Holders and, if required, all holders of Pari Passu Indebtedness. The notice, which shall govern the terms of the Asset Disposition Offer, shall state:

(1) that an Asset Disposition Offer is being made pursuant to this Section 4.1(e) and the expiration time of the Asset Disposition Offer;

(2) the Asset Disposition Offer Amount, the purchase price, including the portion thereof representing any accrued and unpaid interest, and the Asset Disposition Purchase Date;

(3) that Notes must be tendered in denominations of U.S.$200,000 or integral multiples of U.S.$1,000 in excess thereof, and any Note not properly tendered will remain outstanding and will continue to accrue interest;

(4) that, unless the Issuer defaults in making the payment, any Note accepted for payment pursuant to the Asset Disposition Offer will cease to accrue interest on and after the Asset Disposition Purchase Date;

(5) that Holders electing to have a Note purchased pursuant to any Asset Disposition Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to such Note completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Asset Disposition Purchase Date;

(6) that Holders shall be entitled to withdraw their election if the Issuer, DTC or the applicable depositary or the Paying Agent, as the case may be, receives at the address specified in the notice, not later than the expiration of the Asset Disposition Offer, a notice of withdrawal setting forth the name of the Holder, the principal amount of the Notes the Holder tendered for purchase and a statement that such Holder is withdrawing its tendered Notes and its election to have such Note purchased;

(7) that, if the aggregate principal amount of Notes and Pari Passu Indebtedness surrendered by the holders thereof exceeds the Asset Disposition Offer Amount, then the Notes and such Pari Passu Indebtedness will be purchased on a pro rata basis based on the aggregate accreted value or principal amount, as applicable, of the Notes or such Pari Passu Indebtedness tendered and the selection of the Notes for purchase shall be made by the Issuer by such method as the Issuer in its sole discretion shall deem to be fair and appropriate (subject to the Applicable Procedures), although no Note having a principal amount of U.S.$200,000 shall be purchased in part;

(8) that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (the unpurchased portion of the Notes must be equal to U.S.$200,000 or an integral multiple of U.S.$1,000 in excess thereof); and

(9) the other procedures, as determined by the Issuer, consistent with this Section 4.1(e) that a Holder must follow.

(v) On or before the Asset Disposition Purchase Date, the Issuer will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary or as otherwise provided in this Section 4.1(e), the Asset Disposition Offer Amount of Notes and Pari Passu Indebtedness or portions thereof validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or, if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes and Pari Passu Indebtedness so tendered, in the case of the Notes, in integral multiples of U.S.$1,000; provided that if, following repurchase of a portion of a Note, the remaining principal amount of such Note outstanding immediately after such repurchase would be less than U.S.$200,000, then the portion of such Note so repurchased shall be reduced so that the remaining principal amount of such Note outstanding immediately after such repurchase is U.S.$200,000. The Issuer will deliver, or cause to be delivered, to the Trustee the Notes so accepted and an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof so accepted and that such Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this Section 4.1(e).

(vi) The Issuer will promptly, but in no event later than five Business Days after termination of the Asset Disposition Offer, mail or deliver to each tendering Holder or holder or lender of Pari Passu Indebtedness, as the case may be, an amount equal to the purchase price of the Notes or Pari Passu Indebtedness so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Issuer for purchase, and the Issuer will promptly issue a new Note, and the Trustee, upon delivery to it of an Authentication Order from the Issuer, will authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount of U.S.$200,000 or an integral multiple of U.S.$1,000 in excess thereof. In addition, the Issuer will take any and all other actions required by the agreements governing the Pari Passu Indebtedness. Any Note not so accepted will be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer will publicly announce the results of the Asset Disposition Offer on or as soon as practicable after the Asset Disposition Purchase Date.

(vii) The Issuer will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to an Asset Disposition Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Indenture by virtue of any conflict.

(f) Limitation on Restricted Payments.

(i) The Issuer will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1) declare or pay any dividend or make any other payment or distribution (whether made in cash, securities or other property) on or in respect of its or any of its Restricted Subsidiaries’ Capital Stock (including any payment in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries) other than:

(A) dividends, payments or distributions payable solely in Capital Stock of the Issuer (other than Disqualified Stock); and

(B) dividends, payments or distributions by a Restricted Subsidiary, so long as, in the case of any dividend, payment or distribution payable on or in respect of any Capital Stock issued by a Restricted Subsidiary that is not a Wholly-Owned Subsidiary, the Issuer or the Restricted Subsidiary holding such Capital Stock receives at least its pro rata share of such dividend, payment or distribution;

(2) purchase, redeem, retire or otherwise acquire for value, including in connection with any merger or consolidation, any Capital Stock of the Issuer or any direct or indirect parent of the Issuer held by Persons other than the Issuer or a Restricted Subsidiary (other than in exchange for Capital Stock of the Issuer (other than Disqualified Stock));

(3) make any payment on or with respect to, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled repayment, scheduled sinking fund payment or scheduled maturity, any Subordinated Obligations or Guarantor Subordinated Obligations, other than Indebtedness of the Issuer owing to and held by any Guarantor or Indebtedness of a Guarantor owing to and held by the Issuer or any other Guarantor permitted under clause (3) of Section 4.1(d)(ii); or

(4) make any Restricted Investment

(all such payments and other actions referred to in clauses (1) through (4) of this Section 4.1(f)(i) shall be referred to as a “Restricted Payment”), unless, at the time of and after giving effect to such Restricted Payment:

(A) no Default or Event of Default shall have occurred and be continuing (or would result therefrom);

(B) immediately after giving effect to such transaction on a pro forma basis, the Issuer could Incur at least U.S.$1.00 of additional Indebtedness under the provisions of Section 4.1(d)(i); and

(C) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date would not exceed the sum of (without duplication):

(i) 50% of Consolidated Net Income for the period (treated as one accounting period) from July 1, 2020 to the end of the Latest Completed Quarter ending prior to the date of such Restricted Payment (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit); plus

(ii) 100% of the aggregate Net Cash Proceeds and the Fair Market Value of marketable securities or other property received by the Issuer from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Issue Date, other than:

(x) Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Issuer or to an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Issuer or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination; and

(y) Net Cash Proceeds received by the Issuer from the issue and sale of its Capital Stock or capital contributions to the extent applied to redeem Notes in compliance with Section 3.3(a); plus

(iii) the amount by which Indebtedness of the Issuer or its Restricted Subsidiaries is reduced on the Issuer’s consolidated balance sheet upon the conversion or exchange (other than debt held by a Subsidiary of the Issuer) subsequent to the Issue Date of any Indebtedness of the Issuer or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Issuer (less the amount of any cash, or the Fair Market Value of any other property, distributed by the Issuer upon such conversion or exchange); plus

(iv) the amount equal to the net reduction in Restricted Investments made by the Issuer or any of its Restricted Subsidiaries in any Person resulting from:

(x) repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to an unaffiliated purchaser, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Issuer or any Restricted Subsidiary (other than for reimbursement of tax payments); or

(y) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries or the merger or consolidation of an Unrestricted Subsidiary with and into the Issuer or any of its Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed the amount of Investments previously made by the Issuer or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this clause (iv) was included in the calculation of the amount of Restricted Payments; provided that no amount will be included under this clause (iv) to the extent it is already included in Consolidated Net Income; minus

(v) any amounts paid in respect of mandatory dividends pursuant to Article 231 of the Peruvian Companies Law as the same may be amended or replaced from time to time.

(ii) The provisions of Section 4.1(f)(i) will not prohibit:

(1) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock or Subordinated Obligations of the Issuer or Guarantor Subordinated Obligations of any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Issuer (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Issuer or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided that the Net Cash Proceeds from such sale of Capital Stock will be excluded from clause (4)(C)(ii) of Section 4.1(f)(i);

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Issuer or Guarantor Subordinated Obligations of any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Issuer or any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Guarantor Subordinated Obligations of any Guarantor made by exchange for or out of the proceeds of the substantially concurrent sale of Guarantor Subordinated Obligations of a Guarantor so long as such refinancing Subordinated Obligations or Guarantor Subordinated Obligations are permitted to be Incurred pursuant to Section 4.1(d) and constitute Refinancing Indebtedness;

(3) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Issuer or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Issuer or such Restricted Subsidiary, as the case may be, so long as such refinancing Disqualified Stock is permitted to be Incurred pursuant to Section 4.1(d) and constitutes Refinancing Indebtedness;

(4) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation (A) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control in accordance with provisions similar to Section 4.4 or (B) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to Section 4.1(e); provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Issuer has made the Change of Control Offer or Asset Disposition Offer, as applicable, as provided in such covenant with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer;

(5) any purchase or redemption of Subordinated Obligations or Guarantor Subordinated Obligations from Net Available Cash to the extent permitted under Section 4.1(e);

(6) dividends paid within sixty (60) days after the date of declaration if at such date of declaration such dividend would have complied with this Section 4.1(f);

(7) the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock or equity appreciation rights of the Issuer or any direct or indirect parent of the Issuer held by any existing or former employees or management of the Issuer or any Subsidiary of the Issuer or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees approved by the Board of Directors of the Issuer; provided that such Capital Stock or equity appreciation rights were received for services related to, or for the benefit of, the Issuer and its Restricted Subsidiaries; and provided, further, that such redemptions or repurchases pursuant to this clause (7) will not exceed (i) U.S.$4.0 million in the aggregate during any calendar year and (ii) U.S.$7.0 million in the aggregate since the Issue Date;

(8) repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants, other rights to purchase Capital Stock or other convertible securities if such Capital Stock represents a portion of the exercise price thereof, and Restricted Payments by the Issuer to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock; and

(9) other Restricted Payments in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause (9), not to exceed U.S.$20.0 million in the aggregate since the Issue Date;

provided that at the time of and after giving effect to, any Restricted Payment permitted under clauses (5) and (9), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

(iii) Restricted Payments permitted pursuant to clauses (2), (3), (4), (5), (7), (8) and (9) will not be included in making the aggregate Restricted Payment calculations under clause (C) of Section 4.1(f)(i).

(iv) Neither the Board of Directors nor management of the Issuer shall, directly or indirectly, propose or otherwise encourage the declaration and payment of any dividends pursuant to Article 231 of the Peruvian Companies Law as the same may be amended or replaced from time to time if such declaration or payment would not be permitted by this Section 4.1(f) (without giving effect to the following proviso); provided, however, that the restrictions set forth in this Section 4.1(f) will not prohibit the declaration and payment of any such dividend if required by law.

(v) The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of such Restricted Payment of the assets or securities proposed to be transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment; provided that such determination of the Fair Market Value of a Restricted Payment or any such assets or securities shall be based upon an opinion or appraisal issued by an Independent Financial Advisor if such Fair Market Value is estimated in good faith by the Board of Directors of the Issuer or an authorized committee thereof to exceed U.S.$25.0 million. The amount of all Restricted Payments paid in cash shall be its face amount.

(vi) For purposes of determining compliance with this Section 4.1(f), in the event that a Restricted Payment (or portion thereof) permitted pursuant to this Section 4.1(f) or a Permitted Investment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments described above or one or more clauses of the definition of “Permitted Investments,” the Issuer shall be permitted to classify such Restricted Payment or Permitted Investment (or any portion thereof) on the date it is made, or later reclassify all or any portion of such Restricted Payment or Permitted Investment, in any manner that complies with this Section 4.1(f), and such Restricted Payment or Permitted Investment (or portion thereof) shall be treated as having been made pursuant to only one of such clauses of this Section 4.1(f) or the definition of Permitted Investments.

(vii) The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary (other than the Issuer) as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the definition of “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

(g) Limitation on Liens.

(i) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur, assume or suffer to exist any Lien (other than Permitted Liens) against or upon any of their respective properties or assets (including Capital Stock of Subsidiaries), or any proceeds therefrom, or assign or convey any right to receive proceeds therefrom, whether owned on the Issue Date or acquired after the Issue Date, which Lien is securing any Indebtedness, unless contemporaneously with the Incurrence of such Liens:

(1) in the case of Liens securing Subordinated Obligations or Guarantor Subordinated Obligations, the Notes and related Note Guarantees and all other amounts due under this Indenture are secured by a Lien on such properties, assets or proceeds that is senior in priority to such Liens; or

(2) in all other cases, the Notes and related Note Guarantees and all other amounts due under this Indenture are equally and ratably secured or are secured by a Lien on such properties, assets or proceeds that is senior in priority to such Liens.

Any Lien created for the benefit of Holders pursuant to this Section 4.1(g) shall be automatically and unconditionally released and discharged upon the termination or cessation of the circumstances which required the granting of such Liens.

(h) Limitation on Restrictions on Distributions from Restricted Subsidiaries.

(i) The Issuer will not, and will not permit any Restricted Subsidiary (other than a Guarantor) to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary (other than a Guarantor) to;

(1) pay dividends or make any other distributions on its Capital Stock to the Issuer or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness or other obligations owed to the Issuer or any Restricted Subsidiary;

(2) make any loans or advances to the Issuer or any Restricted Subsidiary; or

(3) sell, lease or transfer any of its properties or assets to the Issuer or any Restricted Subsidiary;

(ii) The preceding provisions will not prohibit encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions pursuant to agreements or instruments in effect as of the Issue Date;

(2) this Indenture, the Notes and the Note Guarantees;

(3) any agreement or other instrument of a Person acquired by the Issuer or any of its Restricted Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the properties or assets of the Person and its Subsidiaries, so acquired (including after acquired property);

(4) any amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing of an agreement referred to in clauses (1), (2), (3) or (4) of this Section 4.1(h)(ii); provided that such amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive than the encumbrances and restrictions contained in the agreements referred to in clauses (1), (2) or (3) of this Section 4.1(h)(ii) on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary or was merged into a Restricted Subsidiary, whichever is applicable;

(5) in the case of Section 4.1(h)(i)(3), Liens permitted to be Incurred under the provisions of Section 4.1(g) that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(6) purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations permitted under this Indenture, in each case that impose encumbrances or restrictions of the nature described in clause (3) of Section 4.1(h)(i) on the property so acquired;

(7) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Issuer pursuant to an agreement that has been entered into for the sale or disposition of all or a portion of the Capital Stock or assets of such Subsidiary;

(8) any customary provisions in joint venture agreements relating to joint ventures that are not Restricted Subsidiaries and other similar agreements entered into in the ordinary course of business and with the approval of the Board of Directors;

(9) customary non-assignment provisions in leases, subleases or licenses and other similar agreements entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(10) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order; and

(11) contained in the terms governing any Indebtedness if (as determined in good faith by the Issuer) (i) the encumbrances or restrictions are ordinary and customary for a financing of that type and (ii) the encumbrances or restrictions either (x) would not, at the time agreed to, be expected to materially adversely affect the ability of the Issuer or any Guarantor to make payments on the Notes or (y) in the case of any Refinancing Indebtedness, are, taken as a whole, no less favorable in any material respect to the Holders of the Notes than those contained in the agreements governing the Indebtedness being refinanced.

(i) Limitation on Affiliate Transactions.

(i) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (an “Affiliate Transaction”), unless:

(1) the terms of such Affiliate Transaction are no less favorable to the Issuer or such Restricted Subsidiary, as the case may be, than those that could reasonably be expected to have been obtained by the Issuer or such Restricted Subsidiary in a comparable transaction at the time of such transaction on an arms’ length basis with a Person that is not an Affiliate of the Issuer;

(2) in the event such Affiliate Transaction or series of related Affiliate Transactions involves an aggregate consideration in excess of U.S.$10.0 million (or the equivalent in other currencies), the terms of such transaction or series of transactions have been approved by a majority of the members of the Board of Directors of the Issuer (including a majority of the disinterested members thereof, if any), the approval to be evidenced by a Board Resolution stating that the Board of Directors has determined that such Affiliate Transaction or series of related Affiliate Transactions satisfies the criteria in clause (1) of this Section 4.1(i)(i); and

(3) in the event such Affiliate Transaction or series of related Affiliate Transactions involves an aggregate consideration in excess of U.S.$25.0 million, the Issuer will, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such Affiliate Transaction or series of related Affiliate Transactions to the Issuer and any such Restricted Subsidiary, if any, from a financial point of view from an Independent Financial Advisor and deliver the same to the Trustee.

(ii) Section 4.1(i)(i) will not apply to:

(1) any transaction between the Issuer and a Restricted Subsidiary or between Restricted Subsidiaries, and any Guarantees issued by the Issuer or a Restricted Subsidiary for the benefit of the Issuer or a Restricted Subsidiary, as the case may be, in accordance with Section 4.1(d);

(2) any Restricted Payment permitted to be made pursuant to Section 4.1(f) and Permitted Investments (other than Permitted Investments made pursuant to clause (2) of the definition thereof);

(3) any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or as the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Issuer, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or indemnity provided on behalf of officers and employees in the ordinary course of business and approved by the Board of Directors of the Issuer;

(4) the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, directors or officers of the Issuer or any Restricted Subsidiary;

(5) loans or advances to employees, officers or directors of the Issuer or any Restricted Subsidiary in the ordinary course of business consistent with past practices, in an aggregate amount not in excess of U.S.$2.0 million (without giving effect to the forgiveness of any such loan);

(6) the entering into of a customary agreement providing registration rights to the shareholders of the Issuer and the performance of such agreements;

(7) any agreement as in effect as of the Issue Date (including lease agreements), as these agreements may be amended, modified, supplemented, extended or renewed from time to time, so long as any such amendment, modification, supplement, extension or renewal is not more disadvantageous to the Holders in any material respect in the good faith judgment of the Board of Directors of the Issuer, when taken as a whole, than the terms of the agreements in effect on the Issue Date;

(8) any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into the Issuer or a Restricted Subsidiary; provided that such agreement was not entered into in contemplation of such acquisition or merger, and any amendment thereto (so long as any such amendment is not disadvantageous to the Holders in the good faith judgment of the Board of Directors of the Issuer, when taken as a whole, as compared to the applicable agreement as in effect on the date of such acquisition or merger);

(9) transactions with customers, clients, suppliers, lessors, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of the business of the Issuer and its Restricted Subsidiaries and otherwise in compliance with the terms of this Indenture; provided that in the reasonable determination of the members of the Board of Directors or Senior Management of the Issuer, such transactions are on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that could reasonably be expected to have been obtained at the time of such transactions in a comparable transaction on an arm’s length basis by the Issuer or such Restricted Subsidiary with an unrelated Person; and

(10) any issuance or sale of Capital Stock (other than Disqualified Stock) to Affiliates of the Issuer and the granting and performance of registration and other customary rights in connection therewith.

(j) Limitation on Activities of the Issuer and its Restricted Subsidiaries. The Issuer and its Restricted Subsidiaries will not engage in any business other than a Similar Business.

(k) Maintenance of Properties. The Issuer will cause all properties used or useful in the conduct of its business or the business of any of its Restricted Subsidiaries to be maintained and kept in good condition, repair and working order as in the judgment of the Issuer may be necessary so that the business of the Issuer and its Restricted Subsidiaries may be properly conducted at all times; provided that nothing in this paragraph prevents the Issuer or any Restricted Subsidiary from discontinuing the use, operation or maintenance of any of such properties or disposing of any of them, if such discontinuance or disposal is, in the judgment of the Issuer, desirable in the conduct of the business of the Issuer or any of its Restricted Subsidiaries.

(l) Anti-Layering. Neither the Issuer nor any Guarantor may Incur any Indebtedness that is subordinate in right of payment to other Indebtedness of the Issuer or any Guarantor unless such Indebtedness is also subordinate in right of payment to the Notes or the relevant Note Guarantee on substantially identical terms. This does not apply to distinctions between categories of Indebtedness that exist by reason of any Liens or Guarantees securing or in favor of some but not all of such Indebtedness.

(m) Reports. To the extent the same shall not have been made publicly available by filing with the SEC, and so long as any Notes are outstanding, the Issuer will furnish or cause to be furnished to the Trustee, and upon written request therefore to the Holders and prospective Holders (in respect of clause (iii) below):

(i) within 120 days following the end of each fiscal year of the Issuer ending on December 31, audited consolidated income statements, balance sheets, statements of shareholders equity and cash flow statements and the related notes thereto for the Issuer on a consolidated basis for the two most recent fiscal years in accordance with IFRS, together with an audit report thereon by the Issuer’s independent auditors, and together with a summary discussion and analysis by management of the Issuer regarding the financial condition and results of operations of the Issuer on a consolidated basis for such fiscal years;

(ii) within 90 days following the end of each of the three fiscal quarters ending on March 31, June 30 and September 30 in each of the Issuer’s fiscal years, quarterly reports containing unaudited consolidated balance sheets, statements of income and the related Notes thereto for the Issuer on a consolidated basis, in each case for the quarterly period then ended and the corresponding quarterly period in the prior fiscal year and prepared in accordance with IFRS, together with a summary discussion and analysis by management of the Issuer regarding the financial condition and results of operations of the Issuer on a consolidated basis for such quarterly period; and

(iii) upon written request by Holders or prospective Holders, information meeting the applicable requirements of Rule 144A(d)(4) of the Securities Act so long as the Notes are not freely transferable under the Exchange Act by Persons who are not “affiliates” under the Securities Act (which information need not be delivered to the Trustee so long as such information is provided to the Holders or prospective Holders).

The information required to be furnished pursuant to this Section 4.1(m) shall be furnished in the English language. The Issuer may fulfill the reporting obligations provided in this Section 4.1(m) by posting on its website the information required thereby, with notice thereof delivered to the Trustee.

Delivery of such reports, information, Officers’ Certificates and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s, any Guarantor’s or any other Person’s compliance with any of its covenants hereunder or under the Notes (as to which the Trustee is entitled to conclusively rely exclusively on the annual statement of compliance described in Section 4.1(b)(ii)). The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Issuer’s, any Guarantor’s or any other Person’s compliance with the covenants described herein or with respect to any reports, information, Officers’ Certificates or other documents filed with the SEC or any website under this Indenture, or participate in any conference calls.

Section 4.2 Effectiveness of Covenants.

(a) Following the first day:

(1) the Notes have an Investment Grade Rating from at least two Rating Agencies; and

(2) no Default or Event of Default has occurred and is continuing under this Indenture,

(such date, the “Suspension Date”), the Issuer and its Restricted Subsidiaries will not be subject to the provisions of Section 4.1(d), Section 4.1(e), Section 4.1(f), Section 4.1(h), Section 4.1(i), Section 4.1(j), and clause (4) of Section 4.3(a) (collectively, the “Suspended Covenants”).

(b) If at any time the Notes’ credit rating is downgraded from an Investment Grade Rating by any of such Rating Agencies, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended (the “Reinstatement Date”) and be applicable pursuant to the terms of this Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of this Indenture), unless and until the Notes subsequently attain an Investment Grade Rating from at least two Rating Agencies (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain an Investment Grade Rating from at least two Rating Agencies); provided that no Default, Event of Default or breach of any kind shall be deemed to exist under this

Indenture, the Notes or the Note Guarantees with respect to the Suspended Covenants based on, and none of the Issuer or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period (as defined below), regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the date of suspension of the covenants and the Reinstatement Date is referred to as the “Suspension Period.”

(c) On the Reinstatement Date, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to Section 4.1(d)(ii)(2). Calculations made after the Reinstatement Date of the amount available to be made as Restricted Payments under Section 4.1(f) will be made as though the covenant in Section 4.1(f) had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under Section 4.1(f)(i).

(d) During any period when the Suspended Covenants are suspended, the Board of Directors of the Issuer may not designate any of the Issuer’s Subsidiaries as Unrestricted Subsidiaries pursuant to this Indenture.

(e) The Issuer shall promptly notify the Trustee in writing of the occurrence of any Suspension Period pursuant to this Section 4.2. In the absence of such notice, the Trustee may conclusively assume that the Suspended Covenants are in full force and effect. The Issuer shall promptly notify the Trustee in writing upon the reinstatement of the Suspended Covenants after a Reinstatement Date pursuant to this Section 4.2. In the absence of such notice, the Trustee shall assume that the Suspension Period continues to remain in effect.

Section 4.3 Merger and Consolidation.

(a) The Issuer will not consolidate with or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), or sell, assign, convey, transfer, lease or otherwise dispose of (or cause or permit any Restricted Subsidiary to sell, assign, convey, transfer, lease or otherwise dispose of) all or substantially all of its properties and assets, in one or more related transactions, to any Person unless:

(1) the resulting, surviving or transferee Person (the “Successor Issuer”) is a Person (other than an individual) organized and validly existing under the laws of a Permitted Jurisdiction;

(2) the Successor Issuer (if other than the Issuer) expressly assumes all of the obligations of the Issuer under the Notes and this Indenture (including the obligation to pay Additional Amounts, if any) pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four quarter period:

(A) the Successor Issuer would be able to Incur at least U.S.$1.00 of additional Indebtedness pursuant to Section 4.1(d)(i); or

(B) the Net Leverage Ratio for the Successor Issuer and its Restricted Subsidiaries on a consolidated basis would not be lower than such ratio for the Issuer and its Restricted Subsidiaries on a consolidated basis immediately prior to such transaction and (ii) the Interest Coverage Ratio for the Successor Issuer and its Restricted Subsidiaries on a consolidated basis would be higher than such ratio for the Issuer and its Restricted Subsidiaries on a consolidated basis immediately prior to such transaction;

(5) each Guarantor (unless it is the other party to the transactions above, in which case clause (1) of Section 4.3(b) shall have by supplemental indenture confirmed that its Note Guarantee (including the obligation to pay Additional Amounts, if any) shall apply to such Successor Issuer’s obligations under this Indenture and the Notes; and

(6) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, winding up, sale, assignment, conveyance, transfer, lease, or disposition, and such supplemental indenture, if any, comply with this Indenture.

(b) Notwithstanding clauses (4) and (5) of Section 4.3(a):

(1) any Restricted Subsidiary may consolidate with, merge with or into or transfer all or part of its properties and assets to the Issuer so long as no Capital Stock of the Restricted Subsidiary is distributed to any Person other than the Issuer; provided that, in the case of a Restricted Subsidiary that merges into the Issuer, the Issuer will not be required to comply with Section 4.3(a)(6); and

(2) any Non-Guarantor Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Issuer or a Guarantor.

(c) The Issuer will not permit any Guarantor to consolidate with or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets, in one or more related transactions, to any Person (other than to the Issuer or another Guarantor) unless:

(1) if such entity remains a Guarantor, the resulting, surviving or transferee Person (the “Successor Guarantor”) is a Person (other than an individual) organized and validly existing under the laws of a Permitted Jurisdiction;

(2) the Successor Guarantor, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under this Indenture and its Note Guarantee (including the obligation to pay Additional Amounts, if any) pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(4) the Issuer will have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, winding up or disposition and such supplemental indenture (if any) comply with this Indenture.

(d) Notwithstanding the foregoing, any Guarantor may merge with or into or transfer all or part of its properties and assets to a Guarantor or the Issuer or merge with a Restricted Subsidiary of the Issuer solely for the purpose of reincorporating the Guarantor in the jurisdiction of such Guarantor, or a Permitted Jurisdiction, so long as the amount of Indebtedness of such Guarantor and its Restricted Subsidiaries is not increased thereby, and the resulting entity remains or becomes a Guarantor.

(e) For purposes of this Section 4.3, the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Issuer, which properties and assets, if held by the Issuer instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Issuer on a consolidated basis, will be deemed to be the disposition of all or substantially all of the properties and assets of the Issuer.

(f) Upon any consolidation, merger, wind up, sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the assets of the Issuer or a Guarantor in accordance with this Section 4.3, the Issuer and a Guarantor, as the case may be, will be released from its obligations under this Indenture, the Notes and its Note Guarantee, as the case may be, and the Successor Issuer and the Successor Guarantor, as the case may be, will succeed to, and be substituted for, and may exercise every right and power of, the Issuer or a Guarantor, as the case may be, under this Indenture, the Notes and such Note Guarantee; provided that, in the case of a lease of all or substantially all of its assets, the Issuer will not be released from the obligation to pay the principal of and interest on the Notes, and a Guarantor will not be released from its obligations under its Note Guarantee.

Section 4.4 Offer to Repurchase upon Change of Control.

(a) If a Change of Control Event occurs, unless the Issuer has exercised its right to redeem all of the Notes pursuant to Section 3.3 prior to the Change of Control Event, the Issuer will make an offer to purchase all of the Notes (the “Change of Control Offer”) at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (the “Change of Control Payment”). Within thirty (30) days following any Change of Control Event, unless the Issuer has exercised its right to redeem all of the Notes pursuant to Section 3.3 prior to the Change of Control Event, the Issuer will give a notice of such Change of Control Offer to each Holder or otherwise give notice in accordance with the manner set forth in Section 10.5, with a copy to the Trustee, stating:

(1) that a Change of Control Offer is being made pursuant to this Section 4.4 and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for purchase by the Issuer at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to, but excluding, the date of purchase;

(2) the purchase date (which shall be no earlier than ten (10) days nor later than sixty (60) days from the date such notice is mailed or otherwise delivered) (the “Change of Control Payment Date”);

(3) that Notes must be tendered in integral multiples of U.S.$1,000, and any Note not properly tendered will remain outstanding and continue to accrue interest;

(4) that, unless the Issuer defaults in the payment of the Change of Control Payment, any Note accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on and after the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” attached to such Notes completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders shall be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes; provided that the Trustee and the Paying Agent receive at the address specified in the notice, not later than the close of business on the second Business Day preceding the Change of Control Payment Date (or such prior time as required under the rules and customary practices of the Registrar), a notice of withdrawal setting forth the name of the Holder, the principal amount of Notes tendered for purchase and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7) that, if a Holder is tendering less than all of its Notes, such Holder will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (the unpurchased portion of the Notes must be equal to U.S.$200,000 or an integral multiple of U.S.$1,000 in excess thereof); and

(8) the other procedures, as determined by the Issuer, consistent with this Section 4.4 that a Holder must follow in order to have its Notes repurchased.

(b) The notice, if mailed or otherwise delivered in the manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. If (A) the notice is mailed in a manner herein provided and (B) any Holder fails to receive such notice or a Holder receives such notice but it is defective, such Holder’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Notes as to all other Holders that properly received such notice without defect.

(c) On the Business Day immediately preceding the Change of Control Payment Date, the Issuer will, to the extent lawful, deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes (of U.S.$200,000 or larger integral multiples of U.S.$1,000 in excess thereof) validly tendered pursuant to the Change of Control Offer.

(d) On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes (of U.S.$200,000 or larger integral multiples of U.S.$1,000 in excess thereof) properly tendered pursuant to the Change of Control Offer; and

(2) deliver or cause to be delivered to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer in accordance with this Section 4.4.

(e) The Paying Agent will promptly mail (or otherwise deliver in accordance with the Applicable Procedures) to each Holder of Notes so tendered the Change of Control Payment for such Notes, and, if only a portion of the Notes is purchased pursuant to a Change of Control Offer, the Trustee upon receipt of an Authentication Order will promptly authenticate and mail (or otherwise deliver in accordance with the Applicable Procedures) or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interest in a Global Note will be made, as appropriate); provided that each such new Note will be in a principal amount of U.S.$200,000 or integral multiples of U.S.$1,000 in excess thereof.

(f) If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest to the Change of Control Payment Date will be paid on the relevant interest payment date to the Person in whose name a Note is registered at the close of business on such record date.

(g) The Issuer will not be required to make a Change of Control Offer upon a Change of Control Event if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (2) notice of redemption has been given with respect to all of the Notes pursuant to this Indenture prior to the related Change of Control Event unless and until there is a default in payment of the applicable redemption price.

(h) The Issuer will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Indenture by virtue of the conflict or such compliance.

(i) Other than as specifically provided in this Section 4.4, any purchase of Notes pursuant to this Section 4.4 shall be made pursuant to the provisions of Section 3.5 and Section 3.6 of this Indenture.

ARTICLE V

DEFAULTS AND REMEDIES

Section 5.1 Events of Default and Remedies. (a) Each of the following is an “Event of Default”:

(i) default in any payment of interest (including any related Additional Amounts) on any Note when due and such default continues for thirty (30) days;

(ii) default in the payment of principal of, or premium, if any, on any note (including, in each case, any related Additional Amounts) when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(iii) failure by the Issuer or any Guarantor to comply with its obligations under Section 4.3;

(iv) failure by the Issuer or any Guarantor for thirty (30) days to comply with its obligations under Section 4.1(e) or Section 4.4;

(v) failure by the Issuer or any Guarantor for sixty (60) days to comply with any other covenant or agreement contained in this Indenture or the Notes (other than as described under clauses (i), (ii), (iii) and (iv) above, which are covered by such clauses) after notice by the Trustee or Holders of 25% or more in principal amount of the then outstanding Notes;

(vi) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Issuer or any of its Restricted Subsidiaries), other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, which default:

(1) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness; or

(2) results in the acceleration of such Indebtedness prior to its maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates U.S.$20.0 million or more (or its foreign currency equivalent);

(vii) failure by the Issuer or any Restricted Subsidiary to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of U.S.$20.0 million (or its foreign currency equivalent) (net of any amounts that a reputable and creditworthy insurance company has agreed to pay), which judgments are not paid, discharged or stayed for a period of sixty (60) days or more after such judgment becomes final;

(viii) the entering of a decree or order by a court (or equivalent authority) having jurisdiction adjudging the Issuer or any of its Significant Subsidiaries as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization of or by the Issuer or any of its Significant Subsidiaries, and such decree or order continuing to be undischarged or unstayed for a period of sixty (60) days; the entering of a decree or order of a court (or equivalent authority) having jurisdiction for the appointment of a receiver or liquidator or for the liquidation or dissolution of the Issuer or any of its Significant Subsidiaries, and such decree or order continuing to be undischarged and unstayed for a period of 60 days; the institution by the Issuer or any of its Significant Subsidiaries of any proceeding to be adjudicated as voluntarily bankrupt, liquidated or dissolved, or their respective consent to the filing of a bankruptcy, liquidation or dissolution proceeding against any of them, or the filing of a petition or answer or consent seeking reorganization, or the consent to the filing of any such petition or appointment of a receiver or liquidator or trustee or assignee in bankruptcy, liquidation, dissolution or insolvency of the Issuer or any of its Restricted Subsidiaries or of any substantial part of their respective property; or

(ix) except as permitted by this Indenture, any Note Guarantee of any Significant Subsidiary or group of Guarantors that, taken together, would constitute a Significant Subsidiary is held to be unenforceable or invalid in a judicial proceeding or ceases for any reason to be in full force and effect or any such Guarantor or group of Guarantors denies or disaffirms its obligations under its Note Guarantee.

(b) In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (vi) of Section 5.1(a) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if:

(1) the default triggering such Event of Default pursuant to clause (vi) of Section 5.1(a) shall be remedied or cured by the Issuer or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within twenty (20) days after the declaration of acceleration with respect thereto; and

(2) (A) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (B) all existing Events of Default, except nonpayment of principal, premium, if any, or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

(c) Acceleration.

(i) If an Event of Default (other than an Event of Default described in clause (viii) of Section 5.1(a)) occurs and is continuing, the Trustee by written notice to the Issuer, specifying the Event of Default, or the Holders of at least 25% in principal amount of the then-outstanding Notes by notice to the Issuer and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such declaration, such principal, premium, if any, and accrued and unpaid interest, if any, will be due and payable immediately.

(ii) Notwithstanding the foregoing, if an Event of Default under clause (viii) of Section 5.1(a) occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

(iii) The Holders of a majority in principal amount of the outstanding Notes may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the Notes and its consequences if (1) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the non-payment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

(d) Waiver of Past Defaults. The Holders of a majority in principal amount of the outstanding Notes by written notice to the Trustee may on behalf of all Holders waive any existing Default and its consequences hereunder, except:

(1) a continuing Default in the payment of the principal, premium, if any, or interest on any Note held by a non-consenting Holder (including in connection with an Asset Disposition Offer or a Change of Control Offer); and

(2) a Default with respect to a provision that under Section 10.1 cannot be amended without the consent of each Holder affected,

provided that, subject to Section 5.1(c), the Holders of a majority in principal amount of the then-outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

(e) Control by Majority. The Holders of a majority in principal amount of the then-outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. In the event an Event of Default has occurred and is continuing, and of which a Responsible Officer of the Trustee has Actual Knowledge, the Trustee will be required in the exercise of its powers under this Indenture to use the degree of care that a prudent person would use under the circumstances in the conduct of its own affairs. However, the Trustee may refuse to follow any direction for which it is not provided with security and/or indemnified to its satisfaction in its sole discretion or that conflicts with law, this Indenture, the Notes or any Note Guarantee, or that the Trustee determines in good faith is unduly prejudicial to the rights of any other Holder (provided that the Trustee shall have no obligation to determine whether a direction is unduly prejudicial to the rights of any Holder) or that would involve the Trustee in personal liability.

(f) Limitation on Suits. Subject to Section 5.1(h), no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2) the Holders of at least 25% in principal amount of the then-outstanding Notes have made written request to the Trustee to pursue the remedy;

(3) such Holders have offered the Trustee security and/or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee has not complied with such written request within sixty (60) days after the receipt of the request and the offer of security and/or indemnity; and

(5) the Holders of a majority in principal amount of the then-outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

(g) Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal, premium, if any, and interest on its Note, on or after the respective due dates expressed or provided for in such Note (including in connection with an Asset Disposition Offer or a Change of Control Offer), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

(h) Collection Suit by Trustee. If an Event of Default specified in Section 5.1(a)(i) or (ii) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer and any other obligor on the Notes for the whole amount of principal, premium, if any, and interest remaining unpaid on the Notes, together with interest on overdue principal and, to the extent lawful overdue installments of, interest, in each case at the rate specified in the Notes, and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements, indemnities and advances of the Trustee and its agents and counsel.

(i) Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, and to the extent permitted under Applicable Law, the Issuer, the Guarantors, the Trustee, the Authorized Agents and the Holders shall be restored severally and respectively to their former positions hereunder, and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

(j) Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.13, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by Applicable Law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

(k) Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this ARTICLE V or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

(l) Trustee May File Proofs of Claim. The Trustee may file proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel reasonably incurred) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes, including the Guarantors), its creditors or its property and is entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims. Any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements, indemnities and advances of the Trustee and its agents and counsel reasonably incurred, and any other amounts due the Trustee under Section

8.5. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 8.5 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

(m) Priorities. If the Trustee collects any money or property pursuant to this ARTICLE V, it shall pay out the money in the following order:

(1) to the Trustee and the Authorized Agents and their respective agents and attorneys for amounts due under Section 8.5, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the Authorized Agents and the costs and expenses of collection;

(2) to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

(3) to the Issuer or to such party as a court of competent jurisdiction shall direct, including a Guarantor, if applicable.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 5.1(n). Promptly after any record date is set pursuant to this Section 5.1(m), the Trustee shall cause notice of such record date and payment date to be given to the Issuer and to each Holder (at the sole expense of the Issuer) in the manner set forth in Section 10.5.

(n) Trustee May Enforce Claims Without Possession of Notes. To the extent permitted under Applicable Law, all rights of action (including the right to file proofs of claim) under this Indenture may be enforced by the Trustee without the possession of any of the Notes or the production thereof in any trial or other proceeding relating thereto. Any suit or proceeding instituted by the Trustee shall be brought in its name as Trustee without the necessity of joining any Holders as plaintiffs or defendants. Any recovery of judgment shall be for the benefit of the Holders, subject to the provisions of this Indenture.

(o) Undertaking for Costs. All parties to this Indenture agree, and each Holder by its acceptance thereof shall be deemed to have agreed, that in any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in such suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 5.1(o) does not apply to a suit by the Trustee or a suit by a Holder pursuant to Section 5.1(g).

ARTICLE VI

DISCHARGE OF THE INDENTURE; DEFEASANCE

Section 6.1 Satisfaction and Discharge. This Indenture will be discharged and will cease to be of further effect (other than those provisions that by their terms survive) as to all Notes issued hereunder, when:

(a) either:

(i) all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation; or

(ii) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise, will become due and payable within one year or may be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee, as trust funds in trust solely for the benefit of the Holders, (a) cash in U.S. dollars, (b) U.S. Government Securities, or (c) a combination thereof, in such amounts as will be sufficient (in the opinion of an Independent Financial Advisor; provided that such written opinion will not be required if the Issuer has irrevocably deposited with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars in an amount sufficient), without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to, but excluding, the date of maturity or redemption, as the case may be;

(b) no Default or Event of Default has occurred and is continuing on the date of such deposit or will occur as a result of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) and the deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(c) the Issuer or any Guarantor has paid or caused to be paid all sums payable by the Issuer under this Indenture; and

(d) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Issuer must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Section 6.2 Repayment of Monies. Following the satisfaction and discharge of this Indenture as described in Section 6.1, all investments and monies then held by the Trustee or any Paying Agent under this Indenture shall, upon written demand of the Issuer, be repaid or, as the case may be, released, assigned or transferred to the Issuer, and thereupon the Trustee shall be released from all further liability with respect to such investments and monies.

Section 6.3 Return of Monies Held by the Paying Agent. Any monies deposited with or paid to the Paying Agent for the payment of the principal, premium or Additional Amounts (if any), interest or any other amount due with respect to any Note and not applied but remaining unclaimed for two years after the date upon which such principal, premium or Additional Amounts (if any), interest or other amount shall have become due and payable, shall (to the extent not required to escheat to any Governmental Authority), upon written demand of the Issuer, be repaid by the Paying Agent to or for the account of the Issuer, the receipt of such repayment to be confirmed promptly in writing by or on behalf of the Issuer, and, to the extent permitted by Applicable Law, the Person claiming such payment of principal, premium or Additional Amounts (if any), interest or any other amount shall thereafter look only to the Issuer for any related payment that it may be entitled to receive, and all liability of the Trustee with respect to such monies shall thereupon cease.

Section 6.4 Legal Defeasance and Covenant Defeasance. The Issuer may at its option and at any time elect to have all of its obligations discharged with respect to the outstanding Notes and this Indenture and all of its’ and the Guarantors’ obligations discharged with respect to their Note Guarantees and this Indenture (“Legal Defeasance”). Legal Defeasance means that the Issuer and the Guarantors will be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes on the 91st day after the deposit specified in clause (i) of the third following paragraph except for:

(a) the rights of Holders to receive payments in respect of the principal, premium, if any, and interest on the Notes when such payments are due, solely out of the trust created pursuant to this Indenture referred to below;

(b) the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for Note payments held in trust;

(c) the rights, powers, trusts, duties, indemnities and immunities of the Trustee, Registrar, Paying Agent, Transfer Agent and any other agent appointed by the Issuer herein and the Issuer’s and the Guarantors’ obligations in connection therewith; and

(d) the Legal Defeasance and Covenant Defeasance (as defined below) provisions of this Section 6.4.

Following the Issuer’s exercise of its Legal Defeasance option, payment of the Notes may not be accelerated because of an Event of Default. Subject to compliance with this ARTICLE VI, the Issuer may exercise its Legal Defeasance option notwithstanding the prior exercise of its Covenant Defeasance (as defined below) option.

In addition, the Issuer may, at its option and at any time, elect to have its and the Restricted Subsidiaries’ obligations released with respect to the obligations under the covenants contained in Section 4.1(c), Section 4.1(d), Section 4.1(e), Section 4.1(f), Section 4.1(g), Section 4.1(h), Section 4.1(i), Section 4.1(j), Section 4.1(k), Section 4.1(m), clause (5) of Section 4.3(a) and Section 4.4 (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. Following the Issuer’s exercise of its Covenant Defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in Section 5.1(a)(iii) (only with respect to the failure of the Issuer to comply with clause (5) of Section 4.3(a)), Section 5.1(a)(iv) (only with respect to covenants that are released as a result of such Covenant Defeasance), and Sections 5.1(a)(v), (vi), (vii), (viii) and (ix).

In order to exercise either Legal Defeasance or Covenant Defeasance:

(i) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, (a) cash in U.S. dollars, (b) U.S. Government Securities, or (c) a combination thereof, in amounts as will be sufficient (in the written opinion of a nationally recognized firm of independent public accountants delivered to the Trustee; provided that such written opinion will not be required if the Issuer has irrevocably deposited with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars) without consideration of any reinvestment of interest, to pay the principal of, and premium, if any, and interest due on the outstanding notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Issuer must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(ii) in the case of Legal Defeasance, the Issuer has delivered to the Trustee an Opinion of Counsel that is independent of the Issuer reasonably acceptable to the Trustee confirming that (a) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling, or (b) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, subject to customary assumptions and exclusions, the Holders and beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(iii) in the case of Covenant Defeasance, the Issuer has delivered to the Trustee an Opinion of Counsel that is independent of the Issuer reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders and beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(iv) the Issuer has delivered to the Trustee an Opinion of Counsel that is independent of the Issuer reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders and beneficial owners of the Notes will not recognize income, gain or loss for Peruvian income tax purposes as a result of such Legal Defeasance or Covenant Defeasance, as the case may be, and will be subject to Peruvian income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance or Covenant Defeasance, as the case may be, had not occurred;

(v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Issuer or any of its Restricted Subsidiaries is a party or by which the Issuer or any of its Restricted Subsidiaries is bound;

(vi) no Default or Event of Default has occurred and is continuing on the date of the deposit pursuant to clause (i) of this paragraph or will occur as a result of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) and the deposit will not result in a breach or violation of, or constitute a default under, any other material agreement or instrument (other than the Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(vii) the Issuer has delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer, any Guarantor or others;

(viii) the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with; and

(ix) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be (which instructions may be contained in the Officer’s Certificate referred to in clause (viii) above).

ARTICLE VII

NOTE GUARANTEES

Section 7.1 Note Guarantees. Subject to the provisions of this ARTICLE VII, the Guarantors hereby fully, irrevocably and unconditionally guarantee, jointly and severally, to each Holder and to the Trustee and the Authorized Agents the full and punctual payment (whether at an installment date or the Maturity Date, upon redemption, purchase pursuant to an offer to purchase or acceleration or otherwise) of the principal, premium (if any) or interest, and any other amounts that may come due and payable under each Note and the full and punctual payment of all other amounts payable by the Issuer under this Indenture as they come due, provided that the obligations of each Guarantor hereunder shall be limited to the maximum amount as shall, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Note Guarantee or pursuant to its contribution obligations under this Indenture, result in such obligations not constituting a fraudulent conveyance, fraudulent transfer or similar illegal transfer under Applicable Law. Upon failure by the Issuer to pay punctually any such amount, each of the Guarantors shall, without duplication, forthwith pay the amount not so paid at the place and time and in the manner specified in this Indenture. This Note Guarantee constitutes a direct, joint and several, general unsecured and unconditional primary obligation of each Guarantor that will at all times rank at least pari passu with any existing and future senior unsecured Indebtedness of such Guarantor, except for such obligations as may be preferred by provisions of law that are both mandatory and of general application, including without limitation, tax and labor claims. Each Guarantor hereby agrees to pay, in addition to the amounts stated above, any and all fees, indemnity amounts and reasonable and documented costs and expenses (including reasonable and documented counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under any Note Guarantee. Each of the Guarantors hereby unconditionally and irrevocably waives all benefits applicable thereto to the fullest extent possible under existing law for this Note Guarantee to be joint and several with the obligations of the Issuer.

Section 7.2 Note Guarantee Unconditional. To the extent permitted by Applicable Law, the obligations of the Guarantors hereunder are unconditional and absolute and, without limiting the generality of the foregoing, will not be released, discharged or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Issuer under this Indenture or any Note, by operation of law or otherwise;

(b) any rescission, modification or amendment of or supplement to this Indenture or any Note;

(c) any change in the corporate existence, structure or ownership of the Issuer, or any insolvency, bankruptcy, reorganization, plan of arrangement or other similar proceeding affecting the Issuer or its assets or any resulting release or discharge of any obligation of the Issuer contained in this Indenture or any Note;

(d) the existence of any claim, set-off or other rights which any of the Guarantors may have at any time against the Issuer, the Trustee or any other Person, whether in connection with this Indenture or any unrelated transactions, provided that nothing herein prevents the assertion of any such claim by separate suit or compulsory counterclaim;

(e) any invalidity or unenforceability relating to or against the Issuer for any reason of this Indenture or any Note, or any provision of applicable law or regulation purporting to prohibit the payment by the Issuer of the principal, premium (if any) or interest on any Note or any other amount payable by the Issuer under this Indenture; or

(f) any other act or omission to act or delay of any kind by the Issuer, the Trustee or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to any of the Guarantors ‘ obligations hereunder.

Section 7.3 Discharge Reinstatement. The Guarantors’ obligations hereunder will remain in full force and effect until the principal, premium (if any) and interest on the Notes and all other amounts payable by the Issuer under this Indenture have been indefeasibly paid in full. If at any time any payment of the principal, premium (if any) or interest on any Note or any other amount payable by the Issuer under this Indenture is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, arrangement or reorganization of the Issuer or otherwise, the Guarantors’ obligations hereunder with respect to such payment will be reinstated as though such payment had been due but not made at such time.

Section 7.4 Waiver by the Guarantors. (a) Each of the Guarantors unconditionally and irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Issuer or any other Person. The Note Guarantee constitutes a Guarantee of payment and not of collection.

(b) Each Guarantor expressly waives, irrevocably and unconditionally:

(i) any right to require the Trustee or any Holder to first proceed against, initiate any actions before a court or any other judge or authority, or enforce any other rights or security or claim payment from the Issuer or any other person, before claiming any amounts due from any of the Guarantors hereunder;

(ii) any right to which it may be entitled to have the assets of the Issuer or any other person first be used, applied or depleted as payment of the Issuer’s obligations hereunder, prior to any amount being claimed from or paid by any of the Guarantors hereunder; and

(iii) any right to which it may be entitled to have claims against it, or assets to be used or applied as payment, divided between the Issuer and the Guarantors (including other Guarantors).

Section 7.5 Subrogation and Contribution. Upon making any payment with respect to any obligation of the Issuer under this ARTICLE VII, each paying Guarantor will be subrogated to the rights of the payee against the Issuer with respect to such obligation.

Section 7.6 Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Issuer under this Indenture or the Notes is stayed upon the insolvency, bankruptcy or reorganization of the Issuer, all such amounts otherwise subject to acceleration under the terms of this Indenture are nonetheless payable by the Guarantors forthwith on demand by the Trustee.

Section 7.7 Execution and Delivery of Note Guarantees. The execution by each of the Guarantors of this Indenture evidences the Note Guarantee of such Guarantor, whether or not the Person signing as an officer of such Guarantor still holds that office at the time of authentication of any Note. The delivery of any Note by the Trustee after authentication constitutes due delivery of the Note Guarantee set forth in this Indenture on behalf of each Guarantor.

Section 7.8 Purpose of Note Guarantees. The Issuer and the Trustee hereby acknowledge that the purpose and intent of each of the Guarantors in executing this Indenture and providing the Note Guarantee is to give effect to the agreement of such Guarantor to Guarantee the payment of any such amounts due by the Issuer under the Notes and this Indenture, whether such amounts are in respect of principal, premium (if any), interest or any other amounts. Therefore, each of the Guarantors agrees that if the Issuer shall fail to pay in full when due (whether at Stated Maturity, by acceleration or otherwise) any principal, premium (if any), interest or any other amounts (including Additional Amounts) with respect to this Indenture and the Notes, such Guarantor shall promptly pay the same, without any demand or notice whatsoever. The Trustee shall promptly deposit in the account designated by the Trustee to receive payments from the Issuer with respect to the Notes any funds it receives from any of the Guarantors under or pursuant to this Note Guarantee in respect of the Notes.

Section 7.9 Future Guarantors.

(a) The Issuer will cause any Restricted Subsidiary (other than an Excluded Subsidiary) of the Issuer that (A) as of the last day of any fiscal quarter and with respect to the Issuer and its Restricted Subsidiaries, individually represents at least 10% of the Total Assets of the Issuer and its Restricted Subsidiaries as determined in accordance with IFRS, or (B) for the preceding twelve-month period measured as of the end of a fiscal quarter, individually represents at least 10% of the Consolidated Adjusted EBITDA of the Issuer and its Restricted Subsidiaries, to become a Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel; provided, however, that if (i) with respect to (A) above, as of the last day of the relevant fiscal quarter, the Issuer and the then existing Guarantors collectively represent at least 90% of the Total Assets of the Issuer and its Restricted Subsidiaries, then such Restricted Subsidiary will not be required to become a Guarantor pursuant to the preceding sentence, and (ii) with respect to (B) above, for the relevant twelve-month period, the Issuer and the then existing Guarantors collectively represent at least 90% of the Consolidated Adjusted EBITDA of the Issuer and its Restricted Subsidiaries, then such Restricted Subsidiary will not be required to become a Guarantor. The Issuer will cause each a Restricted Subsidiary required to become a Guarantor to execute and deliver to the Trustee a supplemental indenture, promptly and in any event within 90 days after each fiscal quarter (or 120 days after each fiscal year in the case of the last fiscal quarter of each fiscal year), pursuant to which such Restricted Subsidiaries will irrevocably and unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest in respect of the Notes and all other obligations under the Indenture on an unsecured, senior basis. So long as (x) the Issuer is, and would be after such designation, in compliance with this paragraph and (y) no Default or Event of Default has occurred and is continuing, the Issuer may designate any Restricted Subsidiary as a Non-Guarantor Subsidiary (including without limitation any entity referred to in the proviso to the first sentence of this paragraph). All designations of Non-Guarantor Subsidiaries must be evidenced by resolutions of the Issuer’s Board of Directors and an Officer’s Certificate, delivered to the Trustee certifying compliance with this paragraph; provided that all Restricted Subsidiaries which are not Initial Guarantors as of the Issue Date shall initially be deemed Non-Guarantor Subsidiaries without such designation requirements. Any designation shall be automatically revoked if such Restricted Subsidiary provides a Note Guarantee as provided in this paragraph.

(b) The obligations of each Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Note Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under Applicable Law. By virtue of this limitation, a Guarantor’s obligation under its Note Guarantee could be significantly less than amounts payable with respect to the Notes, or a Guarantor may have effectively no obligation under its Note Guarantee.

Section 7.10 Release of Note Guarantees. The Note Guarantee of a Guarantor will be released and discharged upon:

(a)	(1) the designation of any Guarantor as a Non-Guarantor Restricted Subsidiary in accordance with Section 7.9;

(2) any sale, assignment, transfer, conveyance, exchange or other disposition (by merger, consolidation or otherwise) of the Capital Stock of a Guarantor after which the applicable Guarantor is no longer a Restricted Subsidiary, which sale, assignment, transfer, conveyance, exchange or other disposition is made in compliance with the applicable provisions of this Indenture;

(3) the designation of any Guarantor as an Unrestricted Subsidiary;

(4) upon repayment in full of the Notes; or

(5) the Issuer’s exercise of its Legal Defeasance option or Covenant Defeasance option in accordance with ARTICLE VI or the discharge of the Issuer’s obligations under this Indenture in accordance with the terms of this Indenture; and

(b) such Guarantor delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction and release have been complied with.

ARTICLE VIII

THE TRUSTEE

Section 8.1 Duties of the Trustee. (a) Except during the continuance of an Event of Default of which a Responsible Officer of the Trustee has Actual Knowledge:

(i) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture; but in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(b) In case an Event of Default actually known to the Trustee has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(c) No provision of this Indenture shall be construed to relieve the Trustee from liability for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct, except that:

(i) this subsection shall not be construed to limit the effect of Section 8.1(a);

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it shall be proved that the Trustee was grossly negligent in ascertaining the pertinent facts;

(iii) the Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the written direction of the Required Holders under, or believed by it to be authorized or permitted by, this Indenture, and shall not be liable for accepting, or acting upon, any decision made by the holders in accordance herewith; and

(iv) no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity and/or security against such risk or liability is not assured to it.

(d) Whether or not therein expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 8.1.

Section 8.2 Certain Rights of the Trustee; Performance of Trustee’s Duties. (a) The Trustee may conclusively rely upon, and shall be fully protected in acting or refraining from acting upon, and shall not be bound to make any investigation into the facts or matters stated in, any resolution, certificate, statement, instrument, instruction, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness, guarantee or other paper or document (whether in original and/or electronic form) reasonably believed by it to be genuine and to have been signed or presented by the proper Person(s). The Trustee may (but shall not be obligated to) make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture or to institute, conduct or defend any litigation at the request, order or direction of the Required Holders unless the Required Holders shall have furnished to (or caused to be furnished to) the Trustee security and/or indemnity satisfactory to it against the costs, expenses and liabilities, including attorneys’ fees and expenses, that might be incurred by the Trustee therein or thereby.

(c) As a condition to the taking of or omitting to take any action by it hereunder, the Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action reasonably taken or omitted by it hereunder in good faith and in reliance thereon.

(d) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both conforming to Section 10.11 and the Trustee shall not be liable for any action it takes or omits to take in good faith in conclusive reliance on such Officer’s Certificate or Opinion of Counsel.

(e) For all purposes under this Indenture, the Trustee shall not be deemed to have notice or Actual Knowledge of any Default or Event of Default unless a Responsible Officer has received written notice thereof at its Corporate Trust Office, and such notice references the Notes, the Issuer and this Indenture. For purposes of determining the Trustee’s responsibility and liability hereunder, whenever reference is made in this Indenture to such an Event of Default or Default, such reference shall be construed to refer only to an Event of Default or Default of which the Trustee is deemed to have notice as described in this Section 8.2.

(f) Any request or direction of the Issuer to the Trustee shall be sufficiently evidenced by a written request or order signed in the name of the Issuer by an Authorized Officer. Any resolution adopted by any such Person in connection with such a request or direction shall be sufficiently evidenced by a copy of such resolution certified by the secretary, assistant secretary or similar officer in the United States or, outside the United States, the official or Person who performs the functions that are normally performed by a secretary or assistant secretary in the United States (including, in the case of the Issuer, the Secretary or similar officer) of such Person to have been duly adopted and to be in full force and effect.

(g) Whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may conclusively rely upon an Officers’ Certificate or an Opinion of Counsel.

(h) The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Note Guarantees or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes, and it shall not be responsible for any statement of the Issuer or Guarantors in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.

(i) The Trustee may, in the execution and exercise of all or any of the powers and authorities vested in it by this Indenture, act by Responsible Officer(s) of the Trustee (or duly-authorized officers of its Affiliates), and the Trustee may also execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, attorneys, accountants, custodians or nominees and the Trustee shall not be responsible for any misconduct or negligence on the part of any such agents, attorneys, accountants, custodians or nominees appointed with due care by the Trustee.

(j) The Trustee, any Paying Agent, Registrar, Transfer Agent or any other agent of the Issuer, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuer with the same rights it would have if it were not the Trustee, Paying Agent, Registrar, Transfer Agent or such other agent.

(k) The Trustee shall not be required to provide, on its own behalf, any surety, bond or other kind of security in connection with the execution of any of its trusts or powers under this Indenture or the performance of its duties hereunder.

(l) The recitals contained herein, in the Notes or any offering materials, except for the Trustee’s certificate of authentication, shall not be taken as the statements of the Trustee, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Indenture, the Notes or any offering materials.

(m) The Trustee shall not be accountable for the use or application by any Person of any funds deposited in or withdrawn from any account, or required to be so deposited or withdrawn, other than any funds held by or on behalf of the Trustee and over which the Trustee has exclusive dominion and control. Furthermore, the Trustee shall not be accountable for the use or application of any securities or other Property or the proceeds thereof that shall be used by the Issuer or any other Person (except itself) other than in accordance with this Indenture.

(n) The Trustee shall (i) not be responsible for the payment of any interest or investment income with respect to amounts held by it and (ii) have no obligation to invest or reinvest any amounts held by it.

(o) No provision of this Indenture shall be deemed to impose any duty or obligation on the Trustee to take or omit to take any action, or suffer anything to exist, in the performance of its duties or obligations under this Indenture, or to exercise any right or power hereunder, to the extent that taking or omitting to take such action, suffering such thing to exist, or exercising such right or power, would violate Applicable Law binding upon it. No provision of this Indenture shall be deemed to impose any duty or obligation on the Trustee to perform any act or acts or exercise any right, power, duty or obligation conferred or imposed on it in any jurisdiction in which it shall be illegal, or in which the Trustee shall be unqualified or incompetent in accordance with applicable law, to perform any such act or acts or to exercise any such right, power, duty or obligation, or which would render the Trustee liable to any Person in any such jurisdiction or the State of New York.

(p) The rights, privileges, protections, immunities and benefits provided to the Trustee hereunder (including its right to be indemnified) are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder as Paying Agent, Registrar and Transfer Agent and in its capacities under this Indenture and the Notes and to each of its agents, custodians and other Persons duly employed by the Trustee hereunder or thereunder and to each other Authorized Agent appointed hereunder.

(q) The permissive rights of the Trustee enumerated herein shall not be construed as duties.

(r) Notwithstanding any provision herein to the contrary, in no event shall the Trustee be liable for any failure or delay in the performance of its obligations hereunder because of circumstances beyond its control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like which restrict or prohibit the providing of the services contemplated by this Indenture or the Notes, inability to obtain material, equipment, or communications or computer facilities, or the failure of equipment or interruption of communications or computer facilities, and other causes beyond its control whether or not of the same class or kind as specifically named above.

(s) In no event shall the Trustee be responsible or liable for special, indirect, consequential or punitive loss or damage of any kind whatsoever (including, but not limited to, loss of profit), even if the Trustee has been advised as to the likelihood of such loss or damage and regardless of the form of action.

(t) The Trustee may request that the Issuer deliver an Officers’ Certificate setting forth the names of individuals and/or titles and/or phone numbers of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any Person authorized to sign an Officers’ Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(u) Notwithstanding anything to the contrary herein, any and all email communications (both text and attachments) by or from the Trustee that the Trustee deems to contain confidential, proprietary, and/or sensitive information may be encrypted. The recipient (the “Email Recipient”) of the encrypted email communication will be required to complete a registration process. Instructions on how to register and/or retrieve an encrypted message will be included in the first secure email sent by the Trustee to the Email Recipient. Additional information and assistance on using the encryption technology can be found at Citibank’s secure email website located at http://www.citi.com/citi/citizen/privacy/email.htm or by calling (866) 535-2504 (in the U.S.) or (904) 954-6181.

(v) The Trustee (in each of its capacities) agrees to accept and act upon instructions or directions pursuant to this Indenture or any documents executed in connection herewith sent by unsecured email, facsimile transmission or other similar unsecured electronic methods, provided, however, that any person providing such instructions or directions shall provide to the Trustee an incumbency certificate listing persons designated to provide such instructions or directions (including the email addresses of such persons), which incumbency certificate shall be amended whenever a person is added or deleted from the listing. If such person elects to give the Trustee email (of .pdf or similar files) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s reasonable understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding such instructions conflicting with or being inconsistent with a subsequent written instruction. Any person providing such instructions or directions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 8.3 Resignation and Removal; Appointment of Successor Trustee; Eligibility. (a) The Trustee may resign and be discharged of the trust created by this Indenture by giving at least 30 days’ written notice to the Issuer and the Holders, and such resignation shall take effect upon receipt by the Trustee of an instrument of acceptance of appointment executed by a successor trustee as provided in Section 8.4.

(b) The Trustee may be removed as trustee at any time, with or without cause, upon 30 days’ prior written notice by the Required Holders delivered to the Trustee and the Issuer, and (unless such notice provides otherwise) such removal shall take effect upon receipt by the Trustee of an instrument of acceptance of appointment executed by a successor trustee as provided in Section 8.4.

(c) If at any time any of the following occurs:

(i) the Trustee ceases to be eligible to act as the Trustee in accordance with clause (d) and fails to resign after written request for such resignation by the Issuer or the Required Holders; or

(ii) the Trustee becomes incapable of acting, or (in its individual capacity) shall be adjudged a bankrupt or insolvent or a receiver or liquidator of the Trustee (in its individual capacity) or of its Property shall be appointed, or any public officer takes charge or control of the Trustee (in its individual capacity) or of its Property or affairs for the purpose of rehabilitation, conservation or liquidation, then the Issuer (so long as no Default or Event of Default with respect to any Notes exists) may remove the Trustee.

(d) If at any time the Trustee shall resign, be removed or become incapable of acting as trustee hereunder, or if at any time a vacancy shall occur in the office of the Trustee for any other cause, then the Issuer (or, if an Event of Default has occurred and is continuing, the Required Holders) may appoint a qualified successor trustee. If no such successor trustee is appointed by the Issuer within 30 days thereafter: (i) the Trustee’s delivery of notice of resignation, (ii) the Trustee’s receipt of notice of removal or (iii) the occurrence of such vacancy, then the Issuer, the Trustee or the Required Holders may request, at the expense of the Issuer, a court of competent jurisdiction to make such appointment.

Any Trustee, however appointed, shall (i) be a licensed bank or trust company having a corporate trust department (or a branch, Subsidiary or other Affiliate thereof) organized and doing business under the laws of the United States or any state thereof and authorized under such laws to exercise corporate trust powers in the United States, (ii) have a combined capital and surplus of at least U.S.$25,000,000 (or its equivalent in any other currency), and (iii) not be affiliated (as that term is defined in Rule 405 under the Securities Act) with the Issuer. If at any time the Trustee ceases to be eligible to act as trustee in accordance with this paragraph, then the Trustee shall resign immediately as Trustee as specified in clause (a) or may be removed as specified in clause (c).

Section 8.4 Acceptance of Appointment by Successor Trustee. (a) Any successor Trustee appointed as provided in Section 8.3 shall execute, acknowledge and deliver to the Holders, the Issuer and to its predecessor Trustee an instrument accepting such appointment hereunder, and, subject to Section 8.3, upon the resignation or removal of the predecessor Trustee, such appointment shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor hereunder, with like effect as if originally named as Trustee herein; provided, however, that the Trustee ceasing to act shall, on written request of the Issuer or the successor Trustee, upon payment of its charges, execute and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the retiring Trustee, and shall duly assign, transfer and deliver to such successor Trustee all Property and money held by such retiring Trustee hereunder, subject nevertheless to its lien, if any, provided for in Section 8.5. Upon written request of any such successor Trustee, the Holders and the Issuer shall execute any and all instruments in writing for fully and certainly vesting in and confirming to such successor Trustee all such rights and powers.

(b) No successor Trustee shall accept appointment as provided in this Section 8.4 unless at the time of such acceptance such successor Trustee shall be eligible to act as the Trustee under Section 8.3(d).

(c) Upon acceptance of appointment by a successor trustee as provided in this Section 8.4, the successor trustee shall notify each Holder of such appointment by delivery at its last address as shall appear in the Register, and shall deliver a copy of such notice to the Issuer. If the acceptance of appointment is substantially contemporaneous with the resignation of the previous Trustee, then the notice required by the preceding sentence may be combined with the notice required by Section 8.3.

Section 8.5 Trustee and Authorized Agents Fees and Expenses; Indemnity. (a) The Issuer covenants and agrees to pay to each of the Trustee, any predecessor Trustee and each Authorized Agent from time to time, and the Trustee shall be entitled to, compensation as agreed in writing between the Issuer and the Trustee and the Issuer and such Authorized Agent from time to time (which compensation shall not be limited by any provision of Applicable Law in regard to the compensation of a trustee of an express trust).

(b) The Issuer covenants and agrees to pay or reimburse, or cause the payment or reimbursement of, the Trustee and each predecessor Trustee and each Authorized Agent, upon its request, for all duly documented expenses, disbursements and advances reasonably incurred or made by or on behalf of it in accordance with this Indenture (including the compensation of, and expenses and disbursements of, its counsel and of all agents and other Persons not regularly in its employ), except any such expense, disbursement or advance as may arise from its own gross negligence or willful misconduct.

(c) The Issuer and each Guarantor, jointly and severally, shall indemnify each of the Trustee and any predecessor Trustee, each Authorized Agent and their respective officers, employees, directors and agents for, and shall hold them harmless against, any and all loss, damage, claim, liability or expense (including attorneys’ fees and expenses), including Taxes (other than Taxes based upon, measured by or determined by the income of such Person), arising out of or in connection with this Indenture or the Notes, and the transactions contemplated thereby, including the acceptance or administration of the trust hereunder, including the costs and expenses of defending itself against any claim (whether asserted by the Issuer, or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers, rights or duties hereunder or thereunder, except to the extent that such loss, damage, claim, liability or expense is due to its own gross negligence or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(d) In addition to and without prejudice to its other rights hereunder, when the Trustee or any Authorized Agent incurs expenses or renders services in connection with any Event of Default, the expenses (including the compensation of, duly documented reasonable expenses of and disbursements by its counsel) and the compensation for its services are intended to constitute expenses of administration under any applicable United States federal or state or non-U.S. bankruptcy, insolvency or other similar law.

(e) To secure the Issuer’s obligations under this Section 8.5, the Trustee and each Authorized Agent shall have a first lien on, and may withhold or set-off any amounts due and owing to it under this Section 8.5 from, any money or Property held or collected by the Trustee in its capacity as Trustee (whether directly or through an Authorized Agent), except for such money and Property which is held in trust to pay the principal, premium (if any) or interest on particular Notes.

(f) “Trustee” for purposes of this Section 8.5 shall include any predecessor Trustee; provided, however, that the gross negligence or willful misconduct of any Trustee hereunder shall not affect the rights of any other Trustee hereunder.

(g) The provisions of this Section 8.5 shall survive the termination of this Indenture or payment of the Notes and the resignation or removal of the Trustee and/or any Authorized Agent.

Section 8.6 Documents Furnished to the Holders. (a) Promptly following its receipt thereof, the Trustee shall, at the cost of the Issuer, in the manner provided for in Section 10.5, furnish or otherwise make available to each applicable Holder who so requests in writing in accordance with this paragraph a copy of any material certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, appraisal or other paper or document it receives from the Issuer pursuant to this Indenture or the Notes to be furnished to the Trustee. Upon the Trustee’s receipt from any Holder of a written request containing: (i) a certificate that such Person is a Holder (together with documentary evidence of same) and (ii) an address for delivery, the Trustee shall deliver or otherwise make available to such Holder a copy of any such certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, appraisal or other paper or document promptly after its receipt thereof.

(b) As promptly as practicable after, and in any event within 90 days after the receipt by the Trustee of notice or its Actual Knowledge of, any Event of Default with respect to any Note (or an event that would be a Default with respect to any Note with the expiration of any applicable grace period, giving of notice or both), the Trustee shall, subject to Section 8.2(d), deliver notice of such Event of Default to all Holders of outstanding Notes as their names and addresses appear on the Register. If no such successor agent is appointed by the Issuer within 30 days thereafter: (i) the Authorized Agent’s delivery of notice of resignation, (ii) the Authorized Agent’s receipt of notice of removal or (iii) the occurrence of such vacancy, then the Issuer, the Trustee, the Authorized Agent or the Required Holders may request, at the expense of the Issuer, a court of competent jurisdiction to make such appointment.

Section 8.7 Merger, Conversion, Consolidation and Succession. Any Person or other entity into which the Trustee may be merged or converted or with which it may be consolidated, or any Person or other entity resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any Person or other entity succeeding to all or substantially all of the corporate trust business of the Trustee (including this transaction), shall be the successor of the Trustee hereunder (provided that such corporation or other entity shall be otherwise qualified and eligible hereunder) without the execution or filing of any paper or any further action on the part of any of the parties hereto. If any Notes shall have been authenticated but not delivered by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes.

Section 8.8 Eligibility; Disqualification. There shall at all times be a Trustee hereunder which shall be an independent organization or entity organized and doing business under the laws of the United States of America or of any state thereof, (a) authorized under such laws to exercise corporate trust powers, (b) having a combined capital and surplus of at least U.S.$50,000,000, (c) subject to supervision or examination by federal or state authority and (d) having an office within the United States. If such organization or entity publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 8.8, the combined capital and surplus of such organization or entity shall be deemed to be its combined capital and surplus as set forth in its most recent published report of condition.

Section 8.9 Money Held in Trust. Money held by the Trustee hereunder shall be held by it in trust for the Holders but need not be segregated from other funds, except as provided in Sections 6.1 and 6.4. The Trustee shall not have any personal liability for interest upon or investment of any such monies unless agreed to in writing.

Section 8.10 No Action Except Under Specified Documents or Instructions. The Trustee shall not manage, control, use, sell, dispose of or otherwise deal with any part of the Issuer’s Property (excluding any Notes) except (a) in accordance with the powers granted to and the authority conferred upon the Trustee pursuant to this Indenture and the Notes and (b) in accordance with any document or instruction delivered to the Trustee pursuant hereto.

Section 8.11 Not Acting in its Individual Capacity. In accepting the trusts hereby created, the entity acting as Trustee acts solely as Trustee hereunder and not in its individual capacity and all Persons having any claim against the Trustee by reason of the transactions contemplated by this Indenture or any Note shall look only to the Issuer for payment or satisfaction thereof.

Section 8.12 Maintenance of Agencies. (a) The Issuer shall at all times maintain an office or agency where Notes may be presented or surrendered for registration of transfer or for exchange and for payment thereof. Such offices or agencies shall be (i) initially at the Corporate Trust Office and (ii) in Singapore (which may be an office of the paying agent in Singapore or an Affiliate of such Person) so long as the Notes are listed on the Singapore Stock Exchange and the rules of such stock exchange shall so require. Written notice of any change of location thereof shall be given by the Trustee to the Issuer and the Holders.

(b) The Issuer hereby initially appoints Citibank, N.A., at its Corporate Trust Office, as the Trustee hereunder and Citibank, N.A. hereby accepts such appointment. The Trustee will have the powers and authority granted to and conferred upon it in the Notes and hereby and such further powers and authority to act on behalf of the Issuer as may be mutually agreed upon by the Issuer and the Trustee, and the Trustee will keep a copy of this Indenture available for inspection during normal business hours at its Corporate Trust Office.

(c) The Issuer hereby initially appoints DTC to act as depositary with respect to the Global Notes.

(d) The Issuer hereby initially appoints the Trustee as Registrar and Paying Agent for the Notes.

(e) Any Person or other entity into which any Authorized Agent (other than the Trustee, matters with respect to which are specified in Section 8.3) may be merged or converted or with which it may be consolidated, or any corporation or other entity resulting from any merger, consolidation or conversion to which any Authorized Agent shall be a party, or any corporation or other entity succeeding to all or substantially all of the corporate trust business of any Authorized Agent, shall be the successor of such Authorized Agent hereunder, if such successor corporation is otherwise eligible under this Section 8.12, without the execution or filing of any document or any further act on the part of the parties hereto or such Authorized Agent or such successor corporation or other entity. In acting hereunder in connection with the Notes, each Authorized Agent shall act solely as an agent of the Issuer, and will not thereby assume any obligations towards or relationship of agency or trust for or with any Holder.

(f) Any Authorized Agent (other than the Trustee, matters with respect to which are specified in Section 8.3(a)) may at any time resign by giving 30 days’ written notice of resignation to the Trustee and the Issuer. The Issuer may, and at the request of the Required Holders shall, at any time terminate the agency of any Authorized Agent (other than the Trustee, matters with respect to which are specified in Section 8.3) by giving written notice of termination to such Authorized Agent and to the Trustee. Upon the resignation or termination of an Authorized Agent or in case at any time any such Authorized Agent shall cease to be eligible under this Section 8.12 (when, in either case, no other Authorized Agent performing the functions of such Authorized Agent shall have been appointed by the Issuer), the Issuer shall promptly appoint one or more qualified successor Authorized Agents to perform the functions of the Authorized Agent that has resigned or whose agency has been terminated or who shall have ceased to be eligible under this Section 8.12. The Issuer shall give written notice of any such appointment made by it to the Trustee; and in each case the Trustee shall deliver notice of such appointment to all applicable Holders as their names and addresses appear on the Register.

Section 8.13 Co-Trustees and Separate Trustees (a)Notwithstanding any other provisions of this Indenture, at any time for the purpose of meeting any legal requirement of any jurisdiction, the Trustee shall have the power and may execute and deliver all instruments necessary to appoint one or more Persons to act as a co-trustee or co-trustees, or separate trustee or separate trustees, and to vest in such Person or Persons, in such capacity and for the benefit of the Holders, subject to the other provisions of this Section 8.13, such powers, duties, obligations, rights and trusts as the Trustee may consider necessary or desirable; provided, however, that, prior to an Event of Default, no co-trustee, co-trustees, separate trustee or separate trustees shall be appointed without the prior written consent of the Issuer, which consent shall not to be unreasonably withheld. Each co-trustee or separate trustee hereunder shall be required to have a combined capital and surplus of at least U.S.$25,000,000 and the Trustee shall, at the expense of the Issuer, provide prompt notice to Holders of the appointment of any co-trustee or separate trustee.

(b) Every separate trustee and co-trustee shall, to the extent permitted by law, be appointed and act subject to the following provisions and conditions:

(i) all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly (it being understood that such separate trustee or co-trustee is not authorized to act separately without the Trustee joining in such act), except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of the collateral or any portion thereof in any such jurisdiction) shall be exercised and performed singly by such separate trustee or co-trustee, but solely at the direction of the Trustee;

(ii) neither the Trustee nor any co-trustee or separate trustee hereunder shall be personally liable by reason of any act or omission of any other trustee, co-trustee or separate trustee hereunder; and

(iii) the Trustee may at any time accept the resignation of or remove any separate trustee or co-trustee.

(c) Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this indenture and the conditions of this ARTICLE VIII. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Indenture, specifically including every provision of this Indenture relating to the conduct of, affecting the liability of, or affording protection or rights (including the right to compensation, reimbursement and indemnification hereunder) to, the Trustee. Every such instrument shall be filed with the Trustee.

ARTICLE IX

AMENDMENTS, SUPPLEMENTS AND WAIVERS

Section 9.1 With Consent of the Holders. (a) Except as provided in Section 9.1(b) and Section 9.2, this Indenture, the Notes or the Note Guarantees may be amended or supplemented by the Issuer, the Guarantors and the Trustee with the consent (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (excluding any Notes held by the Issuer or any of its Affiliates), and any existing Default or Event of Default or compliance with any provision of this Indenture or the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes).

(b) Without the consent of each Holder affected, an amendment, supplement or waiver may not:

(i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(ii) reduce the stated rate of interest or change or have the effect of changing the stated time for payment of interest on any Note (for the avoidance of doubt, changing the period provided for any repurchase or redemption notice under this Indenture and the Notes is not limited by this clause);

(iii) reduce the principal amount of or change or have the effect of changing the Stated Maturity of any Note;

(iv) waive a Default or Event of Default in the payment of principal of, premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then-outstanding Notes with respect to a payment default and a waiver of the payment default that resulted from such acceleration);

(v) reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may be redeemed or repurchased as described in Section 3.3, Section 4.1(e) and Section 4.4, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise (for the avoidance of doubt, changing the period provided for any repurchase or redemption notice under this Indenture and the Notes is not limited by this clause);

(vi) make any Note payable in a currency other than that stated in the Note;

(vii) impair the right of any Holder to receive payment of principal, premium, if any, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(viii) make any change in the amendment or waiver provisions which require each Holder’s consent;

(ix) make any change in Section 2.12 that adversely affects the rights of Holders (or beneficial owners) or amend the terms of the Notes in a way that would result in a loss of exemption from or reduction in any applicable Taxes; or

(x) modify the Note Guarantees in any manner adverse to the Holders.

Section 9.2 Without Consent of the Holders. Without the consent of any Holder, the Issuer, the Trustee and, if applicable, the Guarantors may amend or supplement this Indenture, the Notes or any Note Guarantees (provided that the Issuer and the existing Guarantors need not execute any supplemental indenture whereby any new Guarantor will provide a Note Guarantee) to:

(a) cure any ambiguity, omission, defect or inconsistency in a manner that is not adverse to the interests of the Holders of the Notes;

(b) provide for the assumption by a successor entity of the obligations of the Issuer or any Guarantor under this Indenture, the Notes or the Note Guarantees in accordance with Section 4.3;

(c) add Guarantors with respect to the Notes or release a Guarantor from its obligations under its Note Guarantee or this Indenture, in each case, in accordance with the applicable provisions of this Indenture;

(d) secure the Notes and the Note Guarantees;

(e) add covenants of the Issuer and its Restricted Subsidiaries or Events of Default for the benefit of Holders or to make changes that would provide additional rights to the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(f) evidence the replacement of the Trustee as provided for in this Indenture;

(g) make any change that does not adversely affect the rights under this Indenture, the Notes or the Note Guarantees of any Holder in any material respect;

(h) conform the text of this Indenture, the Notes or the Note Guarantees to any provision of the “Description of the Notes” section of the Offering Memorandum to the extent that such provision in such “Description of the Notes” section was intended to be a verbatim recitation of a provision of this Indenture, the Notes or the Note Guarantees; and

(i) provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture, provided that any Additional Notes shall be issued under a separate CUSIP or ISIN number unless the Additional Notes are issued pursuant to a “qualified reopening” of, or are otherwise fungible with, the Notes sold in this offering for U.S. federal income tax purposes.

Section 9.3 Effect of Indenture Supplements. (a) Upon the effectiveness of any amendment, supplement or waiver in accordance with this ARTICLE IX, this Indenture, previous indenture supplements and the Note(s) affected thereby shall be and be deemed to be modified and amended in accordance therewith and the respective rights, limitations of rights, obligations, duties and immunities under this Indenture of the Trustee, the Holders affected thereby and the Issuer shall thereafter be determined, exercised and enforced hereunder subject in all respects to such modifications, amendments and waivers.

(b) After an amendment, supplement or waiver becomes effective, it shall bind every Holder unless it is of the type described in Section 9.1(b). In case of an amendment or waiver of the type described in Section 9.1(b), the amendment or waiver shall bind each Holder who has consented to it and every subsequent Holder that evidences the same indebtedness as the Note(s) of the consenting Holder.

(c) The Trustee shall not be obligated to enter into any such supplemental indenture which affects its own rights, duties, indemnities or immunities under this Indenture or otherwise.

Section 9.4 Documents to be Given to the Trustee. Before the execution thereof, the Trustee shall receive, in addition to the documents required by Section 10.10, one or more Officers’ Certificate(s) of the Issuer and one or more Opinion(s) of Counsel each stating and as conclusive evidence that any amendment, supplement or waiver complies with the applicable provisions of this Indenture and is authorized or permitted by this Indenture.

Section 9.5 Notation on or Exchange of Notes. If an amendment, supplement or waiver changes the terms of a Note, the Trustee may require the Holder to deliver such Note to the Trustee. At the Issuer’s expense the Trustee may place an appropriate notation on the Note about the changed terms and return it to the Holder and the Trustee may place an appropriate notation on any Note thereafter authenticated. Alternatively, if the Issuer or the Trustee so determines, the Issuer in exchange for the Note shall issue and upon receipt of an Authentication Order, the Trustee shall authenticate a new Note that reflects the changed terms. Any failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment, supplement or waiver.

Section 9.6 Meetings of Holders. (a) The Trustee or the Issuer shall, upon the request of Holders holding not less than 10% in aggregate principal amount of the outstanding Notes, or the Issuer may, at its discretion, call a meeting of Holders at any time and from time to time to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be made, given or taken by such Holders to be held at such time and at such place as the Trustee shall reasonably determine. Notice of every meeting of the Holders, setting forth the time and the place of such meeting and in general terms the action proposed to be taken at such meeting, shall be given, at the expense of the Issuer, by the Issuer or the Trustee to each applicable Holder not less than 10 nor more than 60 days before the date fixed for the meeting. In case at any time the Issuer or Holders holding at least 10% of the outstanding Notes shall have requested the Trustee to call a meeting of the Holders for any purpose, by written request setting forth in reasonable detail the action proposed to be taken at such meeting, the Trustee shall call such a meeting for such purposes by giving notice thereof.

(b) To be entitled to vote at any meeting of Holders, a Person shall be a Holder or a Person duly appointed by an instrument in writing as proxy for a Holder. The quorum at any meeting of Holders called to adopt a resolution shall be Holders holding more than 50% in aggregate principal amount of the outstanding Notes. Any instrument given by or on behalf of any Holder in connection with any consent to any modification, amendment or waiver shall be irrevocable once given and shall be conclusive and binding on all subsequent Holders of such Note. Any action taken at a duly called and held meeting of any Holders shall be conclusive and binding on all Holders, whether or not they gave consent or were present at the meeting. The Trustee may make such reasonable and customary regulations as it shall deem advisable for any meeting of Holders with respect to proof of the appointment of proxies, the record date for determining the registered Holders entitled to vote (which date shall be specified in the notice of meeting), the adjournment and chairmanship of such meeting, the appointment and duties of inspectors of such meeting, the conduct of votes, the submission and examination of proxies, certificates and other evidence of the right to vote and such other matters concerning the conduct of the meeting as it shall deem appropriate. A record of the proceedings of each meeting of Holders shall be prepared by the party calling the meeting and a copy thereof shall be delivered to the Issuer and the Trustee.

Section 9.7 Voting by the Issuer and Any Affiliates Thereof. Notwithstanding anything herein to the contrary, should any Notes (or beneficial interests therein) be owned by the Issuer or any Affiliate thereof, any vote to be taken by Holders (including any vote resulting from the occurrence of an Event of Default) shall exclude from such voting the vote relating to (and principal amount of) the outstanding Notes (or beneficial interests therein) of any such Person.

ARTICLE X

MISCELLANEOUS

Section 10.1 Payments; Currency Indemnity. (a) U.S. dollars are the sole currency of account and payment for all sums payable under or in connection with this Indenture, the Notes or the Note Guarantees. Any amount received or recovered in currency other than U.S. dollars (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Issuer, any Subsidiary or otherwise) in respect of any sum expressed to be due on the Notes and under this Indenture shall only constitute a discharge of such obligation, to the greatest extent permitted under applicable law, to the extent of the U.S. dollar amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of such receipt or recovery (or, if it is not practicable to make the purchase on that date, on the first date on which it is practicable to do so). If the U.S. dollar amount is less than the U.S. dollar amount expressed to be due to the recipient under this Indenture, the Notes or the Note Guarantees, to the greatest extent permitted under applicable law, the payor shall indemnify and hold harmless the recipient against any loss sustained by it in making any such purchase. In any event, the payor shall indemnify the payee of such amounts against the cost of making any such purchase of U.S. dollars. For the purposes of this Section 10.1, it shall be sufficient for the payee of such amounts to certify in a satisfactory manner that it would have suffered a loss had an actual purchase of U.S. dollars been made with the amount received in that other currency on the date of receipt or recovery (or, if a purchase of U.S. dollars on such date had not been practicable, on the first date on which it would have been practicable) and that the change of the purchase date was needed.

(b) The indemnities contained in this Section 10.1, to the extent permitted by law: (i) constitute a separate and independent obligation from the other obligations under this Indenture and the Notes; (ii) shall give rise to a separate and independent cause of action; (iii) shall apply irrespective of any indulgence granted by such payee; and (iv) shall continue in full force and effect notwithstanding any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under this Indenture, any Note or any Note Guarantee.

Section 10.2 Governing Law. THIS INDENTURE HAS BEEN DELIVERED IN NEW YORK, NEW YORK AND SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

Section 10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Person, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers and privileges provided by Applicable Law.

Section 10.4 Severability. Any provision of this Indenture or any Note that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.5 Notices. (a) All notices, instructions, directions, requests and demands delivered in connection herewith shall be in English and shall be in writing (including by fax) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when received (including by courier), addressed as follows in the case of the Trustee and the Issuer:

If to the Trustee:

(a) for Note transfer purposes and presentment of the Notes for final payment thereon,

CITIBANK, N.A.

480 Washington Boulevard, 30th Floor

Jersey City, New Jersey 07310

Attention: Citibank, N.A. – Agency & Trust – Auna S.A.A.

and

(b) for all other purposes,

CITIBANK, N.A.

388 Greenwich Street

New York, New York 10013

Attention: Citibank, N.A. – Agency & Trust – Auna S.A.A.

(c) If to the Issuer or any Guarantor:

AUNA S.A.A.

Avenida República de Panamá 3461

San Isidro

Lima

Perú

Attention: Chief Financial Officer

(b) The Issuer and the Trustee, by notice, may designate additional or different addresses for subsequent notices or communications.

(c) Any notice or communication to a Holder shall be deemed to have been duly given upon the mailing of such notice by first-class mail to such Holder at its registered address as recorded in the Register not later than the latest date, and not earlier than the earliest date, prescribed in this Indenture for the giving of such notice. In the case of Global Notes, notices shall be sent to DTC or its nominees (or any successors), as the Holders thereof, and DTC will communicate such notices to the DTC Participants in accordance with its standard procedures. Any requirement of notice hereunder may be waived by the Person entitled to such notice before or after such notice is required to be given, and such waivers shall be filed with the Trustee.

(d) For so long as any Notes are listed on the Singapore Stock Exchange and in accordance with the rules and regulations of the Singapore Stock Exchange, the Issuer will publish all notices to Holders in a newspaper with general circulation in Singapore. Any such notice shall be deemed to have been delivered on the date of first publication.

(e) If the Issuer gives a notice or communication to any Holder, it shall give a copy to the Trustee in advance of sending the notice to the Holder.

(f) The Trustee shall promptly furnish the Issuer with a copy of any demand, notice or written communication received by the Trustee hereunder from any Holder.

(g) The Trustee and the Authorized Agents agree to accept and act upon notice, instructions or directions pursuant to this Indenture sent by unsecured e-mail or other similar unsecured electronic methods; provided, however, that any Person providing such notice, instructions or directions shall provide to the Trustee an incumbency certificate listing authorized persons designated to provide such instructions or directions, which incumbency certificate shall be amended whenever a person is added or deleted from the listing; provided, further, that notices, instructions or direction to the Trustee shall be executed notices, instructions or directions (which may be in the form of a .pdf file). If the party elects to give the Trustee or the Authorized Agents e-mail (or instructions by a similar electronic method) and the Trustee or the Authorized Agents in their discretion elect to act upon such instructions, the Trustee’s or Authorized Agents’ understanding of such instructions shall be deemed controlling. The Trustee or Authorized Agents shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s or Authorized Agents’ reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee or the Authorized Agents, including without limitation the risk of the Trustee or the Authorized Agents acting on unauthorized instructions, and the risk or interception and misuse by third parties.

Section 10.6 Counterparts. This Indenture may be executed on any number of separate counterparts (including by fax or electronic delivery), and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

Section 10.7 Entire Agreement. This Indenture, including the documents referred to herein, contains the entire understanding of the parties hereto with respect to the subject matter contained herein, and there are no promises, undertakings, representations or warranties by the parties hereto relative to the subject matter hereof not expressly specified or referred to herein.

Section 10.8 Waiver of Jury Trial. THE PARTIES HERETO (AND EACH HOLDER, BY ITS ACCEPTANCE OF A NOTE) HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS INDENTURE OR THE NOTES AND FOR ANY COUNTERCLAIM RELATING THERETO. EACH PARTY (AND EACH HOLDER, BY ITS ACCEPTANCE OF A NOTE) ACKNOWLEDGES THAT THE OTHER PARTIES HERETO ARE ENTERING INTO THIS INDENTURE IN RELIANCE UPON SUCH WAIVER.

Section 10.9 Submission to Jurisdiction; Waivers; Prescription. (a) The parties to this Indenture or the Notes hereby irrevocably submit to the non-exclusive jurisdiction of any New York State or United States Federal court sitting in The City of New York over any suit, action or proceeding arising out of or relating to this Indenture, the Notes or the transactions contemplated thereby (each, a “Related Proceeding”). The parties to this Indenture or the Notes irrevocably waive, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any Related Proceeding brought in such a court and any claim that any such Related Proceeding brought in such a court has been brought in an inconvenient forum. To the extent that the Issuer or any Guarantor has or hereafter may acquire any immunity (on the grounds of sovereignty or otherwise) from the jurisdiction of any court or from any legal process with respect to itself or its property, the Issuer and each of the Guarantors irrevocably waive, to the fullest extent permitted by law, such immunity in respect of any such suit, action or proceeding.

(b) The Issuer and each of the Guarantors hereby irrevocably appoint Cogency Global Inc., with offices at 122 East 42nd Street, 18th Floor, New York, New York 10168, as their respective agent for service of process in any Related Proceeding and agree that service of process in any such Related Proceeding may be made upon it or them at the office of such agent. The Issuer and each of the Guarantors waive, to the fullest extent permitted by law, any other requirements of or objections to personal jurisdiction with respect thereto. The Issuer and each of the Guarantors further agrees that the failure of such agent to give notice to it of any such service of process shall not impair or affect the validity of such service or any judgment rendered in any action, suit or proceeding based thereon. If for any reason such agent shall cease to be available to act as such (including by reason of the failure of such agent to maintain an office in New York City), the Issuer and each of the Guarantors agrees promptly to designate a new agent in New York City, on the terms and for the purposes of this Section 10.9 and notify the Trustee in writing promptly of the same.

Section 10.10 Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer to the Trustee to take any action under this Indenture, the Issuer will furnish to the Trustee upon request:

(a) an Officers’ Certificate (which will include the statements set forth in Section 10.11) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b) an Opinion of Counsel (which will include the statements set forth in Section 10.11) stating that, in the opinion of such counsel, all such conditions precedent have been satisfied; provided, however, that no such Opinion of Counsel shall be delivered with respect to the authentication and delivery of any Notes on the Issue Date.

Section 10.11 Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition provided for in this Indenture will include (other than the certificate set forth in Section 4.1(b):

(a) a statement that the Person making such certificate or opinion has read such condition and the definitions in this Indenture relating thereto;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such condition has been complied with; and

(d) a statement as to whether or not, in the opinion of such Person, such condition has been complied with.

Section 10.12 Headings and Table of Contents. Section headings and the table of contents in this Indenture have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof.

Section 10.13 Use of English Language. All certificates, reports, notices, instructions, and other documents and communications given or delivered pursuant to this Indenture shall be in the English language or accompanied by a certified English translation thereof.

Section 10.14 No Personal Liability of Directors, Officers, Employees and Stockholders. No director, officer, employee, incorporator, stockholder, member or partner of the Issuer or any Guarantor, as such, will have any liability for any obligations of the Issuer or any Guarantor under the Notes, this Indenture or the Note Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the United States federal securities laws.

Section 10.15 Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the USA Patriot Act, Citibank, N.A., like all financial institutions and in order to help fight the funding of terrorism and money laundering, are required to obtain, verify, update and record information that identifies each Person or legal entity that establishes a relationship or opens an account. Each party to this agreement agrees that it will provide Citibank, N.A. with such information with respect to such party as Citibank, N.A. may request from time to time in order for Citibank, N.A. to satisfy the requirements of the USA Patriot Act.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Indenture to be duly executed as of the date first above written by their respective officers hereunto duly authorized.

AUNA S.A.A.
as Issuer

By:	/s/ Pedro Castillo
Name: Pedro Castillo
Title: Chief Financial Officer

AUNA SALUD S.A.C.

CLÍNICA BELLAVISTA S.A.C.

CLÍNICA MIRAFLORES S.A.

CLÍNICA VALLESUR S.A.

GSP INVERSIONES S.A.C.

GSP SERVICIOS COMERCIALES S.A.C.

GSP SERVICIOS GENERALES S.A.C.

GSP TRUJILLO S.A.C.

LABORATORIO CLÍNICO INMUNOLÓGICO CANTELLA S.A.C. MEDICSER S.A.C.

ONCOCENTER PERÚ S.A.C.

ONCOSALUD S.A.C.

RYR PATÓLOGOS ASOCIADOS S.A.C.

SERVIMÉDICOS S.A.C.

as Guarantors

By:	/s/ Pedro Castillo
Name: Pedro Castillo
Title: Chief Financial Officer

AUNA COLOMBIA S.A.S.

By:	/s/ Carlos Andrés Ángel Arango
Name: Carlos Andrés Ángel Arango
Title: Legal Representative

CLÍNICA DEL SUR S.A.S.

By:	/s/ Gustavo Adolfo Cadavid Monsalve
Name: Gustavo Adolfo Cadavid Monsalve
Title: Legal Representative

INSTITUTO DE CANCEROLOGÍA S.A.S.

By:	/s/ Leonardo Alonso Arcila Castro
Name: Leonardo Alonso Arcila Castro
Title: Legal Representative

PROMOTORA MÉDICA LAS AMÉRICAS S.A.

By:	/s/ Carlos Andrés Ángel Arango
Name: Carlos Andrés Ángel Arango
Title: Legal Representative

LABORATORIO MÉDICO LAS AMÉRICAS S.A.S.

By:	/s/ Gustavo Adolfo Cadavid Monsalve
Name: Gustavo Adolfo Cadavid Monsalve
Title: Legal Representative

LAS AMÉRICAS FARMA STORE S.A.S.

By:	/s/ Carlos Andrés Ángel Arango
Name: Carlos Andrés Ángel Arango
Title: Legal Representative

CITIBANK, N.A.,
as Trustee, Registrar and Paying Agent

By:	/s/ Danny Lee
Name: Danny Lee
Title: Senior Trust Officer

Schedule 1

LIST OF GUARANTORS

Entity	Jurisdiction
1. Auna Salud S.A.C.	Peru
2. Clínica Bellavista S.A.C.	Peru
3. Clínica Miraflores S.A.	Peru
4. Clínica Vallesur S.A.	Peru
5. GSP Inversiones S.A.C.	Peru
6. GSP Servicios Comerciales S.A.C.	Peru
7. GSP Servicios Generales S.A.C.	Peru
8. GSP Trujillo S.A.C.	Peru
9. Laboratorio Clínico Inmunológico Cantella S.A.C.	Peru
10. Medicser S.A.C.	Peru
11. Oncocenter Perú S.A.C.	Peru
12. Oncosalud S.A.C.	Peru
13. RyR Patólogos Asociados S.A.C.	Peru
14. Servimédicos S.A.C.	Peru
15. Auna Colombia S.A.S.	Colombia
16. Clínica del Sur S.A.S.	Colombia
17. Instituto de Cancerología S.A.S.	Colombia
18. Promotora Médica Las Américas S.A.	Colombia
19. Laboratorio Médico Las Américas S.A.S.	Colombia
20. Las Américas Farma Store S.A.S.	Colombia

EXHIBIT A

to Indenture

[FORM OF] FACE OF NOTE

AUNA S.A.A.

[RESTRICTED GLOBAL NOTE]

[REGULATION S GLOBAL NOTE]

[DEFINITIVE NOTE]

representing

U.S.$[•]

6.500% Senior Notes due 2025

[Global Notes Legend]1

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED UPON REGISTRATION OF TRANSFER OF, OR IN EXCHANGE FOR, OR IN LIEU OF, THIS NOTE OR ANY PORTION HEREOF IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. (OR SUCH OTHER ENTITY), HAS AN INTEREST HEREIN.

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS NOTE MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS NOTE IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

[1]	This Global Notes Legend should be included only if the Note is to be held by DTC in global form.

[Restricted Securities Legend]

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE HOLDER HEREOF, BY PURCHASING THIS NOTE, AGREES FOR THE BENEFIT OF AUNA S.A.A. (THE “ISSUER”) THAT THIS NOTE OR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (1) TO THE ISSUER, (2) SO LONG AS THIS NOTE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A) IN ACCORDANCE WITH RULE 144A, (3) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (4) PURSUANT TO ANOTHER EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT (IF AVAILABLE) OR (5) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, AND IN EACH OF SUCH CASES IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR OTHER APPLICABLE JURISDICTION. THE HOLDER HEREOF, BY PURCHASING THIS NOTE, REPRESENTS AND AGREES THAT IT SHALL NOTIFY ANY PURCHASER OF THIS NOTE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO ABOVE.

THE FOREGOING LEGEND MAY BE REMOVED FROM THIS NOTE ONLY AT THE OPTION OF THE ISSUER.

[Regulation S Legend]

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE HOLDER HEREOF, BY PURCHASING THIS NOTE, AGREES THAT NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY OTHER APPLICABLE JURISDICTION.

THE FOREGOING LEGEND MAY BE REMOVED FROM THIS NOTE AFTER 40 DAYS BEGINNING ON AND INCLUDING THE LATER OF THE DATE ON WHICH THE NOTES ARE OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT) AND (B) THE ISSUE DATE OF THE NOTES.

AUNA S.A.A.

6.500% Senior Notes due 2025

No. [___]

Principal Amount U.S.$[•]

[Registered Holder: CEDE & CO.][2]	CUSIP No. [•] and ISIN No. [•]

AUNA S.A.A. (the “Issuer”), an openly held corporation organized under the laws of Peru.

The Issuer promises to pay to CEDE & CO or registered assigns, the principal amount of Notes payable on November 20, 2025.

INTEREST PAYMENT DATES:	May 20 and November 20 of each year, commencing on May 20, 2021.

RECORD DATES:	15 calendar days prior to each Interest Payment Date (which for the avoidance of doubt will be May 5 and November 5 of each year), whether or not a Business Day.

Additional provisions of this Note are set forth on the reverse hereof.

[Signature Page Follows]

[2]	Include only if the Note is to be held by DTC.

IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed.

AUNA S.A.A.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF
AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture

Citibank, N.A., as Trustee

By:
Authorized Signatory

Date:

[FORM OF] REVERSE OF NOTE

6.500% Senior Notes due 2025

Interest

AUNA S.A.A., an openly held corporation organized under the laws of Peru (the “Issuer”) promises to pay interest on the principal amount of this Note at the rate per annum shown above.

Each Note and Additional Note shall bear interest at a rate of 6.500% per annum from the issue date of such Note or Additional Note or from the most recent interest Payment Date to which interest has been paid, as the case may be, payable semi-annually in arrears on each Payment Date commencing on May 20, 2021 until the principal thereof is paid or duly provided for. Interest on the Notes will accrue and be payable in Dollars and will be computed on the basis of a 360-day year of twelve 30-day months, and will be payable to the Holders of record on the 15th calendar day (whether or not a Business Day) immediately preceding the related interest Payment Date.

Method of Payment

On or prior to 11:00 a.m. on the Business Day prior to any Payment Date and/or Maturity Date, the Issuer will deposit or cause to be deposited with the Paying Agent, in immediately available funds, a sum in Dollars sufficient to pay the principal, premium (if any), interest or Additional Amounts (if any) due on each Note or Additional Notes on such Payment Date and/or Maturity Date; provided, however, any funds received after 11:00 a.m. New York time shall be deemed to be have been received and deposited on the Business Day following receipt by the Paying Agent. The Issuer will pay the Holders defaulted interest in any lawful manner on a special record date. The Issuer will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Trustee will fix or cause to be fixed each such special record date and payment date, provided that no such special record date will be less than 10 days prior to the related payment date for such defaulted interest. At least 10 days before the special record date, the Issuer will deliver to Holders a notice that states the special record date, the related payment date and the amount of such defaulted interest to be paid. In addition, the Issuer will pay to the Holder of this Note such premium and Additional Amounts as may become payable under Section 2.12, Section 3.3 and Section 3.4 of the Indenture.

Trustee, Registrar and Paying Agent and Paying Agent and Transfer Agent

Initially, Citibank, N.A. (the “Trustee”), will act as Trustee, security registrar, transfer agent and paying agent. The Issuer may change the paying agent or registrar without prior notice to the Holders; provided that (i) while Notes are outstanding, the Issuer will maintain a paying agent and registrar in the Borough of Manhattan, The City of New York, State of New York and (ii) as long as the Notes are listed on the Singapore Exchange Securities Trading Limited (the “Singapore Stock Exchange”) for trading on the Singapore Stock Exchange and the rules of the Singapore Stock Exchange so require, at least one paying agent in Singapore will be appointed and maintained where the Notes may be presented or surrendered for payment or redemption, in the event that the Global Note is exchanged for individual definitive Notes.

Indenture

The Issuer issued the Notes under an Indenture, dated as of November 20, 2020 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), among the Issuer, the Guarantors and Citibank, N.A., as trustee, security registrar, transfer agent and paying agent. The Indenture imposes certain limitations on the Issuer and its Restricted Subsidiaries. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of those terms. The Notes are senior obligations of the Issuer. The aggregate principal amount of the Notes that may be authenticated and delivered under the Indenture is unlimited. Each Holder, by accepting a Note, agrees to be bound by all of the terms and provisions of the Indenture, as amended from time to time. Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. This Note is one of the Notes referred to in the Indenture.

Optional Redemption with a Make-Whole Premium

At any time, or from time to time, prior to November 20, 2023, the Issuer may, at its option, upon not less than 10 nor more than 60 days’ prior notice delivered to each Holder’s registered address, redeem the Notes, in whole or in part, at a redemption price equal to the greater of (1) 100% of the principal amount of such Notes to be redeemed and (2) the sum of the present value at such redemption date of (i) the redemption price of the Notes on November 20, 2023 (such redemption price being set forth in the table in the paragraph below under “Optional Redemption without a Make-Whole Premium”) plus (ii) all required interest payments thereon through November 20, 2023 (excluding accrued but unpaid interest to, but excluding, the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, in each case plus accrued and unpaid interest and Additional Amounts, if any, thereon to the redemption date, as calculated by the Independent Investment Banker.

Optional Redemption without a Make-Whole Premium

At any time, or from time to time, on and after November 20, 2023, the Issuer may, at its option, upon not less than 30 nor more than 60 days’ prior notice delivered to each Holder’s registered address, redeem the Notes, in whole or in part, at the following redemption prices (expressed as a percentage of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest on the Notes redeemed, if any, to, but excluding, the applicable redemption date, if redeemed during the twelve-month period beginning on November 20 of each of the years indicated below, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.

Year	Percentage
2023	103.250%
2024	101.625%

Optional Redemption Upon Equity Offerings

At any time, or from time to time, on or prior to November 20, 2023, the Issuer may, at its option, redeem up to 35% of the outstanding aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) with the Net Cash Proceeds of one or more Equity Offerings at a redemption price equal to 106.500% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the applicable redemption date; provided that:

(1) at least 65% of the aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) remains outstanding after each such redemption; and

(2) such redemption occurs within ninety (90) days after the closing of such Equity Offering.

Optional Redemption Upon Tax Event

The Issuer may redeem the Notes, in whole but not in part, at 100.0% of their outstanding principal amount plus accrued and unpaid interest to, but excluding, the applicable redemption date and any Additional Amounts payable with respect thereto, only if:

(1) on the next interest payment date the Issuer or applicable Guarantor would be obligated to pay Additional Amounts in respect of interest on the Notes or Note Guarantee in excess of the Additional Amounts that it would pay if interest payments in respect of the Notes or Note Guarantee were subject to deduction or withholding at a rate of 4.99% generally (determined without regard to any interest, fees, penalties or other additions to tax), as a result of any change in, or amendment to, the laws or regulations of any Taxing Jurisdiction, or any change in, or a pronouncement by competent authorities of the relevant Taxing Jurisdiction with respect to, the official application or official interpretation of such laws or regulations, which change, amendment or pronouncement occurs after the Issue Date (or, in the case of any withholding taxes imposed by a jurisdiction that becomes a Taxing Jurisdiction after the Issue Date, after the date such jurisdiction becomes a Taxing Jurisdiction); and

(2) such obligation cannot be avoided by the Issuer or applicable Guarantor taking reasonable measures available to it; provided that for this purpose reasonable measures shall not include any change in the Issuer’s jurisdiction of organization or location of its principal executive office. For the avoidance of doubt, reasonable measures may include a change in the jurisdiction of a Paying Agent; provided that such change shall not require the Issuer to incur material additional costs or legal or regulatory burdens.

No notice of redemption pursuant to the preceding paragraph will be given earlier than sixty (60) days prior to the earliest date on which the Issuer or applicable Guarantor would be obligated to pay such Additional Amounts if a payment in respect of the Notes or Note Guarantee were then due. Prior to the giving of any such notice of redemption, the Issuer shall deliver to the Trustee an Officer’s Certificate confirming that it is entitled to exercise such right of redemption. The Issuer will also deliver to the Trustee an Opinion of Counsel external to the Issuer, stating that it (or an applicable Guarantor) would be obligated to pay such Additional Amounts due to the changes in tax laws or regulations or changes in, or pronouncements with respect to, the official application or official interpretation of such laws or regulations. The Trustee shall accept such Officer’s Certificate and Opinion of Counsel as sufficient evidence of the satisfaction of the conditions precedent set forth in clauses (1) and (2) above, in which event it shall be conclusive and binding on the Holders

Denominations; Transfer; Exchange

Restricted Notes initially will be represented by one or more Notes in registered, global form without interest coupons (collectively, the “Restricted Global Notes”). Regulation S Notes initially will be represented by one or more Notes in registered, global form without interest coupons (collectively, the “Regulation S Global Notes” and, together with the Restricted Global Notes, the “Global Notes”). No service charge will be made for any registration of transfer or exchange of Notes, but the Trustee may require payment of a sum sufficient to cover any Tax or other government charge payable in connection therewith and any other expenses (including fees and expenses of the Trustee) that may be imposed in connection with any registration of transfer or exchange of the Notes, other than exchanges pursuant to Section 2.13 of the Indenture not involving any transfer. The Notes (or beneficial interests therein) may not be transferred unless the principal amount so transferred is in an authorized denomination. The Notes will be issued in minimum denominations of U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof.

Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of this Note for all purposes.

Unclaimed Money

Any monies deposited with or paid to the Trustee for the payment of the principal, premium or Additional Amounts (if any), interest or any other amount due with respect to any Note and not applied but remaining unclaimed for two years after the date upon which such principal, premium or Additional Amounts (if any), interest or other amount shall have become due and payable, shall (to the extent not required to escheat to any Governmental Authority), upon written demand of the Issuer, be repaid by the Trustee to or for the account of the Issuer, the receipt of such repayment to be confirmed promptly in writing by or on behalf of the Issuer, and, to the extent permitted by Applicable Law, the Person claiming such payment of principal, premium or Additional Amounts (if any), interest or any other amount shall thereafter look only to the Issuer for any related payment that it may be entitled to receive, and all liability of the Trustee with respect to such monies shall thereupon cease.

Prescription

Claims against the Issuer or any Guarantor for the payment of principal, premium or Additional Amounts (if any) or interest in respect of the Notes or the Note Guarantees, as the case may be, will be prescribed unless made within six years of the due date for payment of such principal, premium or Additional Amounts (if any) or interest.

Defeasance

Subject to certain conditions set forth in the Indenture, the Issuer at any time may terminate certain of its obligations under the Notes and the Indenture if the Issuer deposits with the Trustee money or U.S. Government Securities for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.

Amendment, Waiver

Subject to certain exceptions set forth in the Indenture, the Notes or the Note Guarantees may be amended or supplemented by the Issuer, the Guarantors and the Trustee with the consent (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (excluding any Notes held by the Issuer or any of its Affiliates), and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes). Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Issuer, the Trustee and, if applicable, the Guarantors may, among other amendments set forth in the Indenture, amend the Indenture to cure any ambiguity, defect or inconsistency in a manner that is not adverse to the interests of the Holders, or to provide for the assumption of the Issuer or a Guarantors’ obligations to Holders of Notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s or such Guarantor’s assets, as applicable, or to provide additional rights or benefits to the Holders or to make any change that does not adversely affect the rights of any Holder in any material respect.

Defaults and Remedies

In the case of an Event of Default arising and continuing from certain events of bankruptcy or insolvency, with respect to the Issuer, any Restricted Subsidiary of the Issuer that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives indemnity or security satisfactory to it. Subject to certain limitations, Holders of a majority in principal amount of the Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default in payment of principal or interest) if it determines that withholding notice is in their interest.

Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entirety), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian) and U/G/M/A (=Uniform Gift to Minors Act).

CUSIP and ISIN Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Note Identification Procedures the Issuer has caused CUSIP, ISIN and/or other similar numbers to be printed on the Notes and has directed the Trustee to use such numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

Governing Law

This Note shall be governed by the internal laws of the state of New York (including for such purpose sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York).

Additional Amounts

The Issuer will pay to the Holders such Additional Amounts as may become payable under Section 2.12 of the Indenture.

Conversion of Currency

Dollars are the sole currency of payment for all sums payable under or in connection with the Indenture, the Notes or the Note Guarantees, including damages. The Issuer has agreed that the provisions of Section 10.1 of the Indenture shall apply to conversion of currency in the case of the Indenture, the Notes and the Note Guarantees. Among other things, Section 10.1 of the Indenture specifies that any amount received or recovered in currency other than Dollars (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Issuer, any Subsidiary or otherwise) in respect of any sum expressed to be due on the Notes and under the Indenture shall only constitute a discharge of such obligation, to the greatest extent permitted under applicable law, to the extent of the Dollar amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of such receipt or recovery (or, if it is not practicable to make the purchase on that date, on the first date on which it is practicable to do so). If the Dollar amount is less than the Dollar amount expressed to be due to the recipient under the Indenture, the Notes or the Note Guarantees, to the greatest extent permitted under applicable law, the payor shall indemnify and hold harmless the recipient against any loss sustained by it in making any such purchase. In any event, the payor shall indemnify the payee of such amounts against the cost of making any such purchase of Dollars

Agent for Service; Submission to Jurisdiction; Waiver of Immunities

The Issuer and each of the Guarantors have irrevocably appointed Cogency Global Inc., with offices at 122 East 42nd Street, 18th Floor, New York, New York 10168, as their respective authorized agent on which any and all legal process may be served in any such action, suit or proceeding brought in any New York State or United States Federal court sitting in The City of New York.

To the extent that the Issuer or any Guarantor has or hereafter may acquire any immunity (on the grounds of sovereignty or otherwise) from the jurisdiction of any court or from any legal process with respect to itself or its property, the parties to the Indenture or the Notes irrevocably waive, to the fullest extent permitted by law, such immunity in respect of any such suit, action or proceeding.

The Issuer will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Note in larger type.

Requests may be made to:

AUNA S.A.A.

Avenida República de Panamá 3461

San Isidro

Lima

Perú

Attention:        Chief Financial Officer

NOTATION ON NOTE RELATING TO NOTE GUARANTEE

For value received, the undersigned hereby jointly and severally and unconditionally guarantee as principal obligors and not merely as a surety, to the Holder of this Note, the cash payments in Dollars of principal, premium (if any) and interest on this Note (and including premium and Additional Amounts payable thereon, if any) in the amounts and at the times when due, together with interest on the overdue principal, premium (if any) and interest, if any, on this Note, if lawful, and the payment or performance of all other obligations of the Issuer under the Indenture or the Notes, to the Holder of this Note and the Trustee, all in accordance with and subject to the terms and conditions of this Note and the Indenture (as defined below). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Indenture, dated as of November 20, 2020, among the Issuer, the Guarantors and Citibank, N.A., as trustee (together with its successors hereunder, in such capacity, the “Trustee”), a security registrar, transfer agent and a paying agent.

The obligations of the undersigned to the Holders and to the Trustee are expressly set forth in the Indenture and reference is hereby made to the Indenture for the precise terms thereof.

IN WITNESS WHEREOF, each of the Guarantors has caused this endorsement with respect to this Note of AUNA S.A.A. to be duly executed.

Dated:

AUNA SALUD S.A.C.

CLÍNICA BELLAVISTA S.A.C.

CLÍNICA MIRAFLORES S.A.

CLÍNICA VALLESUR S.A.

GSP INVERSIONES S.A.C.

GSP SERVICIOS COMERCIALES S.A.C.

GSP SERVICIOS GENERALES S.A.C.

GSP TRUJILLO S.A.C.

LABORATORIO CLÍNICO INMUNOLÓGICO CANTELLA S.A.C. MEDICSER S.A.C.

ONCOCENTER PERÚ S.A.C.

ONCOSALUD S.A.C.

RYR PATÓLOGOS ASOCIADOS S.A.C.

SERVIMÉDICOS S.A.C.

as Guarantors

By: Name: Title:

AUNA COLOMBIA S.A.S.

By:
Name: Carlos Andrés Ángel Arango
Title: Legal Representative

CLÍNICA DEL SUR S.A.S.

By:
Name: Gustavo Adolfo Cadavid Monsalve
Title: Legal Representative

INSTITUTO DE CANCEROLOGÍA S.A.S.

By:
Name: Leonardo Alonso Arcila Castro
Title: Legal Representative

PROMOTORA MÉDICA LAS AMÉRICAS S.A.

By:
Name: Carlos Andrés Ángel Arango
Title: Legal Representative

LABORATORIO MÉDICO LAS AMÉRICAS S.A.S.

By:
Name: Gustavo Adolfo Cadavid Monsalve
Title: Legal Representative

LAS AMÉRICAS FARMA STORE S.A.S.

By:
Name: Carlos Andrés Ángel Arango
Title: Legal Representative

[FORM OF] ASSIGNMENT FORM

To assign this Note, fill in the form below and have your signature guaranteed: (I) or (we) assign and transfer this Note to:

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                                                                                    to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Dated:	Your Name:
(Print your name exactly as it appears on the face of this Note)

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee)

[The Transferee Certificates (Exhibits B and C to this Indenture) will be attached to the Note]

[FORM OF] OPTION OF HOLDERS TO ELECT PURCHASE

If you elect to have this Note purchased by the Issuer pursuant to Section 4.4 of the Indenture, check the box below:

☐

If you elect to have only part of this Note purchased by the Issuer pursuant to Section 4.4 of the Indenture, state the amount (in minimum denominations of U.S.$200,000 or integral multiples of U.S.$1,000 in excess thereof) you elect to have purchased; provided that no purchase in part shall reduce the outstanding principal amount of maturity of the Notes held by you to below U.S.$200,000: U.S.$___________________________

Dated:	Your Name:
(Print your name exactly as it appears on the face of this Note)

Your Signature:
(Sign exactly as your name appears on this Note)

Social Security or Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee)

EXHIBIT B

to Indenture

[FORM OF] CERTIFICATE FOR

EXCHANGE OR TRANSFER OF RESTRICTED GLOBAL NOTE3

Citibank, N.A., as Trustee

480 Washington Boulevard, 30th Floor

Jersey City, New Jersey 07310

Attention: Citibank, N.A. – Agency & Trust – Auna S.A.A.

Re:	AUNA S.A.A.

6.500% Senior Note due 2025 (the “Notes”)

Reference is hereby made to the Indenture dated as of November 20, 2020 (as amended, supplemented or otherwise modified from time to time, the “Indenture”) among AUNA S.A.A., an openly held corporation organized under the laws of Peru (the “Issuer”), the Guarantors and Citibank, N.A., a corporation organized under the laws of the State of New York authorized to conduct a banking business, as trustee (the “Trustee”), security registrar, paying agent and transfer agent.

This letter relates to U.S.$[__________] of the Notes that are held as a beneficial interest in the Restricted Global Note (CUSIP No. 05151V AA5) with DTC in the name of [NAME OF TRANSFEROR] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for an interest in the Regulation S Global Note (ISIN No.: USP0592VAA63) to be held with [NAME OF PARTICIPANT] through DTC. If this is a partial transfer, a minimum amount of U.S.$200,000 or any integral multiple of U.S.$1,000 in excess thereof of the Restricted Global Note (or beneficial interests therein) will remain outstanding in the name of the Transferor.

In connection with such request, the Transferor does hereby certify that such exchange or transfer has been effected in accordance with the transfer restrictions set forth in the Indenture and (a) with respect to transfers made in reliance upon Regulation S under the Securities Act, the Transferor does hereby certify that:

(i) the offer of the Notes (or beneficial interests therein) to be exchanged or transferred was not made to a Person in the United States,

[3]	This certification is to be made upon transfers or exchanges under Regulation S of interests in the Restricted Note pursuant to Section 2.6(b) of the Indenture.

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(ii) either: (A) at the time the buy order was originated the transferee was outside the United States or the Transferor and any Person acting on the Transferor’s behalf reasonably believed that the transferee was outside the United States or (B) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any Person acting on behalf of the Transferor knows that the transaction was pre-arranged with a buyer in the United States,

(iii) no directed selling efforts have been made in contravention of the requirements of Rule 903 or Rule 904 of Regulation S, as applicable,

(iv) the transaction meets any other applicable requirements of Rule 903 or Rule 904 of Regulation S and

(v) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act,

and (b) with respect to transfers made in reliance upon Rule 144A under the Securities Act, the Transferor hereby certifies that the Notes are being transferred in a transaction permitted by Rule 144A under the Securities Act.

This certificate and the statements contained herein are made for your benefit and for the benefit of the Issuer and the Trustee.

[Insert name of Transferor]

By:
Name:
Title:

Dated:

cc:

AUNA S.A.A.

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EXHIBIT C

to Indenture

[FORM OF] CERTIFICATE FOR

EXCHANGE OR TRANSFER OF REGULATION S GLOBAL NOTE4

Citibank, N.A., as Trustee

480 Washington Boulevard, 30th Floor

Jersey City, New Jersey 07310

Attention: Citibank, N.A. – Agency & Trust – Auna S.A.A.

Re:	AUNA S.A.A.

6.500% Senior Notes due 2025 (the “Notes”)

Reference is hereby made to the Indenture dated as of November 20, 2020 (as amended, supplemented or otherwise modified from time to time, the “Indenture”) among AUNA S.A.A., an openly held corporation organized under the laws of Peru (the “Issuer”), the Guarantors and Citibank, N.A., a corporation organized under the laws of the State of New York authorized to conduct a banking business, as trustee (the “Trustee”), security registrar, paying agent and transfer agent.

This letter relates to U.S.$[___________] of the Notes that are held as a beneficial interest in the Regulation S Global Note (ISIN No.: USP0592VAA63) with [Euroclear] [Clearstream] (Common Code No. 226352805) through DTC in the name of [NAME OF TRANSFEROR] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest in the Notes for an interest in the Restricted Global Note (CUSIP No. 05151V AA5) to be held with [NAME OF PARTICIPANT] through DTC. If this is a partial transfer, a minimum amount of U.S.$200,000 or any integral multiple of U.S.$1,000 in excess thereof of the Regulation S Global Note (or beneficial interests therein) will remain outstanding in the name of the Transferor.

In connection with such request, the Transferor does hereby certify that such Notes (or beneficial interests therein) are being transferred in accordance with Rule 144A under the Securities Act to a transferee that the Transferor reasonably believes is a “qualified institutional buyer” within the meaning of Rule 144A (a “QIB”) who is purchasing such Notes (or beneficial interests therein) for its own account or for the account of a QIB with respect to which the transferee exercises sole investment discretion, in each case in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction.

[4]	This certification is to be made upon transfers or exchanges under Rule 144A of interests in the Regulation S Note pursuant to Section 2.6(c) of the Indenture.

C-1

This certificate and the statements contained herein are made for your benefit and for the benefit of the Issuer and the Trustee.

[Insert name of Transferor]

By:
Name:
Title:

Dated:

cc:

AUNA S.A.A.

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